    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1997



                                                      REGISTRATION NO. 333-36401

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                        BELL & HOWELL OPERATING COMPANY

             (Exact name of registrant as specified in its charter)

           DELAWARE                          7375                  36-3580106
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

               5215 OLD ORCHARD ROAD, SKOKIE, ILLINOIS 60077-1076
                                 (847) 470-7100

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JAMES P. ROEMER
                        BELL & HOWELL OPERATING COMPANY
               5215 OLD ORCHARD ROAD, SKOKIE, ILLINOIS 60077-1076
                                 (847) 470-7100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

                               WILLIAM J. MCGRATH
                            McDermott, Will & Emery
                             227 West Monroe Street
                            Chicago, Illinois 60606
                                 (312) 372-2000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this registration statement and after the approval
 by the stockholders of Bell & Howell Company of the transactions contemplated hereby.

                            ------------------------


    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   [LOGO]

                             BELL & HOWELL COMPANY
                             5215 OLD ORCHARD ROAD
                          SKOKIE, ILLINOIS 60077-1076


                                                                October 10, 1997


Dear Stockholder:


    The Board of Directors of Bell & Howell Company, a Delaware corporation (the "Holding Company"), is soliciting written consents of the Holding Company stockholders to approve a plan (the "Plan") to simplify the corporate structure of the Holding Company and its subsidiaries (collectively, the "Company"). Although this Plan will include a liquidation and dissolution of the Holding Company, the Plan will not affect the business operations of the Company or the relative interests of the Holding Company stockholders.



    Today, essentially all of the Company's assets and operations are owned by and carried on through Bell & Howell Operating Company ("BHOC"), which is a wholly-owned subsidiary of the Holding Company. Upon completion of the Plan, each stockholder of the Holding Company will receive newly-issued shares of BHOC Common Stock on a share-for-share basis (and the Holding Company Common Stock will be cancelled), the BHOC Common Stock will replace Holding Company Common Stock on the New York Stock Exchange, all current officers and directors of the Holding Company will be elected to identical positions of BHOC and the name of BHOC will be changed to "Bell & Howell Company." You should not notice any changes in the stock exchange listing or the management or operations of the Company as a result of the elimination of the Holding Company.



    As described later in the attached materials, the Plan will have no adverse tax consequences to the Company or to any of our stockholders.



    The Board of Directors has unanimously approved the Plan. In approving the Plan, the Board of Directors considered that the Holding Company has no meaningful business or assets other than its equity interest in BHOC, that the Plan will preserve intact the present interest of all stockholders of the Holding Company, and that the elimination of the Holding Company will reduce the Company's administrative expenses by eliminating the duplicative costs in maintaining both the Holding Company and BHOC. We urge you to support the proposed Plan.



    Please consider the attached materials carefully. We urge you to complete and return your consent card as soon as possible. Your consent to the Plan is important.


                                          Cordially,
                                          William J. White
                                          CHAIRMAN OF THE BOARD

                             BELL & HOWELL COMPANY
                             5215 OLD ORCHARD ROAD
                          SKOKIE, ILLINOIS 60077-1076
                            ------------------------


               NOTICE OF CONSENT SOLICITATION IN LIEU OF SPECIAL
                            MEETING OF STOCKHOLDERS

                               ------------------


    Bell & Howell Company, a Delaware corporation (the "Holding Company"), hereby solicits consents of stockholders in lieu of a special meeting to approve a proposed Plan of Liquidation and Dissolution of the Holding Company as contemplated in the proposed Plan attached hereto as Exhibit A and incorporated herein by this reference, subject to such changes as are hereafter approved by the Board of Directors (the "Plan"). The Plan authorizes the directors of the Holding Company (a) to transfer all of its assets to Bell & Howell Operating Company ("BHOC"), which is the wholly-owned subsidiary of the Holding Company, in exchange for newly-issued shares of Common Stock of BHOC ("BHOC Common Stock"), and (b) to cause the Holding Company to distribute to the stockholders all of the assets and discharge or make provision for all of the liabilities of the Holding Company, and thereupon to wind up its operations and liquidate. Upon completion of the Plan, each stockholder of the Holding Company will receive newly-issued shares of BHOC Common Stock in respect of his shares of Holding Company Common Stock on a share-for-share basis in cancellation of the Holding Company Common Stock. In connection with the implementation of the Plan, the name of BHOC will be changed to "Bell & Howell Company," BHOC Common Stock will replace the Holding Company Common Stock on the New York Stock Exchange, and all current officers and directors of the Holding Company will be elected to identical positions of BHOC.



    This Consent Statement/Prospectus is furnished in connection with the solicitation of consents by the Board of Directors of the Holding Company for stockholder approval of the Plan.



    Information concerning these matters is set forth in the attached Consent Statement. The Board of Directors of the Holding Company has fixed the close of business on October 8, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of the consent solicitation. Only stockholders of record of Holding Company Common Stock at the close of business on October 8, 1997 are entitled to consent to the Plan. A list of such stockholders will be available for inspection at the offices of Bell & Howell Operating Company located at 5215 Old Orchard Road, Skokie, Illinois, until October 30, 1997.



    You can ensure that your shares are voted on the Plan by promptly completing, signing, dating and returning the enclosed consent card in the envelope provided. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. A stockholder who gives a consent may revoke it at any time before the time that the executed consents become effective, by submitting another consent card bearing a later date. The executed consents will become effective when holders of a majority of the outstanding Holding Company Common Stock have delivered consents to the proposed action to the Holding Company.


                                          By Order of the Board of Directors

                                          Gary S. Salit
                                          CORPORATE COUNSEL AND SECRETARY


Skokie, Illinois
October 10, 1997

CONSENT STATEMENT/PROSPECTUS SUBJECT TO COMPLETION DATED OCTOBER 10, 1997



                   CONSENT STATEMENT OF BELL & HOWELL COMPANY
                             5215 OLD ORCHARD ROAD
                          SKOKIE, ILLINOIS 60077-1076


                            ------------------------

                 PROSPECTUS OF BELL & HOWELL OPERATING COMPANY


    This Consent Statement/Prospectus is being furnished in connection with the solicitation of written consents by the Board of Directors of Bell & Howell Company (the "Holding Company"), a Delaware corporation, to take action without a stockholders meeting. This Consent Statement/Prospectus and accompanying form of consent are being mailed to stockholders on or about October 10, 1997. Unless the context otherwise indicates, all references in this Consent Statement/Prospectus to "Bell & Howell" or the "Company" are to Bell & Howell Company, Bell & Howell Operating Company ("BHOC") and their direct and indirect wholly-owned subsidiaries.



    The stockholders of the Holding Company are being asked to consider and vote upon a proposed Plan of Liquidation and Dissolution of the Holding Company as contemplated in the proposed Plan attached hereto as Exhibit A and incorporated herein by this reference, subject to such changes as are hereafter approved by the Board of Directors (the "Plan"). The Plan authorizes the directors of the Holding Company (a) to transfer all of its assets to BHOC, which is the wholly-owned subsidiary of the Holding Company, in exchange for newly-issued shares of Common Stock of BHOC ("BHOC Common Stock"), and (b) to cause the Holding Company to distribute to the stockholders all of the assets and discharge or make provision for all of the liabilities of the Holding Company, and thereupon to wind up its operations and liquidate. Upon completion of the Plan, each stockholder of the Holding Company will receive newly-issued shares of BHOC Common Stock on a share-for-share basis in cancellation of the Holding Company Common Stock.



    Upon completion of the Plan, the name of BHOC will be changed to "Bell & Howell Company," BHOC Common Stock will replace Holding Company Common Stock on the New York Stock Exchange, and all current officers and directors of the Holding Company will be elected to identical positions of BHOC. In addition, approval and adoption of the Plan will constitute approval of the assumption by BHOC of all of the rights and obligations of the Holding Company under the Holding Company's stock, option or other benefit plans.



    The Board of Directors has unanimously approved the Plan. In approving the Plan, the Board of Directors considered that the Holding Company has no meaningful business or assets other than its equity interest in BHOC, that the Plan will preserve intact the present interest of all stockholders of the Holding Company, and that the elimination of the Holding Company will reduce the Company's administrative expenses by eliminating the duplicative costs in maintaining both the Holding Company and BHOC.



    This Consent Statement/Prospectus also constitutes a Prospectus of BHOC relating to approximately 23,408,388 shares of BHOC Common Stock to be distributed to the stockholders of the Holding Company upon the implementation of the Plan and upon the transfer to and assumption by BHOC of all of the rights and obligations of the Holding Company with respect to stock or option plans of the Holding Company.



    The Holding Company Common Stock is reported on The New York Stock Exchange ("NYSE") under the symbol "BHW." The last reported sale price of the Holding Company Common Stock on NYSE on October 7, 1997 was $31 1/2 per share.


                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY   REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------


PLEASE MARK, SIGN AND DATE THE ENCLOSED CONSENT CARD AND MAIL IT AS SOON AS POSSIBLE

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
Consent Statement..........................................................................................           3

The Plan...................................................................................................           4

Cautionary Statement.......................................................................................           8

Capitalization.............................................................................................           9

Selected Consolidated Financial Information and Operating Data.............................................          10

Market for Holding Company Common Stock....................................................................          12

Dividend Policy............................................................................................          12

Management's Discussion and Analysis of Financial Condition and Results of Operations......................          13

Business...................................................................................................          21

Management.................................................................................................          33

Certain Transactions.......................................................................................          41

Security Ownership of Certain Beneficial Owners and Management.............................................          42

Description of Capital Stock...............................................................................          43

Interest of Certain Persons in Matters to be Acted Upon....................................................          44

Available Information......................................................................................          44

Legal Matters..............................................................................................          45

Experts....................................................................................................          45

Stockholder Proposals......................................................................................          45

Form 10-K..................................................................................................          46

Consolidated Financial Information.........................................................................         F-1

                               CONSENT STATEMENT



INTRODUCTION



    This Consent Statement/Prospectus is being furnished in connection with the solicitation of written consents by the Board of Directors of Bell & Howell Company (the "Holding Company"), a Delaware corporation, to take action without a stockholders meeting to approve the Plan. This Consent Statement/ Prospectus and accompanying form of consent are being mailed to stockholders on or about October 10, 1997.



    Upon completion of the Plan, each stockholder of the Holding Company will receive newly-issued shares of BHOC Common Stock on a share-for-share basis in cancellation of the Holding Company Common Stock. In addition, the name of Bell & Howell Operating Company will be changed to "Bell & Howell Company," the BHOC Common Stock will replace the Holding Company Common Stock on the New York Stock Exchange, and all current officers and directors of the Holding Company will be elected to identical positions of BHOC.



REVOCABILITY OF CONSENTS



    Any stockholder consenting to the Plan has the power to revoke such consent any time before holders of a majority of the outstanding Holding Company Common Stock have consented to the proposed Plan and have delivered consents to the Plan to the Holding Company. Consents may be revoked by filing with the Secretary of the Holding Company written notice of revocation bearing a later date than the consent card or by duly executing a subsequently dated consent card relating to the same shares of Holding Company Common Stock and delivering it to the Secretary of the Holding Company at 5215 Old Orchard Road, Skokie, Illinois 60077-1076.


SHARES OUTSTANDING AND VOTING RIGHTS


    Only stockholders of record at the close of business on October 8, 1997 (the "Record Date") are entitled to vote on the Plan. On that date, the Holding Company had outstanding 23,408,388 shares of common stock, par value $0.001 per share (the "Holding Company Common Stock"), each of which entitles the holder thereof to one vote. The Holding Company has no other class of voting securities outstanding.



    The matters to be voted upon pursuant to this consent solicitation are referred to in the preceding notice and are more fully discussed below. All shares represented by consents which are properly signed, received by the Secretary of the Holding Company on or prior to October 30, 1997 and not revoked will be voted as specified on the consent card. If a stockholder returns his consent card unmarked but signed, the shares represented by the consent card will be voted for the Plan. If stockholders do not want to vote for the Plan, they do not have to return the consent card or they can vote against the Plan or abstain on the consent card.



    The Holding Company is required to obtain the consent of the Holding Company's stockholders to the Plan pursuant to the Delaware General Corporation Law (the "DGCL"). No statutory appraisal or similar dissenter's rights are available to stockholders of the Holding Company under applicable law with respect to the implementation of the Plan.


SOLICITATION


    The Board of Directors has authorized the solicitation of consents. The Holding Company will bear the entire cost of the solicitation, including preparation, assembly, and mailing of this Consent Statement/ Prospectus, the consent, and any additional material furnished to stockholders. Consents may be solicited by directors, officers and a small number of regular employees of the Holding Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such service. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares of Holding Company Common Stock beneficially owned by others to forward to such beneficial owners. The Holding Company may reimburse persons representing beneficial owners of shares for their costs of forwarding the solicitation material to such beneficial owners.


CONSENT PROCEDURE



    The Board is soliciting consents from stockholders of the Holding Company pursuant to Section 228(a) of the DGCL. Section 228(a) provides that any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The record date for the determination of stockholders entitled to vote on the matters with respect to which consents are solicited is October 8, 1997.



    Approval of the Plan will require the consent of holders of a majority of the outstanding shares of Holding Company Common Stock. A vote against or an abstention will have the effect of a vote against the Plan. Failure to return a consent card will have the effect of a vote against the Plan.



    If, as is expected, the Plan is approved by holders of a majority of the shares of Holding Company Common Stock, prompt notice thereof will be given to stockholders of the Holding Company as of the record date who did not consent thereto.



    The action of approving the Plan as described herein is deemed to become effective at the time written, unrevoked consents, are signed by the holders of record on October 8, 1997 of a majority of the outstanding shares of Holding Company Common Stock and such consents are delivered to the Holding Company.


                                    THE PLAN

BACKGROUND

  FORMATION OF HOLDING COMPANY


    Bell & Howell Company was formed in 1993 to serve primarily as a holding company, the primary assets of which are the beneficial interest in all of the issued and outstanding shares of Common Stock and Intercompany Preferred Stock of BHOC described below. The Holding Company conducts its business through BHOC and has no material operations of its own. The Holding Company is dependent on the cash flow of BHOC in order to meet its debt service obligations. Currently, financial information with respect to the Holding Company is reported on a consolidated basis with BHOC and its subsidiaries.



    At the time of its formation, the Holding Company sold $353.5 million aggregate principal amount of 11 1/2% Senior Discount Debentures due 2005 (the "11 1/2% Senior Discount Debentures"). Since such date, $245.2 million aggregate principal amount of the 11 1/2% Senior Discount Debentures has been acquired by the Holding Company. The aggregate principal amount of the 11 1/2% Senior Discount Debentures outstanding after the completion of the Recent Transactions described below is $108.3 million. The 11 1/2% Senior Discount Debentures accrete in value such that the accreted value of these debentures at October 8, 1997 was $82.9 million. Subsequent to March 1, 2000, the 11 1/2% Senior Discount Debentures will pay cash interest at the rate of 11 1/2% per annum. The 11 1/2% Senior Discount Debentures mature on March 1, 2005.


    In connection with the issuance of the 11 1/2% Senior Discount Debentures by the Holding Company, BHOC issued to the Holding Company Intercompany Preferred Stock ("Intercompany Preferred Stock"), the current value of which approximates the Accreted Value of the 11 1/2% Senior Discount Debentures. The dividends from the Intercompany Preferred Stock are intended to provide a source of funds to the Holding Company to enable it to pay interest on the Holding Company's obligations with respect to the

11 1/2% Senior Discount Debentures. In connection with stockholder approval of the Plan, BHOC will redeem all of the outstanding Intercompany Preferred Stock.

  RECENT TRANSACTIONS


    The Company has recently completed a series of transactions during the second half of 1997 which increased the number of outstanding shares of Holding Company Common Stock, reduced the Company's outstanding indebtedness, and decreased the Company's interest expense. The transactions included the following (collectively, the "Recent Transactions"): (i) a public offering of 5,025,500 shares of Holding Company Common Stock at a price to the public of $28.625 per share on September 22, 1997 (the "Equity Offering"), (ii) a new $600 million Revolving Credit Agreement (the "New Revolving Credit Agreement") and repayment of all amounts due under BHOC's former credit agreement (the "Former Credit Agreement") on September 22, 1997, (iii) a purchase of $108.2 million aggregate principal amount of the 11 1/2% Senior Discount Debentures pursuant to a tender offer (the "11 1/2% Tender Offer") on September 22, 1997, (iv) a redemption of all outstanding 10 3/4% Senior Subordinated Notes due 2002 of BHOC on October 1, 1997 (the "10 3/4% Redemption"), (v) a redemption of $63.0 million aggregate principal amount of the 11 1/2% Senior Discount Debentures on October 7, 1997 (the "11 1/2% Equity Proceeds Redemption"), and (vi) a redemption of all outstanding 9 1/4% Senior Notes due July 15, 2000 of BHOC on October 7, 1997 (the "9 1/4% Redemption").


REDEMPTION OF REMAINING 11 1/2% SENIOR DISCOUNT DEBENTURES IN CONNECTION WITH
  THE PLAN


    After taking into account all prior purchases and redemptions of the 11 1/2% Senior Discount Debentures, approximately $108.3 million aggregate principal amount of the 11 1/2% Senior Discount Debentures remain outstanding. The Holding Company intends to redeem the remaining 11 1/2% Senior Discount Debentures immediately following stockholder approval of the Plan (the "Final 11 1/2% Redemption") but before implementation of the Plan. Under the Indenture relating to the 11 1/2% Senior Discount Debentures (the "11 1/2% Indenture"), the Holding Company has the right to redeem all outstanding 11 1/2% Senior Discount Debentures for a price of 110% of Accreted Value (as defined therein) upon a Change of Control, as defined in the 11 1/2% Indenture. The 11 1/2% Indenture defines a Change of Control to include the approval by the stockholders of the Holding Company of a plan of liquidation or dissolution. Consequently, if the Plan is not approved by the stockholders of the Holding Company, then the remaining 11 1/2% Senior Discount Debentures will not be presently redeemed pursuant to the Change of Control provisions contained in the 11 1/2% Indenture. The Holding Company shall receive the funds necessary to redeem the 11 1/2% Senior Discount Debentures as a result of BHOC's redemption of the Intercompany Preferred Stock which will be funded by borrowings under the New Revolving Credit Agreement.


REASONS FOR APPROVING THE PLAN


    The Board of Directors of the Holding Company ( the "Board") considers it to be in the best interest of the Company to approve the Plan and thereby liquidate and dissolve the Holding Company. The Holding Company has no meaningful business or assets other than its equity interest in BHOC. Prior to implementation of the Plan, the Holding Company's assets will consist solely of BHOC Common Stock. The function of the Holding Company has been to raise capital for the operations of the Company. The Board believes that the two-tiered holding company structure will no longer be required for this purpose in the future. The elimination of the Holding Company will reduce administrative expenses of the Company by eliminating the duplicative costs in maintaining both the Holding Company and BHOC. Moreover, the Plan will not affect the relative interests of the stockholders of Holding Company Common Stock. Upon the liquidation and dissolution of the Holding Company, the newly-issued shares of BHOC Common Stock will be distributed to each stockholder of the Holding Company on a share-for-share basis in cancellation of the Holding Company Common Stock. The terms of the BHOC Common Stock shall be identical in all material respects to the terms of the Holding Company Common Stock.

PRINCIPAL PROVISIONS OF THE PLAN OF LIQUIDATION AND DISSOLUTION


    The Board has approved the Plan and, as required by Delaware law, is submitting the Plan to its stockholders for their approval. The Plan will be adopted if approved by stockholders who hold at least a majority of the outstanding Holding Company Common Stock. Assuming that the Holding Company stockholders approve the Plan, the Holding Company and BHOC intend to carry out the following actions at or prior to year end:



    (1) The Holding Company, as sole stockholder of BHOC, will approve an Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of BHOC which are identical in all material respects to the current Amended and Restated Certificate of Incorporation and Bylaws of the Holding Company.



    (2) The Holding Company will transfer all of its assets to BHOC in exchange for newly-issued shares of BHOC Common Stock.



    (3) The existing officers and directors of the Holding Company shall be elected to serve as officers and directors of BHOC in the same positions that such officers and directors hold with the Holding Company.



    (4) BHOC will register the BHOC Common Stock under the Securities Exchange Act of 1934 with the Securities and Exchange Commission.



    (5) The officers of the Holding Company shall file the Certificate of Liquidation and Dissolution of the Holding Company with the Secretary of State of the State of Delaware. Upon the effectiveness of the Certificate of Liquidation and Dissolution, the name of BHOC shall be changed to "Bell & Howell Company."



    (6) As soon as practicable after the effectiveness of the Certificate of Liquidation and Dissolution with the Secretary of State of the State of Delaware, the stockholders of the Holding Company will receive newly-issued BHOC Common Stock on a share-for-share basis in cancellation of Holding Company Common Stock. At the time of distribution, the BHOC Common Stock will be the only asset of the Holding Company because the Intercompany Preferred Stock will have been redeemed by BHOC after stockholder approval of the Plan but prior to the liquidation and dissolution of the Holding Company.



    (7) Simultaneously with the effectiveness of the liquidation and dissolution of the Holding Company, the Holding Company Common Stock will be delisted with the NYSE and the BHOC Common Stock will be listed with the NYSE under the current symbol "BHW."



    (8) Simultaneously with the effectiveness of the liquidation and dissolution of the Holding Company, BHOC will assume all of the obligations of the Holding Company with respect to all of the Holding Company's stock, option or other benefit plans, including any outstanding options of Holding Company Common Stock granted by the Holding Company.



    Upon the liquidation and dissolution of the Holding Company, the holders of Holding Company Common Stock will not be obligated to surrender their certificates representing Holding Company Common Stock. On the distribution date, the Holding Company's transfer records will close and all of the Holding Company Common Stock then outstanding will be cancelled and no longer transferable. Each certificate representing shares of Holding Company Common Stock will, upon such cancellation, represent an equal number of shares of BHOC Common Stock. Book-entry interests in Holding Company Common Stock will be marked cancelled and, in exchange, book-entry interests in BHOC Common Stock will be made to all book-entry holders of Holding Company Common Stock.


CONDITIONS TO IMPLEMENTING THE PLAN

    The Board reserves the right, at any time prior to the liquidation and dissolution of the Holding Company and notwithstanding stockholder approval, to abandon the Plan without further stockholder action in the event that the Board determines that the consummation of the Plan is no longer in the best interest of the Holding Company and its stockholders.

FEDERAL INCOME TAX CONSEQUENCES

    For federal income tax purposes, the Plan will be treated as a reorganization within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code and, accordingly, (i) no gain or loss will be recognized by the Holding Company or BHOC as a result of the Plan, (ii) no gain or loss will be recognized by stockholders of the Holding Company upon receipt of BHOC Common Stock in exchange for Holding Company Common Stock in connection with the Plan, and (iii) the tax basis of BHOC Common Stock to be received by the Holding Company's stockholders in connection with the Plan will be the same as the tax basis in the Holding Company Common Stock surrendered in exchange therefor.

COMMON STOCK

    The BHOC Common Stock, which will be distributed to the stockholders of the Holding Company on a share-for-share basis in exchange for Holding Company Common Stock, will have the same attributes as Holding Company Common Stock in all material respects. Immediately prior to the liquidation and dissolution of the Holding Company, BHOC shall adopt an Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that are the same in all material respects as the existing Certificate of Incorporation and Bylaws of the Holding Company. Consequently, the terms of BHOC Common Stock to be distributed to the stockholders of the Holding Company shall be the same in all material respects as the terms of the BHOC Common Stock.


    The authorized capital stock of the Holding Company consists of 50,000,000 shares of Common Stock, $.001 par value, of which 23,408,388 shares are outstanding as of October 8, 1997. In addition, options to acquire 1,679,650 shares are outstanding and 2,143,000 shares are reserved for issuance under the Holding Company's 1995 Stock Option Plan (the "Option Plan"). All of the issued and outstanding shares of Holding Company Common Stock are fully paid and non-assessable. Holders of Holding Company Common Stock are entitled to one vote for each share on all matters voted upon by stockholders of the Holding Company and have no preemptive or other rights to subscribe for additional shares of the Holding Company. Holders of Holding Company Common Stock do not have the right to cumulatively vote their shares in the election of directors. Each share of Holding Company Common Stock has an equal and ratable right to receive dividends when, as and if declared by the Board out of assets legally available therefor. In the event of a liquidation, dissolution or winding up of the Holding Company, the holders of Holding Company Common Stock are entitled to share equally and ratably in the distribution of all of the Holding Company's assets remaining available for distribution after satisfaction of all of its liabilities and the payment of the liquidation preference of any outstanding preferred stock. See "Description of Capital Stock."


BHOC INTERCOMPANY PREFERRED STOCK

    The Holding Company owns all of the outstanding shares of Intercompany Preferred Stock. As owner of all of the BHOC Intercompany Preferred Stock, the Holding Company is entitled to receive, when, as and if declared by the Board of Directors of BHOC, out of funds legally available therefor, dividends in an annual amount equal to (i) $121.33 per share prior to March 1, 2000, and (ii) $115.00 per share from and after March 1, 2000. Dividends, whether or not declared, cumulate until declared and paid. Prior to March 1, 2000, BHOC may at its option, pay semi-annual dividends by using additional shares of Intercompany Preferred Stock. On and after March 1, 2000, semi-annual dividends that are not paid or declared and set apart for payment will cumulate and, for purposes of calculating future dividends, be deemed to have been paid in additional shares of Intercompany Preferred Stock. The dividends from the Intercompany Preferred Stock are intended to provide a source of funds to the Holding Company to enable it to pay interest on the Holding Company's debt. In connection with the Holding Company's redemption of the remaining 11 1/2% Senior Discount Debentures, the remaining Intercompany Preferred Stock will be redeemed by BHOC after stockholder approval of the Plan but prior to the liquidation and dissolution of the Holding Company.

ACCOUNTING TREATMENT

    The implementation of the Plan will not have any impact on the Consolidated Financial Statements of Bell & Howell Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS


    THE BOARD OF DIRECTORS BELIEVES THAT THE PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS CONSENT TO THE PLAN.


    The Holding Company's and BHOC's principal place of business is located at 5215 Old Orchard Road, Skokie, Illinois 60077-1076; the Holding Company's telephone number is (847) 470-7660 and BHOC's telephone number is (847) 470-7100; the Company's e-mail address is invest@corp.bellhowell.com.

                              CAUTIONARY STATEMENT


    Certain statements contained in this Consent Statement/Prospectus, including without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both domestic and foreign; periodic fluctuations in the Company's operating results; industry capacity; existing governmental regulations and proposals; liability and other claims asserted against the Company; competition; changes in operating strategy or development plans; the significant indebtedness of the Company after the refinancing; the availability and terms of capital to fund the expansion of the Company's business; and other factors referenced in this Consent Statement/Prospectus. Certain of these factors are discussed in more detail elsewhere in this Consent Statement/Prospectus, including, without limitation, under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, stockholders are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                 CAPITALIZATION


    The following table sets forth at June 28, 1997 (i) the actual current debt and consolidated capitalization of the Holding Company and (ii) such current debt and consolidated capitalization, as adjusted to reflect the Recent Transactions, the implementation of the Plan and the Final 11 1/2% Redemption as a result of stockholder approval of the Plan. This table should be read in conjunction with the Consolidated Financial Statements, the "Selected Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Consent Statement/Prospectus.


                                                                                              AT JUNE 28, 1997
                                                                                          ------------------------
                                                                                            ACTUAL     AS ADJUSTED
                                                                                          -----------  -----------
                                                                                                (UNAUDITED)
                                                                                           (DOLLARS IN THOUSANDS)
Current debt:
  Notes payable.........................................................................  $     5,821   $   5,821
  Current maturities of long-term debt..................................................        1,089       1,089
                                                                                          -----------  -----------
    Total current debt..................................................................  $     6,910   $   6,910
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Long-term debt:
  Existing Credit Agreement.............................................................  $   259,000   $      --
  New Revolving Credit Agreement........................................................           --     495,438
  9 1/4% Senior Notes due 2000..........................................................       80,000          --
  10 3/4% Senior Subordinated Notes due 2002............................................       54,980          --
  Other long-term debt..................................................................        3,694       3,694
  11 1/2% Senior Discount Debentures due 2005...........................................      207,511          --
                                                                                          -----------  -----------
    Total long-term debt................................................................      605,185     499,132

Shareholders' equity:
  Common Stock, par value $.001 per share, 50,000,000 shares authorized, 18,385,909 shares issued and 18,346,616 shares outstanding and 23,372,116 shares outstanding,
    as adjusted.........................................................................           18          23
  Capital surplus.......................................................................        1,713     138,230
  Retained earnings (deficit)...........................................................     (160,163)   (183,903)
  Other.................................................................................       (3,953)     (3,953)
                                                                                          -----------  -----------
    Total shareholders' equity (deficit)................................................     (162,385)    (49,603)
                                                                                          -----------  -----------
      Total capitalization..............................................................  $   442,800   $ 449,529
                                                                                          -----------  -----------
                                                                                          -----------  -----------

         SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA


    The following historical selected consolidated financial and operating data for fiscal 1992, fiscal 1993, fiscal 1994, fiscal 1995 and fiscal 1996, first half 1996 and first half 1997 have been derived from the Consolidated Financial Statements of the Holding Company. The unaudited consolidated pro forma financial data set forth below illustrate the estimated effects of the Recent Transactions, the implementation the Plan and the completion of the Final
11 1/2% Redemption upon stockholder approval of the Plan as if they had occurred
(i) at the beginning of each of the respective fiscal periods for purposes of presenting the pro forma results of operations data and (ii) at June 28, 1997, for purposes of presenting the pro forma balance sheet data. The unaudited consolidated pro forma financial data do not necessarily reflect the results of operations or the financial position of the Company that actually would have occurred had the Recent Transactions, the Plan and the 11 1/2% Redemption been consummated as of the date or for the periods indicated. The following financial data should be read in conjunction with the Consolidated Financial Statements of the Holding Company included elsewhere in this Consent Statement/Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                         FISCAL                               FIRST HALF
                                                  -----------------------------------------------------  --------------------
                                                    1992       1993       1994       1995       1996       1996       1997
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                             (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS DATA(1):
Net sales.......................................  $ 670,039  $ 675,553  $ 720,340  $ 819,889  $ 902,797  $ 415,065  $ 418,168
Operating costs and expenses:
  Cost of sales.................................    434,135    431,420    455,424    511,399    576,417    269,412    264,720
  Research and development......................     18,632     18,600     21,556     30,202     38,101     16,454     19,822
  Selling and administrative....................    166,644    168,529    173,019    194,839    198,898     97,529     98,509
  Restructuring.................................         --         --     32,893         --         --         --         --
  Goodwill write-off............................         --    174,277         --         --         --         --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating costs and expenses..........    619,411    792,826    682,892    736,440    813,416    383,395    383,051
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss).........................     50,628   (117,273)    37,448     83,449     89,381     31,670     35,117
Net interest expense............................     37,266     49,579     48,954     50,800     45,326     22,742     23,732
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) before income taxes, cumulative
 effect of accounting change and extraordinary
 items..........................................     13,362   (166,852)   (11,506)    32,649     44,055      8,928     11,385
Income tax expense (benefit)....................      8,299      3,991     (2,490)    13,439     18,400      3,731      4,725
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) before cumulative effect of
 accounting change and extraordinary items......      5,063   (170,843)    (9,016)    19,210     25,655      5,197      6,660
Cumulative effect of accounting change(2).......         --     (4,759)        --         --         --         --         --
Extraordinary losses(3).........................     (5,004)    (6,625)      (978)    (3,219)    (2,585)    (2,585)      (972)
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss).............................         59   (182,227)    (9,994)    15,991     23,070      2,612      5,688
Dividends on preferred stock....................     22,394      5,820         --         --         --         --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss) applicable to common
 stock..........................................  $ (22,335) $(188,047) $  (9,994) $  15,991  $  23,070  $   2,612  $   5,688
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss) per common share(4):
  Earnings (loss) before cumulative effect of
    accounting change and extraordinary items...  $   (1.37) $  (13.89) $   (0.68) $    1.15  $    1.38  $    0.28  $    0.36
  Cumulative effect of accounting change........         --      (0.37)        --         --         --         --         --
  Extraordinary losses..........................      (0.39)     (0.52)     (0.07)     (0.19)     (0.14)     (0.14)     (0.05)
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net earnings (loss) per common share........  $   (1.76) $  (14.78) $   (0.75) $    0.96  $    1.24  $    0.14  $    0.31
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
PRO FORMA DATA (UNAUDITED)(5):
Net interest expense............................                                              $  22,858  $  11,761  $  13,399
Earnings before extraordinary items.............                                                 39,136     11,786     12,860
Extraordinary losses............................                                                (25,048)   (25,048)   (24,423)
Net earnings (loss).............................                                                 14,088    (13,262)   (11,563)
Net earnings (loss) per common share(4):
  Earnings before extraordinary items...........                                              $    1.66  $    0.50  $    0.55
  Extraordinary losses..........................                                                  (1.06)     (1.06)     (1.04)
                                                                                              ---------  ---------  ---------
  Net earnings (loss) per common share..........                                              $    0.60  $   (0.56) $   (0.49)
                                                                                              ---------  ---------  ---------
                                                                                              ---------  ---------  ---------
OTHER DATA:
EBITDA(6).......................................  $  85,504  $  93,493  $ 103,206  $ 120,788  $ 133,596  $  53,312  $  62,635
EBITDA as a percent of net sales................      12.8%      13.8%      14.3%      14.7%      14.8%      12.8%      15.0%
Gross profit as a percent of net sales(7).......      35.2%      36.1%      36.8%      37.6%      36.2%      35.1%      36.7%
Depreciation and amortization(8)................  $  34,876  $  36,489  $  32,865  $  37,339  $  44,215  $  21,642  $  27,518
Capital expenditures............................     30,950     33,191     38,345     44,047     42,744     20,384     17,184

                                                                                                               AT THE END OF
                                                                                                              FIRST HALF 1997
                                                                    AT THE END OF FISCAL                   ----------------------
                                                    -----------------------------------------------------                 AS
                                                      1992       1993       1994       1995       1996      ACTUAL    ADJUSTED(9)
                                                    ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                                   (DOLLARS IN THOUSANDS)                       (UNAUDITED)
BALANCE SHEET DATA:
Working capital...................................  $ (34,417) $ (40,081) $ (62,398) $ (53,502) $    (329) $  69,935   $  69,935
Total assets......................................    756,855    625,481    603,745    682,141    796,786    782,120     775,496
Long-term debt....................................    368,991    549,464    518,687    465,230    548,281    605,185     449,132
Preferred Stock(10)...............................    148,750         --         --         --         --         --          --
Total shareholders' equity (deficit)..............     68,000   (270,553)  (278,728)  (189,472)  (166,892)  (162,385)    (49,603)

FOOTNOTES ON FOLLOWING PAGE.

FOOTNOTES TO THE SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA:


 (1) In February 1993, the Company was formed as a holding company, the primary assets of which are all of the issued and outstanding shares of capital stock of BHOC. See Note 1 of the Consolidated Financial Statements included elsewhere in this Consent Statement/Prospectus. Data for fiscal 1992 is for BHOC.


 (2) Cumulative effect of accounting change represents the effect of adoption of Statement of Financial Accounting Standards No. 106 "Employers' Accounting For Postretirement Benefits Other Than Pensions" ("SFAS No. 106") as of the beginning of fiscal 1993.


 (3) Extraordinary losses represent the write-off of unamortized debt issuance costs and applicable call/debt repurchase premiums related to debt refinancings. See Note 6 of the Consolidated Financial Statements and Note 3 of the Consolidated Interim Financial Statements, both included elsewhere in this Consent Statement/Prospectus.


 (4) Net earnings (loss) per common share reflects both primary and fully diluted earnings per common share.

 (5) The pro forma results of operations data give effect to the Recent Transactions, the implementation of the Plan and the Final 11 1/2% Redemption as if they occurred at the beginning of the respective fiscal periods including the issuance of 5,025,500 shares of Holding Company Common Stock at an offering price of $28.625 per share, the net proceeds of which together with borrowings under the New Revolving Credit Agreement (at assumed interest rates of 6.5% in 1996 and 7.2% in 1997 which represent LIBOR plus 0.75% plus hedging costs) which were used to fund the 11 1/2% Tender Offer, the 11 1/2% Equity Proceeds Redemption, the Final 11 1/2% Redemption, the 10 3/4% Redemption, the 9 1/4% Redemption, and the repayment of the Former Credit Agreement.

   The debt redemption cost included in the pro forma results of operations data for the 11 1/2% Equity Proceeds Redemption, the Final 11 1/2% Redemption, the 10 3/4% Redemption and the 9 1/4% Redemption represents the applicable call premium. The redemption cost for the 11 1/2% Tender Offer represents the tender price plus applicable fees and expenses. The pro forma results of operations data do not purport to represent what the Company's results of operations would have been if the Recent Transactions, the implementation of the Plan and the Final 11 1/2% Redemption had occurred for the periods indicated, or to project the Company's results of operations for any future period. The pro forma adjustments are as follows:

    (a) The decrease in net interest expense reflects the use of the net proceeds from the Equity Offering and borrowings under the New Revolving Credit Agreement to retire all of the outstanding 11 1/2% Senior Discount Debentures, the 10 3/4% Senior Subordinated Notes, the 9 1/4% Senior Notes, and repay the balance outstanding under the Former Credit Agreement.

    (b) Earnings before extraordinary items reflects the decreased interest expense described in (a) above, net of income tax benefit.

    (c) The extraordinary losses reflect the debt repurchase premiums and write-off of unamortized debt issuance costs related to the retirement of the 11 1/4% Senior Discount Debentures, redemption of the 10 3/4% Senior Subordinated Notes, redemption of the 9 1/4% Senior Notes and the repayment of indebtedness under the Former Credit Agreement described in
       (a) above, net of income tax benefit.

    (d) The pro forma weighted average number of shares outstanding of 23,585,825 for fiscal 1996, 23,626,519 for first half 1996 and 23,455,024 for first half 1997 consists of the total number of shares of Holding Company Common Stock outstanding, plus 5,025,500 shares issued by the Company in the Equity Offering.

 (6) EBITDA is defined as operating income before restructuring expense and goodwill write-off plus depreciation and amortization, and is generally accepted as providing useful information regarding a company's financial performance. Certain covenants in the New Revolving Credit Agreement are based on EBITDA. EBITDA should not be considered an alternative to net income or an alternative to the Company's cash flow from operating activities as a measure of liquidity.

 (7) Gross profit is defined as net sales less cost of sales.

 (8) Excludes goodwill write-off in fiscal 1993 and amortization of deferred financing costs which were as follows for the specified fiscal years and interim periods: 1992--$3.6 million; 1993--$5.4 million; 1994--$3.8 million; 1995-- $4.0 million; 1996--$3.2 million; first half 1996--$2.1 million; and first half 1997--$1.4 million.


 (9) The pro forma balance sheet data at the end of first half 1997 gives effect to the Recent Transactions, the implementation of the Plan and the Final
     11 1/2% Redemption as if they had occurred at June 28, 1997. See footnote 5 above.


(10) Reflects the accreted value of the BHOC $4.25 Cumulative Exchangeable Preferred Stock, which was redeemed in March 1993 with the proceeds from the issuance of the 11 1/2% Senior Discount Debentures.

                    MARKET FOR HOLDING COMPANY COMMON STOCK


    Since May 2, 1995, the Holding Company Common Stock has traded on the NYSE under the trading symbol "BHW." Prior to May 2, 1995, the Holding Company Common Stock was not listed on or traded in any organized market system. On October 7, 1997, the last reported sale price of the Holding Company Common Stock was $31 1/2 per share. As of October 7, 1997, there were approximately 225 holders of record of the outstanding shares of Holding Company Common Stock. The following table sets forth for the periods indicated the high and low closing sales price of the Holding Company Common Stock as reported on the New York Stock Exchange Composite Tape.



                                                                                 HIGH        LOW
                                                                            ---------  ---------
1995
Second Quarter (from May 2, 1995).........................................  $      201/2 $      151/2
Third Quarter.............................................................         223/4        195/8
Fourth Quarter............................................................         291/4        247/8

1996
First Quarter.............................................................         323/4        271/8
Second Quarter............................................................         351/4        301/4
Third Quarter.............................................................         323/4        267/8
Fourth Quarter............................................................         313/4        223/4

1997
First Quarter.............................................................         243/8        197/8
Second Quarter............................................................         293/8        193/8
Third Quarter.............................................................         323/4        267/8
Fourth Quarter (through October 7, 1997)..................................         32 /16        311/2


                                DIVIDEND POLICY


    The Holding Company has not declared or paid any cash dividends on the Holding Company Common Stock. The Holding Company currently intends to retain future earnings to fund the development and growth of its businesses and to repay indebtedness, and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The Holding Company's principal source for cash from which to make dividend payments will be dividends distributed by its operating subsidiaries. The New Revolving Credit Agreement contains provisions that limit the ability to pay dividends and make distributions to the Holding Company and limit the ability of the Holding Company to pay cash dividends and make other distributions to its stockholders. Any future determination to declare and pay dividends will be made by the Board of Directors in light of the Holding Company's earnings, financial position, capital requirements, credit agreements and such other factors as the Board of Directors deems relevant.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    This section should be read in conjunction with the "Selected Consolidated Financial Information and Operating Data" and the Consolidated Financial Statements and the Notes thereto set forth elsewhere in this Consent Statement/Prospectus.


RESULTS OF OPERATIONS

  FIRST HALF 1997 COMPARED TO FIRST HALF 1996

    The Company's net sales increased $3.1 million, or 1%, to $418.2 million in first half 1997. The increase resulted from continued strong sales growth within Information Access (particularly for the transportation and vehicle and education and library markets), as well as the commercial portion of Mail Processing. This was partially offset by lower revenues in the postal contracting portion of the Mail Processing business due to shipments of significant one-time contracts to postal authorities in 1996.

    Information Access net sales increased $8.3 million, or 4%, to $226.8 million in first half 1997. Within the Information Access businesses, the Company provides access to information in select vertical markets including the transportation and vehicle and education and library markets, and also provides imaging solutions and components to financial institutions, governmental agencies and other paper intensive industries. Net sales to the transportation and vehicle market increased $5.7 million, or 12%, to $53.5 million due to increased sales of electronic parts catalogs and ancillary products to automotive dealerships, and continued strong sales of dealer management systems and electronic parts catalogs to powersports dealerships. In addition to increased new systems placements, the Company continued to experience strong sales of additional product applications and high contract renewal rates related to previously placed systems in automotive dealerships. Net sales to the education and library market increased $8.6 million, or 11%, to $89.6 million due to a growing electronic subscription base, which continued to reflect high renewal rates on existing products, new product placements, and the acquisition of DataTimes Corporation (in September 1996) which added complementary information content, technology and distribution to the Company's electronic product offerings. Sales of electronic content increased 36% over the prior year as customers increasingly demand electronic information solutions and its newer form of on-line delivery. Net sales of microfilm and paper products to the education and library market declined slightly versus the prior year as increased pricing was offset by lower unit volumes. Net sales in the Imaging Solutions and Components business decreased $6.0 million, or 7%, to $83.7 million as increased sales of production scanners and imaging software systems were more than offset by the impact of divesting certain low margin product lines sold in Canada and France. Excluding the impact of the divested product lines, Imaging Solutions and Components' net sales in first half 1997 would have increased by 3% over the prior year.

    Mail Processing net sales decreased $5.2 million, or 3%, to $191.4 million in first half 1997. Although order intake for commercial mail processing systems (which represents 94% of the sales in this segment) increased 18% in first half 1997 reflecting strong market demand, sales increased 8% over the prior year resulting in a higher level of backlog. Sales of commercial sorting equipment (which represents 15% of commercial equipment sales) increased $5.8 million, or 62%, to $15.1 million as the U.S. Postal Service guidelines governing the operating requirements to qualify for certain financial incentives to properly address, bar code and presort mail have created a more favorable environment for customers to invest in advanced sorting technology. Service revenues (which are primarily annuity based and represent 43% of commercial Mail Processing sales) continue to increase, due to both an expanded customer base and increased pricing. Sales of customized mail automation equipment and contractual engineering services to governmental postal authorities decreased $19.0 million to $12.2 million in first half 1997, primarily as a result of shipments of significant one-time contracts to the U.S. Postal Service in first half 1996.

    The Company's cost of sales decreased $4.7 million, or 2%, to $264.7 million in first half 1997, with the gross profit (net sales less cost of sales) percentage increasing by 1.6 percentage points to 36.7% in first half 1997 as compared to first half 1996. The higher gross profit percentage in 1997 resulted from a shift in sales mix (as the growth rate in higher gross profit percentage Information Access revenues exceeded the growth rate in lower gross profit percentage Mail Processing revenues), and additionally reflects both improved manufacturing productivity and increased pricing.

    Research and development expense increased $3.4 million, or 21%, to $19.8 million in first half 1997 as compared to first half 1996 as the Company continued to increase its investment in new product offerings. Such increase primarily related to increased development costs for DataTimes, to develop a new technology platform for the powersports market and to develop enhanced versions of production scanners. The Company has continually positioned itself to take advantage of new product/technology opportunities (with an increased emphasis on software solutions and electronic products) in each of its businesses.

    Selling and administrative ("S&A") expense increased $1.0 million, or 1%, to $98.5 million in first half 1997 reflecting the Company's increased investment in sales and marketing resources as well as increased distribution costs associated with the higher sales volumes. The ratio of selling and administrative expense to net sales of 23.6% in first half 1997 increased by 0.1 percentage points versus the prior year as various expense leveraging initiatives were offset by the result of the aforementioned shift in sales mix (as the growth rate in higher S&A expense percentage Information Access revenues exceeded the growth rate in lower S&A expense percentage Mail Processing revenues).

    EBITDA increased $9.3 million, or 18%, to $62.6 million in first half 1997 resulting from the slightly higher sales level and leveraged operating costs and expenses. Operating income increased $3.4 million, or 11%, to $35.1 million in first half 1997.

    Information Access EBITDA increased $4.9 million, or 12%, to $47.5 million in first half 1997. This increase resulted from the higher sales volumes, an improved gross profit percentage reflecting a sales mix emphasizing the Company's more profitable products (i.e., a greater proportion of revenues related to software and publishing and a lower proportion of revenues related to the sale of hardware) which more than offset the dilutive impact of the acquisition of DataTimes, and increased research and development costs associated with new product offerings. Information Access operating income decreased $0.5 million, or 2%, to $24.6 million in first half 1997 as the EBITDA increase was offset by both higher depreciation cost on the Company's product capital investment and goodwill amortization related to the DataTimes acquisition.

    Mail Processing EBITDA increased $4.4 million, or 26%, to $21.6 million in first half 1997 as a result of the higher sales of commercial mail processing systems and leveraged operating costs and expenses. Mail Processing operating income increased $3.9 million, or 29%, to $17.3 million in first half 1997.

    Corporate expenses (excluding depreciation and amortization) were constant at $6.5 million in first half 1997 as productivity improvements offset inflationary cost increases.

    Net interest expense increased $1.0 million, or 4%, to $23.7 million in first half 1997, primarily reflecting the increased debt resulting from the DataTimes acquisition, which was partially offset by the impact of the repurchase in 1996 and 1997 of portions of the 11 1/2% Senior Discount Debentures and the 10 3/4% Senior Subordinated Notes, which were redeemed with proceeds from the Existing Credit Agreement. Net interest income of Bell & Howell Financial Services Company ("BHFS"), the Company's financing subsidiary, increased $0.5 million to $3.9 million in first half 1997, primarily due to continued growth in the lease receivables portfolio.

    Income tax expense increased in first half 1997 as a result of a higher level of pretax profit in the current year.

    The extraordinary losses of $1.0 million ($1.5 million pretax) in first half 1997 were comprised of the debt repurchase premium and write-off of unamortized debt issuance costs associated with the repurchase of $15.6 million (accreted value) of the 11 1/2% Senior Discount Debentures and $2.1 million of the 10 3/4%

Senior Subordinated Notes with proceeds from the Former Credit Agreement. The extraordinary losses of $2.6 million ($4.0 million pretax) in first half 1996 were comprised of the debt repurchase premium and write-off of unamortized debt issuance costs associated with the repurchase of $34.2 million (accreted value) of the 11 1/2% Senior Discount Debentures and $17.9 million of the 10 3/4% Senior Subordinated Notes with proceeds from the Former Credit Agreement.


  FISCAL 1996 COMPARED TO FISCAL 1995

    The Company's net sales increased $82.9 million, or 10%, to $902.8 million in 1996.

    Information Access net sales increased $20.6 million, or 5%, to $470.5 million in 1996. Net sales to the transportation and vehicle market increased $10.2 million, or 10%, to $110.0 million due to increased sales of electronic parts catalogs and ancillary products to automotive dealerships, and continued strong sales of dealer management systems and electronic parts catalogs to powersports dealerships. In addition to increased new systems placements, the Company continued to experience strong sales of additional product applications and high contract renewal rates related to previously placed systems in automotive dealerships. Net sales to the education and library market increased $8.4 million, or 5%, to $172.6 million due to a growing electronic subscription base, which continued to reflect high renewal rates on existing products, new product placements and the impact of the acquisition of DataTimes Corporation (in September 1996) which added complementary information content, technology and distribution to the Company's electronic product offerings. Sales of electronic content increased 24% over the prior year as customers increasingly demand electronic information solutions, while they are evaluating the rapid changes in technology and the evolution of on-line delivery. Net sales of microfilm and paper products in 1996 decreased slightly versus the prior year as increased pricing was offset by lower unit volumes. Sales of low margin electronic equipment continued to decline in 1996 (and represent only 3% of sales in this market) as on-line delivery and the availability (from other sources) of standardized computer hardware have allowed the Company to focus on providing the more valuable information content. Imaging Solutions and Components net sales increased $2.0 million, or 1%, to $187.9 million as increased sales of production scanners worldwide and imaging software systems were partially offset by lower microfilm product sales as a result of a sales force reduction (reflecting a shift to directly serving only the financial services market in the U.S.--which increased the profitability of this business). The acquisition of Protocorp International (in March 1996) allows the Company to now offer its financial services customers a full range of electronic information storage and retrieval solutions.

    Mail Processing net sales increased $62.3 million, or 17%, to $432.3 million in 1996. Sales of commercial mail processing systems increased $34.1 million or 11% to $352.5 million reflecting strong market demand for inserting and sorting systems both domestically and abroad, and increased service revenue (due to both an expanding customer service base and improved pricing). Sales of commercial sorting equipment (which represent 12% of commercial equipment sales) increased $6.5 million, or 35%, to $25.1 million as the U.S. Postal Service guidelines governing the operating requirements to qualify for incentives to bar code and presort mail (which became effective July 1, 1996) have created a more favorable environment for customers to invest in advanced sorting automation technology. Sales of customized mail automation equipment and contractual engineering services to governmental postal authorities increased $28.2 million, or 55%, to $79.8 million, as a result of production contracts for both the German and U.S. Postal Services.

    The Company's cost of sales increased $65.0 million, or 13%, to $576.4 million in 1996, with the gross profit percentage decreasing by 1.4 percentage points to 36.2% in the current year. The lower gross profit percentage in 1996 resulted from a shift in sales mix (as the growth rate in lower gross profit percentage Mail Processing revenues exceeded the growth rate in higher gross profit percentage Information Access revenues), which more than offsets the impact of improved manufacturing productivity and increased pricing.

    Research and development expense increased $7.9 million, or 26%, to $38.1 million in 1996 as the Company continued to increase its investment in new product offerings. Such increase primarily related to increased investment to develop higher technology mail processing systems/software and to develop enhanced versions of production scanners. The Company has continually positioned itself to take advantage of new product/technology opportunities (with an increased emphasis on software solutions and electronic products) in each of its businesses.

    Selling and administrative ("S&A") expense increased $4.1 million, or 2%, to $198.9 million in 1996 reflecting the Company's increased investment in sales and marketing resources as well as increased distribution costs associated with the higher sales volumes. The ratio of S&A expense to net sales of 22.0% in 1996 improved by 1.8 percentage points versus the prior year as a result of various expense leveraging initiatives and a favorable shift in sales mix (as the growth rate in lower S&A expense percentage Mail Processing revenues exceeded the growth rate in higher S&A expense percentage Information Access revenues).

    EBITDA increased $12.8 million, or 11%, to $133.6 million in 1996 resulting from the higher sales level and leveraged operating costs and expenses. Operating income increased $5.9 million, or 7%, to $89.4 million in 1996.

    Information Access EBITDA, increased $4.3 million, or 5%, to $98.4 million in 1996. This increase resulted from the higher sales volumes, an improved gross profit percentage reflecting a sales mix emphasizing the Company's more profitable products (i.e., a greater proportion of revenues related to software and publishing and a lower proportion of revenues related to the sale of hardware), and the profitability improvement resulting from the domestic refocusing of the Imaging Solutions and Components sales force on the financial services market, which more than offset the dilutive impact in 1996 of the acquisitions of DataTimes Corporation and Protocorp International and increased research and development costs associated with new product offerings. Information Access operating income of $62.9 million in 1996 increased slightly over the prior year as the EBITDA increase was offset by both higher depreciation cost on the Company's product capital investment and goodwill amortization related to the aforementioned acquisitions in 1996.

    Mail Processing EBITDA increased $9.1 million, or 23%, to $48.1 million in 1996. The increase resulted from the higher sales volumes and leveraged operating costs and expenses, which included the increased investment in research and development for higher technology mail processing systems/software. Mail Processing operating income increased $6.5 million, or 19%, to $40.0 million in 1996.

    Corporate expenses (excluding depreciation and amortization) increased $0.6 million, or 5%, to $12.9 million in 1996, reflecting inflationary cost increases and costs associated with being a publicly traded company.


    Net interest expense decreased $5.5 million, or 11%, to $45.3 million in 1996 primarily reflecting the reduction in interest expense resulting from the initial public equity offering in May of 1995 (the net proceeds of which were used to retire $50.0 million of the 10 3/4% Senior Subordinated Notes and to prepay $17.6 million of term loans under the Former Credit Agreement). Net interest expense was further reduced by the repurchase in 1996 of $17.9 million of the 10 3/4% Senior Subordinated Notes and $34.2 million (accreted value) of the 11 1/2% Senior Discount Debentures, which were redeemed with proceeds from the Former Credit Agreement. Net interest income of Bell & Howell Financial Services Company increased $1.7 million to $6.8 million in 1996 primarily due to continued growth in the lease receivables portfolio.


    Income tax expense increased in 1996 as a result of both a higher level of pretax profit in the current year and a slightly higher income tax rate related to the impact of a mix shift of taxable income to/within certain foreign jurisdictions.

    The extraordinary losses of $2.6 million ($4.0 million pretax) in 1996 were comprised of the debt repurchase premium and write-off of unamortized debt issuance costs associated with the aforementioned repurchase of the 10 3/4% Senior Subordinated Notes and the 11 1/2% Senior Discount Debentures. The extraordinary losses of $3.2 million ($5.0 million pretax) in 1995 were comprised of the debt repurchase premium and write-off of unamortized debt issuance costs associated with the aforementioned repurchase of the 10 3/4% Senior Subordinated Notes and the write-off of unamortized debt issuance costs associated with the aforementioned prepayment of term loans under the Former Credit Agreement, both of which reflected the application of the net proceeds from the initial public equity offering.

  FISCAL 1995 COMPARED TO FISCAL 1994

    The Company's net sales increased $99.6 million, or 14%, to $819.9 million in 1995.

    Information Access net sales increased $45.5 million, or 11%, to $449.9 million in 1995. Net sales to the transportation and vehicle market increased $25.8 million, or 35%, to $99.8 million due to increased sales of electronic parts catalogs and ancillary products to automotive dealerships, and increased sales of dealer management systems and electronic parts catalogs to powersports dealerships. In addition to new system placements, the Company also experienced strong sales of additional product applications and high contract renewal rates related to previously placed systems in automotive dealerships. Net sales to the education and library market increased $12.0 million, or 8%, to $164.1 million due to a growing electronic subscription base, which continued to reflect high renewal rates on existing products and new product offerings. Sales of electronic content increased 27% over the prior year as customers increasingly demand electronic information solutions. Net sales of microfilm and paper products in 1995 increased slightly over the prior year as increased pricing more than offset lower unit volumes. Imaging Solutions and Components net sales increased $7.7 million, or 4%, to $186.0 million as increased sales of production scanners worldwide were partially offset by lower service revenue as certain of the Company's products have become less service intensive.

    Mail Processing net sales increased $54.1 million, or 17%, to $370.0 million in 1995. The revenue growth reflected significantly increased revenues related to customized equipment and contractual engineering services provided to the U.S. Postal Service. Additionally contributing to the revenue growth was higher sales of commercial inserting equipment and increased service revenue (due to both an expanding customer base serviced and improved pricing). Sales of commercial sorting equipment was approximately equal with the prior year which reflected the uncertainty caused by the then existing U.S. Postal Service proposal to alter the guidelines governing the operating requirements to qualify for incentives to bar code and presort mail.

    The Company's cost of sales increased $56.0 million, or 12%, to $511.4 million in 1995. The gross profit percentage of 37.6% in 1995 increased 0.8 percentage points over the prior year resulting from a sales mix emphasizing the Company's more profitable products, improved manufacturing productivity and increased pricing.

    Research and development expense increased $8.6 million, or 40%, to $30.2 million in 1995 as the Company continued to increase its investment in new product offerings. Such increase primarily related to the Company's introduction in the third quarter of 1995 of the first full format system (ProQuest Direct) through which customers are able to gain direct on-line access to its extensive collection of databases. Research and development expenses in 1995 also related to increased investment to develop higher technology mail processing systems/software and increased investment to develop enhanced features for production scanners. The Company has continually positioned itself to take advantage of new product/ technology opportunities (with an increased emphasis on software solutions and electronic products) in each of its businesses.

    Selling and administrative expense increased $21.8 million, or 13%, to $194.8 million in 1995 reflecting the Company's increased investment in sales and marketing resources, increased distribution costs associated with higher sales volumes, and $5.2 million for the continuation of the relocation of Mail Processing Systems headquarters to a new site in North Carolina.

    The Company's restructuring expense of $32.9 million in 1994 resulted from management's decision to relocate Mail Processing Systems headquarters' operations and consolidate certain of its domestic Mail Processing Systems facilities at a new site that will be the base for developing innovative technology and products (both software and hardware), and to consolidate certain North American Imaging Solutions and Components administrative and warehouse facilities in order to more effectively serve its customer base with a reduced operating expense infrastructure.

    EBITDA increased $17.6 million, or 17%, to $120.8 million in 1995 resulting from the higher sales level and leveraged operating costs and expenses, which included the significantly increased investment in research and development to fund new product offerings. Operating income (excluding the 1994 restructuring expense) increased $13.1 million, or 19%, to $83.4 million in 1995.

    Information Access EBITDA increased $16.0 million, or 21%, to $94.1 million in 1995. This increase resulted from the higher sales volumes and an improved gross profit percentage reflecting a sales mix emphasizing the Company's more profitable products (i.e., a greater proportion of revenues related to software and publishing and a lower proportion of revenues related to the sale of hardware). Information Access operating income (excluding the 1994 restructuring expense) increased $11.6 million, or 23%, to $62.8 million in 1995.

    Mail Processing EBITDA increased $2.6 million, or 7%, to $39.0 million in 1995. The increase in 1995 resulted from the increased sales associated with the customized equipment and contractual engineering services for the U.S. Postal Service and the higher sales volumes of mail processing systems/service, partially offset by the increased investment in research and development (for higher technology mail processing systems/software). Mail Processing operating income (excluding the 1994 restructuring expense) increased $2.5 million, or 8%, to $33.5 million in 1995.

    Corporate expenses (excluding depreciation and amortization) increased $1.0 million, or 9%, to $12.3 million in 1995, reflecting inflationary cost increases and costs incurred related to the initial public equity offering.

    Net interest expense increased $1.8 million, or 4%, to $50.8 million in 1995 reflecting a higher interest rate environment and increased interest accretion on the 11 1/2% Senior Discount Debentures, which were partially offset by the reduction in interest costs resulting from the initial public equity offering (the net proceeds of which were used to repurchase $50.0 million of the 10 3/4% Senior Subordinated Notes and to prepay $17.6 million of term loans under the Former Credit Agreement). Net interest income of BHFS, the Company's financing subsidiary, decreased $0.5 million to $5.1 million in 1995, as increased interest income on lease receivables was more than offset by higher financing costs, reflecting the higher interest rate environment.

    Income tax expense increased in 1995 as a result of a higher level of pretax profit in the current year, and additionally reflects the favorable impact of a shift in mix of taxable income to certain foreign jurisdictions for which no tax expense is recorded (as a result of prior foreign net operating losses being incurred with no corresponding tax benefit previously recorded).

    The extraordinary losses of $3.2 million ($5.0 million pretax) in 1995 were comprised of the debt repurchase premium and write-off of unamortized debt issuance costs associated with the repurchase of $50.0 million of the 10 3/4% Senior Subordinated Notes and the write-off of unamortized debt issuance costs associated with the prepayment of $17.6 million of term loans under the Former Credit Agreement, both of which reflect the application of the net proceeds from the initial public equity offering. The extraordinary loss of $1.0 million ($1.5 million pretax) in 1994 represented the write-off of unamortized debt issuance costs associated with the prepayment of a term loan included in the Former Credit Agreement.

INTERNATIONAL OPERATIONS

    In fiscal 1994, 1995 and 1996, the Company had domestic net sales of $548.4 million, $625.2 million, and $706.0 million respectively, and domestic operating income (excluding corporate expenses, and the 1994 restructuring expense) of $71.9 million, $81.4 million, and $86.5 million, respectively. Foreign net sales in fiscal 1994, 1995 and 1996 were $171.9 million, $194.7 million, and $196.8 million respectively, with foreign operating income (excluding corporate expenses and the 1994 restructuring expense) of $10.3 million, $14.9 million, and $16.4 million, respectively. The Company's foreign currency hedging activities have not and are not anticipated to have a material impact on operations, and the Company has no significant investments denominated in foreign currencies.

LIQUIDITY AND CAPITAL RESOURCES

    The completion of the Recent Transactions (based upon the assumptions set forth in footnote 5 to "Selected Consolidated Financial Information and Operating Data") resulted in a decrease of $22.5 million and $10.3 million in pro forma interest expense for fiscal 1996 and first half 1997, respectively. Following the completion of the Recent Transactions, the Company's principal sources of liquidity will be from cash flow generated from operations and borrowings under the New Revolving Credit Agreement. The New Revolving Credit Agreement provides $600 million of revolving credit availability. Management believes that, following the Recent Transactions, cash flow from operations combined with cash available under the New Revolving Credit Agreement will be sufficient to fund working capital, capital expenditures, acquisitions and cash interest and principal requirements through fiscal 1998.

    At the end of first half 1997, the Company had $91 million of available credit under the Former Credit Agreement and $14.2 million of cash and cash equivalents. The New Revolving Credit Agreement requires the maintenance of a minimum fixed charge coverage ratio, a minimum net worth level, and a maximum leverage ratio. The Company is currently, and expects to continue to be through the term of the New Revolving Credit Agreement, in compliance with all such covenants.

    Cash used by operations was $21.5 million in first half 1997 versus cash provided by operations of $0.6 million in first half 1996. Although EBITDA increased by $9.3 million in first half 1997, the Company's working capital investment increased in the current year related to higher inventory levels to support sales growth and the timing of vendor disbursements. Debt (net of cash and cash equivalents) increased by $55.1 million to $597.9 million in first half 1997, as a result of the cash used by operations (which reflects the seasonal nature of the Company's cash collections and disbursements), capital expenditures/acquisitions and continued interest accretion on the 11 1/2% Senior Discount Debentures.

    Cash provided by operations of $78.0 million in fiscal 1996 represented a $34.0 million improvement over the prior year, resulting from the increase in EBITDA and proceeds from the sale of Bell & Howell Financial Services Company receivables, which were partially offset by the increased investment in inventory in 1996 related to the European postal service contracts. Debt (net of cash and cash equivalents) increased by $55.2 million to $542.8 million in 1996 as a result of acquisitions (primarily DataTimes Corporation and Protocorp International), continued capital expenditures, the aforementioned inventory investment, and continued interest accretion on the 11 1/2% Senior Discount Debentures.

    For the five years subsequent to fiscal 1996, annual maturities of long-term debt are: 1997-- $1.7 million; 1998--$0.8 million; 1999--$0.4 million;
2000--$83.3 million; and 2001--$195.1 million. On a pro forma basis, assuming the consummation of the Recent Transactions as of October 1, 1997, annual maturities of long-term debt are: 1997--$1.7 million; 1998--$0.8 million; 1999--$0.4 million; 2000-- $83.3 million; and 2001 zero.

CAPITAL EXPENDITURES

    In fiscal 1994, 1995, 1996, first half 1996 and first half 1997, the Company had capital expenditures of $38.3 million, $44.0 million, $42.7 million, $20.4 million and $17.2 million, respectively, a significant portion of which consisted of expenditures for product masters and the creation of electronic databases for the education and library market. The Company's capital expenditures in fiscal 1997 are projected to approximate the prior fiscal year level as the Company continues to invest in each of its businesses.

WORKING CAPITAL

    The Company operates with a reduced net working capital level principally as a result of substantial customer prepayments for annual service contracts in each of its business segments and prepaid subscriptions in the Information Access business segment. Further, the Company has extended its total quality program and cycle time reduction efforts to the management of working capital.

PERIODIC FLUCTUATIONS; SEASONALITY

    The Company's operating results may fluctuate from period to period and within periods. These fluctuations could result from a number of factors, including the timing of customers' capital expenditures, annual budgetary considerations of customers, new product introductions and general economic conditions. Such fluctuations are generally more pronounced in the Company's businesses that sell equipment such as commercial mail processing and Imaging Solutions and Components. The anticipated sales growth in the second half of 1997 is expected to be generated more by these businesses than in prior periods which leads to less predictability in the Company's operating results for the remainder of the year.

    Although the Company in general is not affected by seasonal fluctuations, the buying patterns and funding availability for certain Information Access and Mail Processing customers typically cause sales, profitability and cash flow to be higher in the fourth quarter of the year. Due to this seasonal factor, the Company requires and expects to have a seasonal working capital credit line to fund cash requirements primarily during the second and third quarters.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share." The standard establishes new methods for computing and presenting earnings per share ("EPS") and replaces the presentation of primary and fully-diluted EPS with basic and diluted EPS. The Company is required to adopt the new standard for periods ending after December 15, 1997. The new methods under this standard do not have a material impact on the Company's current earnings per share amounts.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The Company is required to adopt the new standard for periods ending after fiscal 1997. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The standard requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The standard is not expected to have a material impact on the Company's current presentation of income.

    In June 1997, the Financial Accounting Standards Board also issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is required to adopt this new standard for periods ending after fiscal 1997. This statement establishes standards for the way companies are to report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company is currently evaluating the impact of this standard on its financial statements.

                                    BUSINESS

FORMATION OF HOLDING COMPANY


    Bell & Howell Company was formed in 1993 to serve primarily as a holding company, the primary assets of which are the beneficial interest in all of the issued and outstanding shares of Common Stock and Intercompany Preferred Stock of BHOC described below. The Holding Company conducts its business through BHOC and has no material operations of its own. The Holding Company is dependent on the cash flow of BHOC in order to meet its debt service obligations. Currently, financial information with respect to the Holding Company is reported on a consolidated basis with BHOC and its subsidiaries.



    At the time of its formation, the Holding Company sold $353.5 million aggregate principal amount of 11 1/2% Senior Discount Debentures. Since such date, $245.2 million aggregate principal amount of the 11 1/2% Senior Discount Debentures has been acquired by the Holding Company. The aggregate principal amount of the 11 1/2% Senior Discount Debentures outstanding after the completion of the Recent Transactions is $108.3 million on March 1, 2000. The
11 1/2% Senior Discount Debentures accrete in value such that the accreted value of these debentures at October 8, 1997 was $82.9 million. Subsequent to March 1, 2000, the 11 1/2% Senior Discount Debentures will pay cash interest at the rate of 11 1/2% per annum. The 11 1/2% Senior Discount Debentures mature on March 1, 2005.


    In connection with the issuance of the 11 1/2% Senior Discount Debentures by the Holding Company, BHOC issued to the Holding Company Intercompany Preferred Stock, the current value of which approximates the Accreted Value of the 11 1/2% Senior Discount Debentures. Dividends from the Intercompany Preferred Stock are intended to provide a source of funds to the Holding Company to enable it to pay interest on the Holding Company's obligations with respect to the 11 1/2% Senior Discount Debentures. In connection with stockholder approval of the Plan, BHOC will redeem all of the outstanding Intercompany Preferred Stock.

GENERAL

    Bell & Howell is a global provider of systems and services for information access and high volume mail processing. Within its two business segments, Information Access and Mail Processing, the Company focuses on well-defined vertical markets where it is or can become the market leader. Within its Information Access segment, Bell & Howell develops and markets imaging and information systems that are focused on the needs of its customers in select vertical markets, which include transportation and vehicle dealers, libraries of all kinds (including college and university, elementary and high school as well as public and corporate), financial institutions, governmental agencies and other paper intensive industries. Within its Mail Processing segment, the Company develops and markets a complete range of high volume mail processing systems, which increasingly utilize the Company's proprietary software to expand the capabilities and improve the efficiency and effectiveness of customers' mailing operations. The Company's net sales, EBITDA and earnings before extraordinary items in 1996 were $902.8 million, $133.6 million and $25.7 million, respectively. The Company's net sales, EBITDA and earnings before extraordinary items were $418.2 million, $62.6 million and $6.7 million in first half 1997, respectively, compared to $415.1 million, $53.3 million and $5.2 million in first half 1996, respectively.

    The Company's strategy is to attain leadership positions in well-defined, defensible market niches within select industries or vertical markets where it believes there are significant opportunities for growth. By focusing on specific vertical markets, the Company gains an in-depth understanding of its customers and their industries. The Company believes this additional focus and customer intimacy gives the Company a competitive advantage in anticipating customer needs and being first to market with products that will achieve or maintain market leadership. The Company believes that its industry expertise will provide for more defensible market positions and additional opportunities for growth.

    In 1996, the Information Access segment represented 52% of net sales and 67% of EBITDA (excluding corporate expenses). The Mail Processing segment represented 48% of net sales and 33% of EBITDA (excluding corporate expenses). The Company has historically achieved higher margins in its Information Access segment due to its significant operating leverage as well as its large base of recurring revenue with high renewal rates. The Company's two business segments share a number of important strategic similarities, including strong market positions, a reputation for high quality products and service excellence, broad recognition of the Bell & Howell brand name and a significant international presence. In addition, the Company derives a substantial portion of its net sales from prepaid subscriptions and service agreements that historically have had renewal rates in excess of 90%. Bell & Howell markets its products worldwide with approximately 30% of its net sales in fiscal 1996 to customers outside the United States. Furthermore, Bell & Howell is able to leverage certain important technologies and expertise across its businesses, such as imaging and software technology, information indexing and organizing capabilities as well as expertise in paper handling.

INFORMATION ACCESS SEGMENT

    Information Access's unique databases, proprietary access tools, value-added services and image capture/enhancement systems are designed to meet customers' increasing information needs, which have evolved well beyond the mere availability of information. Customers' demands for more efficient access to relevant data for specific information requirements are being driven by their needs to reduce search time and cost while performing more focused yet comprehensive searches. Within its Information Access segment, the Company provides quick and easy access to information in select vertical markets, such as transportation and vehicle dealers, libraries of all kinds (including college and university, elementary and high school as well as public and corporate), financial institutions, governmental agencies and other paper intensive industries.

  TRANSPORTATION AND VEHICLE MARKET

    BUSINESS OVERVIEW. The transportation and vehicle market is an excellent example of the Company's strategy of market leadership in well-defined, defensible market niches. The Company serves its customers in this market through its subsidiary, Bell & Howell Publications Systems Company ("PSC"), which is a leading provider of turnkey systems (including software, information updates, service as well as hardware) used to manage the parts area of automotive dealerships and to provide total information systems for powersports (motorcycle and marine) dealerships.

    The Company's automotive customer base consists principally of franchised dealerships, including General Motors ("GM"), Chrysler, Mercedes Benz, Land Rover, Porsche, Honda, Nissan, Volvo, Isuzu, Subaru, Hyundai, and most recently, Ford and Toyota. For the Company's automotive customers, the Company creates and markets turnkey systems consisting primarily of electronic parts catalogs which allow automotive dealerships to electronically access manufacturers' proprietary technical documentation (such as parts catalogs, parts and service bulletins and other reference materials) and to interface with other important information systems (such as inventory management and billing) within the dealership.

    The Company's products provide significant benefits to dealerships' parts and service departments (critical profit centers for dealerships), such as increased automotive parts sales, higher inventory turnover as well as improved labor productivity. The Company's electronic parts catalogs appeal to dealers because they link text with graphics, illustrations and charts in one easy-to-use system designed to locate the desired information. In addition, use of the Company's systems has significantly reduced the training time needed for its customers' parts department personnel.

    A typical dealer installation consists of one or more workstations and software to search and display information from the database. In addition to the revenue from the sale of the workstation and software, the Company's systems generate ongoing revenues over the term of the contract from publishing database updates as well as additional revenues from software maintenance and hardware service contracts. The sale of these systems also generates significant interest income because the majority of the systems in the United States are financed through the Company's financing subsidiary Bell & Howell Financial Services Company.

    The Company's systems are marketed to automotive dealerships pursuant to long-term contracts with monthly payments, generally for five year terms, and are currently used by almost 9,000 of the approximately 22,000 automotive dealerships in the U.S. Management believes its share of installed automotive dealership customers is significantly larger than any of its competitors. Outside the U.S., the Company is currently the sole provider of electronic parts catalogs to over 10,000 GM, Mercedes Benz and Chrysler dealers and distributes its parts catalogs primarily through exclusive OEM agreements with General Motors Europe, Mercedes Benz and Chrysler.

    In addition, the Company is the preeminent supplier of complete dealer management systems and electronic parts catalogs to powersports dealerships. Similar to its automotive strategy, the Company provides dealerships access to proprietary technical documentation for most major motorcycle manufacturers, including Harley Davidson, Honda, Suzuki, Yamaha, Kawasaki, Triumph, BMW and Ducati as well as most major marine manufacturers, including Mercury, Outboard Marine and Volvo-Penta. Management believes its installed customer base of over 1,500 powersports dealerships is significantly larger than any of its competitors. In June 1997, the Company launched a new generation dealer management system initially targeted to marine dealers.

    The Company sells its automotive systems primarily through a direct sales force in the U.S. and Canada. Approximately 10% of the Company's sales within its transportation and vehicle market are pursuant to a long-term distribution arrangement with the Reynolds & Reynolds Company, a leading supplier of computer systems and forms to the automotive industry, to market the systems to United States and Canadian auto dealers. In Europe, the Company distributes its software and information directly to GM and Mercedes Benz, and in Japan the Company markets through Yanase, the controlling importer in Japan for virtually all the Mercedes Benz and GM/Opel dealerships. The manufacturers then distribute the software and information to their dealers. In the powersports business, systems are marketed to dealerships by a dedicated, direct sales force and through telemarketing.

    The Company historically has provided microfilm publication services for technical reference materials to major manufacturing companies, including GM and Chrysler. Although microfilm publishing accounted for only 10% of the Company's net sales to the transportation and vehicle market in fiscal 1996, the Company considers this segment of strategic importance because it provides an opportunity for the Company to transition these customers to electronic systems and requires a relatively small continuing investment.

    GROWTH STRATEGIES. The Company intends to pursue growth opportunities in its established automotive and powersports dealership markets as well as in new markets through new product development and acquisitions. The Company intends to pursue the following strategies:

    INCREASE SALES TO EXISTING AUTOMOTIVE CUSTOMERS. The Company has enjoyed strong sales of additional product applications and high contract renewal rates and intends to continue to market upgrade and replacement hardware and software products to its large installed base. In addition, the Company continues to add new features and services such as a vehicle identification number application, technical service bulletins, and labor time guides which enable it to enhance its revenue stream from its existing customer base. The Company curently has 14 product applications available up from 4 in 1994, providing additional opportunities to cross sell applications to its existing customer base.

    ATTRACT NEW AUTOMOTIVE DEALERSHIPS. The Company's unique ability to offer electronic parts catalogs of multiple manufacturers positions it to benefit from the industry consolidation and the increase in the number of multi-franchise dealerships. The Company has the rights to more manufacturers' parts databases than any of its competitors. The Company also intends to increase its installed base by aggressively seeking database publishing rights from additional automotive manufacturers. For example, recent agreements with Ford and Toyota provide the Company with access to a large number of additional dealerships. In addition, the Company intends to penetrate the approximately 25% of the estimated 22,000 automotive dealerships in the U.S. which do not currently use electronic parts catalogs.

    INCREASE SALES IN POWERSPORTS AND OTHER MARKETS. The Company has addressed the growing demand for its products in the powersports market by the June 1997 introduction of an enhanced dealer management software system initially designed for the needs of the marine dealer. Other markets for the Company's image intensive database access products include the heavy truck markets as well as the recreational vehicle and general aviation markets.

    COMPETITION. In the automotive market, the Company's principal competitors are ADP, which sells and services a full range of dealership management systems and currently publishes electronic parts catalogs for GM and Chrysler dealerships (and also distributes the parts catalogs for BMW and Nissan), and EDS, which publishes electronic parts catalogs for GM dealerships. In addition, certain manufacturers such as Toyota, Honda and Nissan have developed their own proprietary electronic parts catalogs. Although additional automotive manufacturers could also elect to develop their own electronic parts catalogs, the Company believes that it is uniquely positioned to compete with such manufacturers because it will not be efficient for dealerships to have separate proprietary systems for each of their automotive lines. Due to the Company's large installed base, its strong long-term relationships with manufacturers and the ability of its systems to handle multiple manufacturers' data, the Company believes it is well positioned to compete with any of its competitors. Certain of the Company's competitors have greater financial resources than the Company.

  EDUCATION AND LIBRARY MARKET

    BUSINESS OVERVIEW. In the education and library market, the Company competes through its subsidiary, UMI Company ("UMI"), which the Company believes is the world's leading aggregator and provider of access to articles and information from periodicals and newspapers, dissertations, out-of-print books and other scholarly collections. This information can be accessed via the Internet, in other electronic media, such as CD-ROM, as well as on magnetic tape, on microfilm or on paper. The Company aggregates the works of publishers and authors, creates proprietary abstracts and indices, and customizes this information in various formats for easy access by its customers. For example, elementary and high school customers may want on-line information organized by selected topics, whereas users of academic research libraries require extensive databases in order to perform thorough research. Furthermore, libraries have traditionally purchased information in the microfilm format for the breadth and depth of the Company's database as well as for archival and preservation purposes. Bell & Howell believes its leadership position within the education and library market is attributable to the breadth and depth of its collection of published materials, strong publisher and customer relations, high quality abstracts and indices, superior technology and an effective sales and distribution network.

    The Company's comprehensive database consists of over 18,000 periodical titles, 7,000 newspaper titles, as well as its unique content base including 1.5 million dissertations, 140,000 out-of-print books, 300 research collections, over 14 million proprietary abstracts for on-line and CD-ROM retrieval. The ability to provide its customers with the full image as originally published distinguishes the Company from other information providers which typically store and provide information in a text-only format, omitting essential charts, graphs, pictures and other images. A significant amount of the Company's sales to the education and library market comes from content under exclusive licenses, making the Company the sole source of such information aside from the original publisher. In many cases, the Company's database includes the entire publication history of a periodical or newspaper. For example, the Company's database includes every edition of The New York Times published since 1851. The Company has developed strong long-term relationships with the publishers of such periodicals and newspapers and with most major universities in North America.

    The Company is continually offering new ways to enhance each customer's ability to efficiently access the relevant information in the format or media of its choice. The Company pioneered electronic access to the full image format of periodicals and newspapers on CD-ROM in the late 1980s. In 1995, the Company introduced ProQuest Direct, a proprietary access and delivery system offering on-line delivery of articles in formats ranging from text only to the full image as originally published. In 1996, ProQuest Direct became accessible on the Internet via any Web browser.

    In fiscal 1996, approximately 45% of the Company's net sales to the education and library market were derived from information in electronic format, which has grown at a compound annual rate of approximately 30% since 1994. Initially this growth was fueled by CD-ROM subscriptions. Electronic growth is currently being driven by a combination of on-line subscriptions, agreements with information resellers such as Knight-Ridder and Dow Jones, as well as new CD-ROM databases. Customers today are increasingly computer-oriented and demand user-friendly access to information at the desktop. The Company has responded by developing a full line of proprietary electronic products marketed under the ProQuest brand name. These products include on-line via the Internet, CD-ROM, magnetic tape and other digitally-based collections of abstracts and indices, full text and full images, which generally focus on business, general interest, science and the humanities.

    Although overall sales growth has been driven by electronic content, customers still demand information stored in the more traditional microfilm and paper formats. In fiscal 1996, approximately 55% of the Company's net sales to the educational and library market were derived from information republished in microfilm and paper. Newspapers, magazines and journals are marketed as complete microfilm sets of both current and back issues. The Company also compiles books, magazines and journals into thematic microfilm collections. Management believes that demand for microfilm products will continue despite the growing trend towards electronic products, because microfilm products may be the only source of certain out-of-print information, microfilm is a less expensive alternative or backup source of content to electronic media and microfilm is considered to be a more permanent medium than electronic media for archival and preservation purposes. In addition, paper copy is provided either as the original medium or by specific requests from customers. Management believes customers of these traditional media formats are of strategic importance because they provide a targeted market to which the Company can offer its electronic products and because continued delivery of traditional services to such customers requires only nominal continuing investment to maintain sales and cash flow.

    The Company's customers include libraries and information centers in elementary and high schools, colleges and universities, public, corporate and government libraries as well as a number of well known information providers that resell the Company' electronic content primarily within the corporate desktop user market. In fiscal 1996, approximately 70% of the Company's net sales to the education and library market were derived from prepaid annual subscriptions with historical renewal rates in excess of 90%.

    The Company has focused its direct sales and marketing efforts on academic research libraries, large public libraries, elementary and high schools and corporate libraries. In 1997, the Company curtailed its efforts to sell directly to the corporate desktop user, opting instead to distribute its content to that market through corporate resellers such as Knight-Ridder and Dow Jones. The Company's products are sold outside North America through a network of independent agents and distributors primarily working exclusively for the Company.

    Also, over the last several years, the Company has increased its development expenditures and product capital investment to expand and enhance its product offering of abstracts and indices, full images and full text, as well as to invest in technology to expand user access. Development expenditures were $4.7 million, $7.8 million and $9.8 million in fiscal 1994, 1995 and 1996, respectively. Investments in creation of databases were $18.8 million, $18.9 million and $19.4 million in fiscal 1994, 1995 and 1996, respectively.

    GROWTH STRATEGIES. The Company believes that the role of the information aggregator is becoming more important to customers and more central to the global dissemination of information, and that the Company is well positioned to capitalize on the combination of its extensive information database and its powerful data delivery tools to provide customers with accurate, comprehensive, timely and cost effective information solutions. To capitalize on the existing growth opportunities in the Information Access market, the Company intends to address the following market needs:

    DEMAND FOR RELEVANT AND COMPREHENSIVE ANSWERS. Over the last several years the Company has focused significant resources towards creating comprehensive abstracts and indices to be used as search tools by customers to more efficiently access the full text image of the desired article. Further, the Company has provided its information in thematic collections so that users may search across a very broad, deep cross section of its database. This search capability has been enhanced by the introduction of the Company's ProQuest Direct on-line system in 1995 whereby users now have access via the Internet to the Company's intelligent content base of information.

    CUSTOMER REQUIREMENTS FOR EASIER ACCESS. The Company distributes information in formats according to customers' requirements including on-line, CD-ROM, magnetic tape, microfilm and paper. Each of these formats allows customers to access the Company's comprehensive collection of business, general interest, science and humanities articles and, in the case of on-line users, utilize easily understood, menu-driven search instructions in a Windows-TM-based environment.

    GROWING DEMAND FOR ELECTRONIC CONTENT IN SCHOOLS & LIBRARIES. There are a number of well publicized initiatives at both the state and federal levels to connect schools and libraries to the Internet. In fact, over 80% of high schools in the U.S. have access to the Internet today. The Company believes that those initiatives will enhance its opportunity to serve these customers because of the ease of use of the Company's search tools and its ability to provide its content on a customized basis according to the individual requirements of each school or district.

    GLOBAL DEMAND FOR UNITED STATES CONTENT. The Company's products have gained wide acceptance in Western Europe, Asia and Australia as the demand for information generated in the United States has grown. In 1996, approximately $33.1 million, or 19% of the Company's net sales to the education and library market were to customers outside the United States. The Company believes that significant international growth opportunities exist and continues to introduce new products specifically designed for international customers to capitalize on such opportunities. The Company has begun to market its ProQuest Direct-TM-on-line content-base to customers located outside the U.S.

    COMPETITION. In providing electronic publishing rights, the Company has found that publishers prefer republishers/aggregators with whom they have a long-standing relationship. Many of the Company's publisher relationships were established over 25 years ago and therefore constitute a key competitive advantage.

    The Company's competition in the microfilm republishing sector comes from organizations with less expansive publication lists. Microfilm publishers who compete with the Company include Primary Source Media, NewsBank and Thomson. In the electronic business, competitors include Dow Jones, EBSCO, Knight-Ridder, Newsbank, On-Line Computer Library Consortium (OCLC), Reed/Elsevier, SIRS and Thomson. In addition, original publishers, aggregators, technology companies and universities are beginning to position themselves as providers of electronic information directly to the desktop of the customer. All of these entities are potential competitors of the Company. Several competitors and potential competitors have greater financial resources than the Company.

  IMAGING SOLUTIONS AND COMPONENTS

    BUSINESS OVERVIEW. Bell & Howell's Imaging Solutions and Components business is a leading designer, integrator and distributor of non-paper based systems and components that enable users to efficiently file and access their documents and records. These systems and components are customized to the needs of select vertical markets, such as financial institutions and governmental agencies, in order to provide better customer service, enhance productivity, minimize storage costs and ensure the security and integrity of their records. These systems, which utilize both electronic and microfilm technology, consist of the software and hardware, accessories, supplies and service required to capture, enhance, duplicate, store, index and retrieve a customer's data and documents.

    Active business records and management reports are increasingly captured and stored electronically on optical disks or other electronic media which offer faster and easier access than microfilm. The Company's products include a line of electronic storage and retrieval systems which utilize a personal computer in conjunction with optical or magnetic disk, scanner, laser printer and proprietary application specific software. The Company's software products are customized to the needs of targeted vertical markets where Management believes there is potential to achieve market leadership within that niche. For example, the Company recently introduced a product targeted to financial institutions which allows them to instantaneously access and view complete customer records (including check copies, signature cards and bank statements) which reside on different customer databases and which may utilize differing imaging software, in order to provide more timely and efficient customer service and increase productivity. These market niches include financial institutions with assets of less than $10 billion, the Department of Defense and the trucking industry. These systems range in price from $10,000 for a stand-alone system to over $250,000 for a fully networked system.

    The Company's imaging components include production scanners and software that convert paper documents into electronic files. In 1996, approximately 25% of net sales for this business were derived from scanner sales which have grown at an annual rate of approximately 30% since 1994. The Company's document scanners produce digital records from single- and dual-sided documents in a single pass. The production scanner market (where customers use a dedicated operator, in a production environment) ranges in speeds from 20 to 200 pages per minute ("ppm"). The Company has traditionally competed primarily in the mid-range (which today ranges from 50 to 100 ppm) of the production scanning market. In second quarter 1997, the Company announced two new lines of scanners, one aimed at the mid-range and up, while the other is aimed at the lower end of the production scanning market. The Company believes its market position and strong growth rate in its scanner business result from its reputation for quality and reliability.

    The Company's microfilm products include a full line of microfilm retrieval systems, readers, reader/ printers and a family of automated cameras, as well as other accessories and supplies. Bell & Howell systems are typically sold in the mid- to low-end of the Imaging Solutions and Components market characterized by PC-based and stand-alone systems rather than high-end integrated systems. Microfilm products are used primarily for archival and exception processing purposes, as well as for certain active business records, such as mortgage and loan applications or those applications which deal primarily with client files. Microfilm continues to be an ideal archival medium and provides numerous advantages over other storage formats. For example, microfilm offers the capability of storing a document for over 100 years. Microfilm equipment ranges in price from approximately $100 for a basic reader to over $30,000 for a sophisticated camera and in excess of $100,000 for a fully networked system.

    The Company's Imaging Solutions and Component business benefits from a substantial customer base, as well as a broad product line marketed and serviced through its extensive sales and service organization. Customers for the Company's products are primarily financial institutions (e.g. commercial banks, credit unions and savings and loans institutions), but also governmental agencies and trucking companies. Customers for the scanner products are distributors and OEMs who in turn place the scanners within complete systems via value added resellers ("VARs") or directly to end users for use with a variety of imaging solutions. In fiscal 1996, approximately 25% of net sales within the Imaging Solutions and Components business were derived from servicing its installed customer base, generally pursuant to prepaid annual contracts.

    Customers are served through direct and indirect channels, on a worldwide basis. In the United States, the direct sales force consists of more than 40 salespeople and agents who are supported by telemarketers. The scanner products are sold to distributors or to OEMs such as IBM, Filenet and Unisys.

    GROWTH STRATEGIES. Bell & Howell intends to pursue growth opportunities for non-paper based solutions for documents and reports by offering an expanded line of applications targeted at specific vertical markets including financial institutions, the Department of Defense and the trucking industry.

    The Company expects to leverage upon the strengths of its rapidly growing scanner product offerings with a range of new and related products and services including image capture software and enhanced features and functionality targeted to the needs of customers in additional vertical markets.

    While the microfilm market is mature, the Company believes there are opportunities for continued cash flows derived from sales of products, service and supplies to its significant customer base and to capitalize on opportunities to grow market share. The Company will also seek to expand its service revenues by targeting third party service contracts thereby leveraging its service capabilities.

    COMPETITION. In the traditional microfilm market, the Company primarily competes with dealers or resellers of Canon, Minolta or Kodak equipment. In the community banking, credit union and S&L market, the Company's offering of electronic solutions primarily competes with MacroSoft and Hyland software, two small privately owned companies, but also with several VARs or integrators reselling software from, for example, Filenet or Optika. In the production scanner market, the Company primarily competes with Fujitsu and Ricoh in the lower end of the mid-range and with Kodak in the higher end of the mid-range. Several of the Company's competitors have greater financial resources than the Company.

    Bell & Howell believes its Imaging Solution and Components business enjoys several competitive advantages. It has an excellent reputation in the industry as a leading provider of a broad line of high quality and reliable products. The Company's large installed customer base provides an opportunity to sell additional product applications, as well as new products, to existing customers and provides a predictable revenue stream from maintenance, repair services and supplies.

MAIL PROCESSING SEGMENT

    BUSINESS OVERVIEW. Management believes that Bell & Howell is the leading manufacturer and supplier of high volume mail processing systems to the commercial market. The commercial market primarily consists of business to consumer mailers and represented more than 90% of the Mail Processing segment's sales during first half 1997. These systems, which increasingly utilize proprietary software, automatically perform a broad range of mail processing functions, from collating, cutting, bursting, folding and inserting documents (at cycle speeds ranging up to 18,000 envelopes per hour) to optical scanning, encoding and sorting of envelopes (at speeds up to 36,000 envelopes per hour). These software-driven systems allow customers to more efficiently manage mail room operations as well as convert routine mailings (such as invoices or statements) into targeted communication and marketing programs by customizing the invoice or statement and including promotional inserts based on a specific customer profile. In addition to the commercial market, the remaining sales in the Mail Processing segment stem from governmental contracts for automation equipment and software for the U.S. Postal Service and foreign postal authorities.

    The Company's major product line, mail inserting systems, performs virtually all mail inserting functions, including cutting and folding continuous documents, collating and inserting materials into envelopes and postage metering at speeds ranging up to 18,000 envelopes per hour. Inserting systems generally range in price from approximately $25,000 to $400,000 (with more complex systems selling for over $1 million). Customers include financial institutions, insurance companies, utilities, service bureaus, credit card companies, direct mail marketers and other companies which generate high volumes of mail.

    The Company also designs and manufactures mail sorting equipment which optically scans characters and prints bar coded zip codes on outgoing mail and sorts the mail according to destination at speeds up to 36,000 envelopes per hour. These sorters allow customers with varying volume needs to capitalize on presorted and bar coded mail discounts which are offered by the U.S. Postal Service and increasingly by postal services in other countries. Mail sorting systems range in price from approximately $100,000 to $600,000. Customers include users of high volume inserters and presort bureaus which aggregate mail from smaller postal patrons seeking to take advantage of presorted mail discounts.

    Bell & Howell believes that its leadership position in the commercial mail processing business is attributable to its substantial installed global customer base and worldwide service organization of approximately 1,500 service engineers and support personnel. In many locations, the service engineers provide services seven days a week, 24 hours per day. The majority of commercial mail processing's equipment is maintained and serviced by the Company pursuant to annual prepaid service contracts. In fiscal 1996, approximately 40% of commercial mail processing's net sales were derived from service.

    In addition to its commercial inserting and sorting products, Bell & Howell Postal Systems Company designs, develops and manufactures automation equipment and software for use by national postal services worldwide including the U.S. Postal Service. The Company has expertise in high speed feeding of oversized envelopes, high speed labeling applications and imaging, as well as other software based solutions. Bell & Howell Mailmobile Company distributes an automated guided vehicle used to deliver mail within the office.

    Bell & Howell's commercial mail processing systems are sold in the United States through a direct sales force of approximately 70 salespeople. Outside the United States, commercial mail processing systems are marketed directly through wholly-owned subsidiaries located in Canada, France, Germany, the United Kingdom, Japan, the Netherlands, Singapore, Switzerland and Austria as well as through distributors in other geographic areas.

    GROWTH STRATEGIES. The Company intends to expand its leadership position by continuing to introduce new software and hardware solutions to existing and prospective customers through new product development and acquisitions. In addition, the Company intends to capitalize upon its customers' need to personalize their communications and to develop targeted merchandising initiatives by offering enhanced integrated software solutions.

    The Company believes customers will continue to seek integrated systems solutions that enhance flexibility in customer communications and connect mail room and document printing operations, while reducing labor requirements and improving total system accuracy. The Company has invested $9.4 million, $12.9 million and $17.6 million in new product development in fiscal 1994, 1995 and 1996, respectively, for new product lines, system software and systems for large mail room operations.

    In 1996, the Company introduced the BH6000, an 18,000 envelope per hour system targeted at simple high volume applications. The Company has also recently introduced the BH4000, an enhanced version of its most popular mailing system which will increase throughput by utilizing the software and certain hardware modules used in its fastest system. New inserting product introductions utilize flexible, modular system designs that are software driven and offer common interfaces and comprehensive information links to customer operations. Management believes the modular design will have a number of benefits including a more cost effective upgrade path for its customers, and lower production costs.

    Mail Processing's inserting product line will be enhanced in the future primarily through the addition of application software and new hardware that will increase throughput and reduce operating labor requirements. The Company believes these new systems will be responsive to the growing demand for integrated mail processing systems and more effective customer communications.

    COMPETITION. Bell & Howell believes that its commercial mail processing business enjoys several competitive advantages, including its ability to customize products to meet customer needs and provide high quality maintenance service. The Company's large installed base provides a significant opportunity to increase net sales. A substantial portion of the Company's new mail processing equipment sales are derived from sales of upgrades, add-ons or replacements. The Company also believes that its extensive service organization has led to close customer relationships which give the Company the ability to anticipate customers' future needs. The Company's nearest competitor in the high volume mail processing business in North America is Pitney Bowes. Outside of North America, Bell & Howell also competes with Kern AG and Bowe Systec AG, which are based in Switzerland and Germany, respectively. In the mail sorting product line, the Company's primary competitors are Siemens, Postal Technologies and Pitney Bowes. Of these competitors, Pitney Bowes and Siemens have greater financial resources than the Company.

FINANCING SUBSIDIARY

    Bell & Howell Financial Services Company, the Company's finance subsidiary, assists the Company in marketing its products by providing lease financing for the Company's customers, with both full payout and residual payment end-of-lease options. Bell & Howell Financial Services Company finances its leases on a stand-alone basis through separate financing arrangements. In fiscal 1996, net interest income earned at Bell & Howell Financial Services Company was $6.8 million.

SOURCES AND AVAILABILITY OF RAW MATERIALS

    The Company purchases a significant amount of microfilm from two vendors for its Information Access business. Other materials, including electronic components, are purchased from a number of suppliers. Management believes that alternate sources of supply are available for substantially all raw materials and components. The Company believes that it currently has an adequate supply of raw materials and component parts to meet its manufacturing requirements and that the loss of any one of its suppliers would not have a long-term material adverse effect on the Company.

BACKLOG

    Except in its Mail Processing segment, which includes customized products and assembly of complex systems, the Company fills substantially all customer orders within 30 days. In the Mail Processing segment, backlog at the end of first half 1997 totalled $107.5 million as compared to $129.0 million at the end of first half 1996. Although the backlog in the commercial Mail Processing business increased by $15.6 million in first half 1997 versus first half 1996, the backlog relating to the sales to postal authorities decreased by $37.1 million in the same period.

MAJOR CUSTOMERS

    The Company is not dependent upon any one customer or a few customers. The loss of any one customer would not have a material adverse effect on the Company's businesses. In fiscal 1996, no single customer accounted for 10% or more of the consolidated net sales of the Company.

RESEARCH AND DEVELOPMENT EXPENSES

    The amounts charged to the Company's earnings for research and development expense in fiscal 1994, 1995, 1996, first half 1996 and first half 1997 were $21.6 million, $30.2 million, $38.1 million, $16.5 million and $19.8 million, respectively. New product offerings resulting from the Company's research and development efforts served to offset declines in certain other product lines, as the Company positioned itself to take advantage of new product/technology opportunities (with an increased emphasis on software solutions and electronic products) in each of its businesses. The Company's research and development expenditures include expenses primarily for database and software development, information delivery systems, production scanners and other electronic devices for the Information Access segment, as well as for increasingly software driven mail processing systems.

EMPLOYEES

    At the end of fiscal 1996, Bell & Howell had 6,110 employees. Approximately 239 employees located at the Company's Allentown, Pennsylvania facility are represented by a labor union pursuant to an agreement effective January 1, 1997 between Bell & Howell Mail Processing Systems Company and IMMCO Employees Association, which expires on May 31, 2001. Management believes that its relations with its employees are good.

PROPERTIES

    Bell & Howell's principal administrative office is located in Skokie, Illinois. The office space has been leased through 2009. At the Company's option, the lease may be renewed for an additional five-year period. The following table provides certain summary information in square feet with respect to certain facilities that the Company owns or leases in connection with its businesses:

                                                                                              SQUARE    EXPIRATION
           LOCATION                                 SEGMENT                         TITLE      FEET        DATE
------------------------------  ------------------------------------------------  ---------  ---------  ----------
Lincolnwood, Illinois           Information Access/Mail Processing                    Owned    338,000     N/A

Allentown, Pennsylvania         Mail Processing                                       Owned    196,000     N/A

Ann Arbor, Michigan             Information Access                                    Owned    171,000     N/A

Friedberg, Germany              Mail Processing                                       Owned    130,000     N/A

Wooster, Ohio                   Information Access                                    Owned     91,000     N/A

Durham, North Carolina          Mail Processing                                      Leased     80,000     5/05

Durham, North Carolina          Mail Processing                                      Leased     71,000     9/04

Tucson, Arizona                 Mail Processing                                      Leased     65,000     5/02

Louisville, Kentucky            Information Access                                   Leased     45,000     6/01

Ann Arbor, Michigan             Information Access                                   Leased     42,000     3/98

Zion, Illinois                  Information Access                                   Leased     36,000     6/99

Seven Hills, Ohio               Information Access                                   Leased     32,000     7/98

Oklahoma City, Oklahoma         Information Access                                   Leased     31,000     8/01

Ann Arbor, Michigan             Information Access                                   Leased     27,000     8/98

Salt Lake City, Utah            Information Access                                    Owned     22,000     N/A

Monroe, North Carolina          Information Access                                   Leased     15,000     9/01

Salt Lake City, Utah            Information Access                                   Leased     11,000     3/99

    Bell & Howell also owns or leases facilities in the United States, Canada, France, United Kingdom, Germany, The Netherlands, Japan, Singapore, Switzerland and Austria for sales, service and warehouse space. The termination of any one of the leases, some of which are long-term, would not significantly affect the results of the Company's operations.

    The Company deems the buildings, machinery and equipment used in its operations, whether owned or leased, generally to be in good condition and adequate for the purposes for which they are used.

PATENTS AND LICENSES

    The Company owns a substantial number of patents and patent rights, but it does not consider any one patent or group of patents owned by it, or under which it is licensed, to be material to any of the Company's lines of business. Royalty income received from licenses is not material.

GOVERNMENT REGULATIONS

    The Company is subject to various federal, state, local and foreign environmental laws and regulations limiting the discharge, storage, handling and disposal of a variety of substances. The Company's operations also are governed by laws and regulations relating to workplace safety and worker health, including the Occupational Safety and Health Act and regulations thereunder. The Company believes that it has complied in all material respects with applicable environmental and health and safety laws and regulations. The Company also does not believe that future compliance with such laws or regulations will have a material adverse effect on its results of operations or financial condition.

LEGAL PROCEEDINGS

    The Company is involved in various legal proceedings incidental to its business. Management believes that the outcome of such proceedings will not have a material adverse effect upon the consolidated operations or financial condition of the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the names, ages and positions held by the directors and executive officers of Holding Company which will be elected to identical positions of BHOC in connection with the implementation of the Plan.

NAME                                      AGE                            POSITIONS AT THE COMPANY
------------------------------------      ---      ---------------------------------------------------------------------
William J. White....................          59   Chairman of the Board of Directors of Holding Company and BHOC

James P. Roemer.....................          50   Director, President and Chief Executive Officer of Holding Company
                                                     and BHOC

Nils A. Johansson...................          49   Director, Executive Vice President and Chief Financial Officer of
                                                     Holding Company and BHOC

David Bonderman.....................          54   Director

David G. Brown......................          40   Director

J. Taylor Crandall..................          43   Director

Daniel L. Doctoroff.................          39   Director

William E. Oberndorf................          44   Director

Gary L. Roubos......................          60   Director

John H. Scully......................          53   Director

Michael A. Dering...................          46   President and Chief Executive Officer of Bell & Howell Publication
                                                     Systems Company

Stuart T. Lieberman.................          45   Vice President, Controller and Chief Accounting Officer of Holding
                                                     Company and BHOC

Ben L. McSwiney.....................          47   President and Chief Executive Officer of Bell & Howell Mail
                                                     Processing Systems Company

Kevin B. O'Shea.....................          38   Vice President and Treasurer of Holding Company and BHOC

Maria T. Rubly......................          42   Vice President of Holding Company and BHOC

Gary S. Salit.......................          53   Secretary and Corporate Counsel of Holding Company and BHOC

    The business experience and certain other information relating to each director and executive officer of Holding Company is set forth below:

    WILLIAM J. WHITE has served as Chairman of the Board and Director of Holding Company since its organization in February 1993 and of BHOC since February 1990. From February 1990 to February 1997, he served as Chief Executive Officer of both companies. He was President of the Holding Company from February 1993 to February 1995 and President of BHOC from February 1990 to February 1995. Prior to joining Bell & Howell, Mr. White was President and Chief Executive Officer of Whitestar Graphics, Inc. (a printing and graphics company) from January 1989 through January 1990, when it was acquired by the William Blair Leveraged Capital Fund and Mr. White. Prior to that, he was Executive Vice President of USG Corporation where he served as president of three different subsidiaries during his tenure. He is also a Director of TJ International, Inc. and Readers Digest Association, Inc.

    JAMES P. ROEMER has served as Director and President of Holding Company and BHOC since February 1995. In February 1997, he was elected Chief Executive Officer of Holding Company and BHOC and from

February 1995 to February 1997 served as Chief Operating Officer of both companies. Prior to that, he served as President and Chief Executive Officer of UMI Company from January 1994 to June 1995. Mr. Roemer joined Bell & Howell as Vice President and PSC as President and Chief Operating Officer in October 1991, and was promoted to President and Chief Executive Officer of PSC in September 1993. Prior to joining Bell & Howell, Mr. Roemer was President of the Michie Group, Mead Data Central from December 1989 to October 1991. From January 1982 to December 1989 he was Vice President and General Manager of Lexis, an on-line legal information service. From April 1981 to December 1982 he served as acting president for Mead Data Central.

    NILS A. JOHANSSON has been a Director of Holding Company since its organization in February 1993 and of BHOC since April 1990. Since January 1994, he has held the office of Executive Vice President and Chief Financial Officer of Holding Company and BHOC. Mr. Johansson served as Senior Vice President, Finance and Chief Financial Officer of Holding Company from February 1993 to January 1994 and of BHOC from December 1991 to January 1994. From May 1989 to December 1991, he was Vice President, Finance, Treasurer and Chief Financial Officer of BHOC. From February 1981 to May 1989 he held various executive positions with Bell & Howell, including corporate treasurer and positions in group control, planning and business development.

    DAVID BONDERMAN has been a Director of Holding Company since its organization in February 1993 and served as a Director of BHOC from December 1987 until February 1993. He has been a Managing General Partner of Texas Pacific Group (a private investment company) since December 1993. From August 1992 to December 1993, Mr. Bonderman was an investor with TPG Partners, L.P. (a private investment company). From July 1983 through August 1992, he was Vice President and Chief Operating Officer of Keystone, Inc. (a private investment company). He is also a Director of Beringer Wine Estates, Inc., Continental Airlines, Credicom Asia, Denbury Resources, Inc., Ducati Motor Holdings, S.P.A., Realty Information Group L.P., Ryanair, Ltd., Virgin Cinemas, Ltd., Urogenesys, Inc. and Washington Mutual Inc.

    DAVID G. BROWN has been a Director of Holding Company since April 1995 and served as a Director of BHOC from January 1994 to April 1995. He has been a Principal of Arbor Investors, LLC since September 1995 and a Vice President of Keystone, Inc. since August of 1993. Prior to joining Arbor Investors, LLC, Mr. Brown was a Vice President in the Corporate Finance Department of Salomon Brothers Inc from August 1985 to July 1993. He is a Director of AER Energy Resources, Inc.

    J. TAYLOR CRANDALL has been a Director of Holding Company since its organization in February 1993 and was a Director of BHOC from November 1990 until February 1993. He has been Vice President and Chief Financial Officer of Keystone, Inc. (a private investment company) since October 1986. He also has been President, Director and sole stockholder of Acadia MGP, Inc. (managing general partner of Acadia Investment Partners, L.P., the sole general partner of Acadia Partners, L.P. (an investment partnership)) since 1992. He is also a Director of Washington Mutual Inc.

    DANIEL L. DOCTOROFF has been a Director of Holding Company since its organization in February 1993 and served as a Director of BHOC from June 1990 until February 1993. He has served as Managing Director of Oak Hill Partners, Inc. (successor to Rosecliff, Inc., the management company for Acadia Partners, L.P. (an investment partnership)) since March 1992. Since October 1992, he has been a Vice President of Keystone, Inc. (a private investment company) and since February 1994, he has been a Managing Partner of Insurance Partners Advisors L.P. He was Director of Rosecliff, Inc. from August 1987 through March 1992. He is also a Director of Kemper Corporation and Specialty Foods Corporation.

    WILLIAM E. OBERNDORF has been a Director of Holding Company since its organization in February 1993 and was a Director of BHOC from July 1988 through February 1993. He has served as Managing Director of SPO Partners & Co. (a private investment company) since March 1991. He is also a Director of Plum Creek Timber Co., L.P.

    GARY L. ROUBOS has been a Director of Holding Company since February 1994. He has been Chairman of the Board of Dover Corporation (a diversified equipment manufacturer) since August 1989 and was President from May 1977 to May 1993. He is also a Director of Dover Corporation and Omnicom Group, Inc.

    JOHN H. SCULLY has been a Director of Holding Company since its organization in February 1993 and was a Director of BHOC from July 1988 until February 1993. He has served as Managing Director of SPO Partners & Co. (a private investment company) since March 1991. He is also a Director of Plum Creek Timber Co., L.P.

    MICHAEL A. DERING has served as President and Chief Executive Officer of PSC since July 1996. Prior to joining PSC he was President of TAB Products Company (an office filing systems company) from February 1991 to July 1996. From 1990 to 1991 he was Executive Vice President and Chief Operating Officer of TAB Products and from 1975 to 1990 he held various offices and positions with TAB Products in sales and marketing.

    STUART T. LIEBERMAN has been Vice President, Controller and Chief Accounting Officer of Holding Company since its organization in February 1993 and of BHOC since January 1990.

    BEN L. MCSWINEY has been President and Chief Executive Officer of Bell & Howell Mail Processing Systems Company since July 1995. Prior to joining Bell & Howell, he was President and Chief Executive Officer of Duplex Products, Inc. (a forms manufacturing and distributing company) from September 1993 to June 1995 and President and Chief Executive Officer of Whitestar Graphics, Inc. from April 1991 to September 1993.

    KEVIN B. O'SHEA has served as Vice President and Treasurer of Holding Company and of BHOC since February 1996. Prior to joining Bell & Howell he served as Vice President and Treasurer of Spencer Stuart & Associates (an executive search and consulting firm) from July 1989 to February 1996.

    MARIA T. RUBLY has been Vice President of Holding Company since 1994 and of BHOC since April 1993. Prior to joining the Company, she spent 13 years with Baxter, which included five years with American Hospital Supply Corporation until its merger with Baxter. Her position from January 1991 to April 1993 was Vice President of the Baxter Management Institute.

    GARY S. SALIT is Secretary and Corporate Counsel of Holding Company, a position he has held since its organization in February 1993. He has served as a Secretary of BHOC since January 1993. He has also served as Corporate Counsel of BHOC since 1985.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                                            -----------------------
                                                                             AWARDS(1)
                                                                            -----------  PAYOUTS(2)
                                                     ANNUAL COMPENSATION    SECURITIES   ----------
                                          FISCAL    ----------------------  UNDERLYING      LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR       SALARY     BONUS(3)   OPTIONS(#)    PAYOUTS    COMPENSATION
---------------------------------------  ---------  ----------  ----------  -----------  ----------  -------------
William J. White ......................       1996  $  643,853  $  294,241          --           --   $    30,092(4)
  Chairman of the Board                       1995     614,427     307,501     460,000           --        34,574(4)
                                              1994     597,696     582,754          --           --        36,711(4)

James P. Roemer .......................       1996     510,572     233,331          --   $   54,384        94,984(5)
  President and Chief Executive Officer       1995     405,655     252,689     385,000           --        21,992(5)
                                              1994     206,000     132,679          --      431,679       176,758(5)

Nils A. Johansson .....................       1996     396,162     181,046          --       79,380        27,069(6)
  Executive Vice President and Chief          1995     363,827     216,063     270,000           --        31,768(6)
  Financial Officer                           1994     264,092     184,865          --      184,500        21,200(6)

Ben L. McSwiney .......................       1996     254,539     107,413      12,000           --       113,422(8)
  President of MPS                            1995(7)    140,219      9,363     10,500           --         2,963(8)

Michael A. Dering .....................       1996(9)    105,770     75,000     10,000           --        87,728(10)
  President of PSC

------------------------

(1) Amounts reflected in this column are for grants of stock options under the Option Plan.

(2) For fiscal 1994, consists of amounts earned under Bell & Howell Operating Company's Long-Term Incentive Plan: 1991-1994 (the "1991-1994 LTIP"). The 1991-1994 LTIP provided long-term incentives to key management employees by rewarding them for achieving financial targets for the period commencing fiscal 1991 through fiscal 1994. Messrs. White, McSwiney and Dering did not participate in the 1991-1994 LTIP. Mr. Roemer earned $287,674 under an additional long-term incentive plan in 1994. Payments under the 1991-1994 LTIP were made in March 1995.

    For fiscal 1996, consists of amounts earned under Bell & Howell Operating Company's Long-Term Incentive Plan: 1993-1996 (the "1993-1996 LTIP"). The 1993-1996 LTIP initially provided long-term incentives to key management employees by rewarding them for achieving financial targets for the period commencing fiscal 1993 through fiscal 1996. The 1993-1996 LTIP was terminated as of the end of fiscal 1994 and replaced with the 1995 Stock Option Plan. Amounts earned under the 1993-1996 LTIP were determined based on performance through the end of fiscal 1994, and prorated payments were made in February 1997.

(3) Consists of amounts awarded under an employment agreement in respect of Mr. White and under the Bell & Howell Operating Company's Management Incentive Bonus Plan (the "MIB") in respect of Messrs. Roemer, Johansson, McSwiney and Dering. The MIB provides a financial incentive for key management employees to focus their efforts on, and achieve, annual financial targets. Payments under the MIB for fiscal 1996 were made in February 1997.

(4) For fiscal 1996, 1995 and 1994, consists of $3,000 in contributions to the Bell & Howell Profit Sharing Retirement Plan ("PSRP"); $16,027, $20,944 and $19,953, respectively, in contributions to the Bell & Howell Replacement Benefit Plan ("RBP") and $11,065, $10,630 and $13,758, respectively, in imputed life insurance.

(5) For fiscal 1996, 1995 and 1994 consists of $3,000 in contributions to the PSRP; $3,384, $2,084, and $1,905, respectively, in imputed life insurance; $12,381, $16,908 and $7,183, respectively, in contributions to the RBP; and for fiscal 1996 and 1994 consists of $76,219 and $164,670, respectively, for relocation and related expenses.

(6) For fiscal 1996, 1995 and 1994, consists of $6,000 in contributions to the PSRP; $18,489, $23,328 and $13,172, respectively, in contributions to the RBP; and $2,580, $2,440 and $2,028, respectively, in imputed life insurance.

(7) 1995 reflects compensation for the six month period from July 1995, when Mr. McSwiney's employment by the Company began, through December 1995.

(8) For fiscal 1996 and 1995, consists of $3,000 and $2,308 respectively in contributions to the PSRP; $3,011 and $655 respectively, in imputed life insurance; and for fiscal 1996 includes $2,278 in contributions to the RBP; $59,571 for relocation and related expenses; and $45,562 of income resulting from the exercise of non-qualified stock options.

(9) Reflects compensation for the six month period from July 1996, when Mr. Dering's employment by the Company began, through December 1996.

(10) For fiscal 1996, consists of $694 in imputed life insurance and $87,034 for relocation and related expenses.

COMPENSATION OF DIRECTORS

    All non-employee Directors are participants in the Bell & Howell Non-Employee Directors' Stock Option Compensation Plan (the "Director Plan"). The Director Plan provides for annual stock option grants to each non-employee director. Each annual grant (the value of which is equivalent to the level of compensation determined by the Directors to be reasonable and appropriate) permits each non-employee Director to purchase from the Holding Company Common Stock, with the exercise price equal to the fair market value of such shares on the date the option is granted. The stock options have a term of ten years and are exercisable one year from the date of grant. In fiscal 1996, each non-employee Director received the option to purchase 1,225 shares of Holding Company Common Stock at the existing fair market value of $32.63 per share. Management directors do not receive any additional compensation for serving as Directors.

OPTION PLAN

    The following tables set forth the number of options to purchase Holding Company Common Stock granted to each of the named executive officers during fiscal 1995 and fiscal 1996 (pursuant to the Option Plan) and the potential realizable values of such options, upon their latest possible expiration date, at assumed annualized rates of stock price appreciation of 5%, 10% and 20% over the term of the options. Because actual gains will depend upon, among other things, the actual dates of exercise of the options and the future performance of the Holding Company Common Stock in the market, the amounts reflected in these tables may not reflect the ultimate values actually realized.

                              STOCK OPTION GRANTS

                                                                                                 POTENTIAL REALIZABLE VALUE AT
                                              NUMBER OF   PERCENT OF                             ASSUMED ANNUAL RATES OF STOCK
                                             SECURITIES      TOTAL                    LATEST     PRICE APPRECIATION FOR OPTION
                                             UNDERLYING     ANNUAL     EXERCISE OR   POSSIBLE                TERM
                                   YEAR OF     OPTIONS      OPTIONS    BASE PRICE   EXPIRATION  -------------------------------
NAME                                GRANT    GRANTED(#)     GRANTED      ($/SH)        DATE        5%         10%        20%
--------------------------------  ---------  -----------  -----------  -----------  ----------  ---------  ---------  ---------

William J. White................    1995         46,000                 $   15.50    May 2001   $ 242,488  $ 550,123  $1,416,007
                                    1995         46,000                     18.50    May 2001     104,488    412,123  1,278,007
                                    1995         92,000                     22.25    May 2001          --    479,246  2,211,013
                                    1995         92,000                     26.75    May 2001          --     65,246  1,797,013
                                    1995         92,000                     32.00    May 2001          --         --  1,314,013
                                    1995         92,000                     38.50    May 2001          --         --    716,013
                                             -----------
                                                460,000         35.4%

James P. Roemer.................    1995         38,500                 $   15.50    May 2001   $ 202,952  $ 460,429  $1,185,136
                                    1995         38,500                     18.50    May 2001      87,452    344,929  1,069,636
                                    1995         77,000                     22.25    May 2001          --    401,108  1,850,522
                                    1995         77,000                     26.75    May 2001          --     54,608  1,504,022
                                    1995         77,000                     32.00    May 2001          --         --  1,099,772
                                    1995         77,000                     38.50    May 2001          --         --    599,272
                                             -----------
                                                385,000         29.7%

Nils A. Johansson...............    1995         27,000                 $   15.50    May 2001   $ 142,330  $ 322,898  $ 831,134
                                    1995         27,000                     18.50    May 2001      61,330    241,898    750,134
                                    1995         54,000                     22.25    May 2001          --    281,297  1,297,769
                                    1995         54,000                     26.75    May 2001          --     38,297  1,054,769
                                    1995         54,000                     32.00    May 2001          --         --    771,269
                                    1995         54,000                     38.50    May 2001          --         --    420,269
                                             -----------
                                                270,000         20.8%

Ben L. McSwiney(1)..............    1996         12,000          5.3%   $   31.75    May 2006   $ 239,609  $ 607,216  $1,978,052
                                    1995         10,500          0.8%       20.50   July 2005     135,370    343,053  1,117,521

Michael A. Dering(1)............    1996         10,000          4.4%   $   29.38   July 2006   $ 184,238  $ 468,162  $1,525,073

------------------------

(1) During first half 1997, Messrs. McSwiney and Dering were each granted 12,000 stock options at an exercise price of $21.125, the fair market value on the date of the grant. The options expire in March 2007.

                       STOCK OPTION EXERCISES IN 1996 AND
                          YEAR END STOCK OPTION VALUES

                                                                               NUMBER OF
                                                                              UNEXERCISED       VALUE OF UNEXERCISED
                                                                               OPTIONS AT       IN-THE-MONEY OPTIONS
                                                                              YEAR-END (#)       AT YEAR-END ($)(1)
                                                                           ------------------  ----------------------
                                           SHARES ACQUIRED      VALUE         EXERCISABLE/          EXERCISABLE/
NAME                                       ON EXERCISE (#)    REALIZED       UNEXERCISABLE         UNEXERCISABLE
-----------------------------------------  ---------------  -------------  ------------------  ----------------------
William J. White.........................       None             N/A          None/460,000(2)       None/$575,000(2)
James P. Roemer..........................       None             N/A          None/385,000(2)       None/481,250(2)
Nils A. Johansson........................       None             N/A          None/270,000(2)       None/337,500(2)
Ben L. McSwiney..........................       None             N/A         2,100/8,400(3)    $   4,725/18,900(3)
                                                                              None/12,000(4)        None/None(4)
Michael A. Dering........................       None             N/A          None/10,000(5)        None/None(4)

------------------------

(1) These amounts have been determined by multiplying the aggregate number of options by the difference between $22.75, the closing price of the Holding Company Common Stock on the NYSE on December 27, 1996 (the last trading day of fiscal 1996), and the exercise price of the options.

(2) These options are exercisable as follows: up to 25% after May 1998, up to 50% after May 1999 and up to 100% after May 2000.

(3) These options are exercisable in annual 20% increments commencing in July of each year from July 1996 through July 2000.

(4) These options are exercisable in annual 20% increments commencing in May of each year from May 1997 through May 2001.

(5) These options are exercisable in annual 20% increments commencing in July of each year from July 1997 through July 2001.

    The Option Plan replaced the 1993-1996 LTIP which covered officers and certain employees, and was to provide payments based on the participants' participation level (which was either 30% or 60% of the employees' base rate of pay on January 1, 1993 or the date such participant was designated as eligible for the 1993-1996 LTIP by the Board of Directors) and the achievement of established financial targets. Amounts earned under the 1993-1996 LTIP were determined based on performance through the end of fiscal 1994, and prorated payments were made in February 1997.

SUPPLEMENTAL RETIREMENT PLAN

    The Bell & Howell Supplemental Retirement Plan ("SRP") provides officers and certain employees with additional pension benefits upon retirement, in order to supplement social security and other benefits provided under the Bell & Howell Profit Sharing Retirement Plan ("PSRP") and the Bell & Howell Replacement Benefit Plan ("RBP"). Generally, the SRP provides for lifetime monthly pension payments which equal the excess, if any, of (i) up to 50% (the actual percentage being proportional to length of service) of the participant's average monthly compensation (which is defined to include salary and annual bonuses up to 150% of target) during the highest paid four years of the participant's last six years of employment over (ii) the sum of the aggregate monthly amounts which are payable under the PSRP, RBP (in each case exclusive of voluntary and mandatory employee contributions and investment additions thereon) and primary social security benefits. If a participant is involuntarily terminated for a reason other than for cause and such terminated employee shall have been a plan participant for at least five years, he shall be entitled to deferred SRP payments calculated as if his termination date were his retirement date. If a participant voluntarily terminates his employment and such terminated employee shall have been an employee for at least ten years and a plan participant for at least five years, he shall be entitled to deferred

SRP payments calculated as if his termination date were his retirement date. The credited years of service at the end of fiscal 1996 for each of the individuals listed in the Summary Compensation Table are 6 years for Mr. White, 5 years for Mr. Roemer, 15 years for Mr. Johansson and 1 year for Mr. McSwiney. The Holding Company estimates that the annual benefits which have accrued through the end of fiscal 1996 and would be payable upon retirement at age 60 pursuant to the SRP would be $142,950 for Mr. White, $43,600 for Mr. Roemer and $152,475 for Mr. Johansson. No SRP benefits have yet accrued at the end of fiscal 1996 for Mr. McSwiney or Mr. Dering.

    The following annual benefits would be payable upon retirement at or after age 60 to persons in the following specified participation levels, compensation and year-of-service classifications, less amounts received as social security benefits and benefits under BHOC's other retirement plans:

                       SUPPLEMENTAL RETIREMENT PLAN TABLE

                                                   YEARS OF SERVICE
                                                ----------------------
PARTICIPATION LEVEL I REMUNERATION                  15      20 OR MORE
----------------------------------------------  ----------  ----------
$250,000......................................  $   93,750  $  125,000
 425,000......................................     159,375     212,500
 600,000......................................     225,000     300,000
 775,000......................................     290,625     387,500
 950,000......................................     356,250     475,000


                                                              YEARS OF SERVICE
                                                ---------------------------------------------
PARTICIPATION LEVEL II REMUNERATION                 15          20         25      30 OR MORE
----------------------------------------------  ----------  ----------  ---------  ----------
$125,000......................................  $   34,375  $   43,750  $  53,125  $   62,500
 150,000......................................      41,250      52,500     63,750      75,000
 175,000......................................      48,125      61,250     74,375      87,500
 200,000......................................      55,000      70,000     85,000     100,000
 225,000......................................      61,875      78,750     95,625     112,500

Participants' may retire between ages 55 and 60 with reduced benefits.

EMPLOYMENT CONTRACTS

    BHOC entered into an employment agreement with William J. White dated as of March 23, 1990. Mr. White's salary and bonus are set by the Compensation Committee of the Board of Directors. Pursuant to the terms of the employment agreement, Mr. White is an employee at will. The agreement provides that Mr. White shall be entitled to severance pay equal to one-half of his annual base salary at the time of his termination and a prorated bonus if terminated without cause or if Mr. White resigns for good reason. The agreement contains noncompetition and confidentiality commitments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of Holding Company's Board of Directors in fiscal 1996 consisted of Messrs. Oberndorf (Chairman), Bonderman, Crandall, Doctoroff and Roubos. None of Messrs. Oberndorf, Bonderman, Crandall, Doctoroff and Roubos were executive officers of Holding Company during 1996.

                              CERTAIN TRANSACTIONS


    The Company has made loans (the balance of which totaled $1,443,896 at the end of fiscal 1996) to certain key executives in connection with their purchases of Holding Company Common Stock. Pursuant to the terms of such loans, the shares acquired are pledged as security. The following individuals have loans in excess of $60,000 outstanding at the end of fiscal 1996: Nils A. Johansson ($236,128); Stuart T. Lieberman ($90,818); Ben L. McSwiney ($356,977); and Maria T. Rubly ($359,987). Each loan is evidenced by an installment note that bears interest at BHOC's marginal rate of borrowing (approximately 6% at this time), and are primarily due on December 31, 1998. Interest and principal may be deferred until that date.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth information, as of August 30, 1997, with respect to the beneficial ownership of Holding Company Common Stock held by persons known to be the beneficial owners of 5% or more of any class of voting securities of the Holding Company, by each director and certain executive officers of the Holding Company, and by all directors and executive officers as a group.


                                                                                               BENEFICIAL OWNERSHIP
                                                                                              -----------------------
                                                                                              NUMBER OF
                                                                                                SHARES      PERCENT
                                                                                              ----------  -----------
PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS:
Keystone, Inc.(1)(2)........................................................................   4,363,000       18.7%
Robert M. Bass(1)(2)........................................................................   4,363,000       18.7%
David Bonderman(3)(4).......................................................................     729,760        3.1%
William J. White(5).........................................................................     549,540        2.4%
Nils A. Johansson...........................................................................     247,812        1.1%
James P. Roemer.............................................................................     171,555       *
John H. Scully(4)(6)........................................................................     145,187       *
J. Taylor Crandall(4).......................................................................     132,603       *
William E. Oberndorf(4).....................................................................      56,565       *
Ben L. McSwiney(7)..........................................................................      20,100       *
Daniel L. Doctoroff(4)......................................................................      13,133       *
Gary L. Roubos(4)...........................................................................       4,079       *
David G. Brown(4)...........................................................................       2,375       *
Michael A. Dering(8)........................................................................       2,000       *
All directors and executive officers as a group (16 persons)(9).............................   2,179,929        9.3%

------------------------

*   Less than one percent.

(1) Robert M. Bass holds all of the voting stock and serves as president and sole director of Keystone. Accordingly, Mr. Bass may be deemed to beneficially own the shares of Holding Company Common Stock held by Keystone.

(2) The address for this stockholder is 201 Main Street, Suite 3100, Forth Worth, Texas 76102.

(3) Includes 64,483 shares owned by Bonderman Family Limited Partnership and 72,488 shares owned by Group Management, Inc.

(4) Includes options to purchase 2,375 shares that are exercisable within 60 days of September 15, 1997.

(5) Includes 447,300 shares held in a trust of which Mr. White is neither trustee nor beneficiary but for which he has the power to vote and dispose of shares.

(6) Includes 417,812 shares owned by Cranberry Lake Partners Limited over which Mr. Scully exercises investment discretion.

(7) Includes options to purchase 6,600 shares that are exercisable within 60 days of September 15, 1997.

(8) Includes options to purchase 2,000 shares that are exercisable within 60 days of September 15, 1997.

(9) Includes options to purchase 36,225 shares that are exercisable within 60 days of September 15, 1997.

                          DESCRIPTION OF CAPITAL STOCK


    The following statements are subject to the detailed provisions of the Holding Company's Amended Certificate of Incorporation and Bylaws, do not purport to be complete and are qualified in their entirety by reference thereto. Upon the implementation of the Plan, the Holding Company, as sole stockholder of BHOC, will approve an Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of BHOC which are identical to the current Amended and Restated Certificate of Incorporation and Bylaws of the Holding Company in all material respects.



    The authorized capital stock of the Holding Company consists of 50,000,000 shares of Common Stock, $.001 par value, of which 23,408,388 shares are outstanding.


COMMON STOCK

    All of the issued and outstanding shares of Holding Company Common Stock are fully paid and non-assessable. Holders of Holding Company Common Stock are entitled to one vote for each share on all matters voted upon by stockholders and have no preemptive or other rights to subscribe for additional securities of the Holding Company. Holders of Holding Company Common Stock do not have the right to cumulatively vote their shares in the election of directors. Each share of Holding Company Common Stock has an equal and ratable right to receive dividends when, as and if declared by the Board of Directors out of assets legally available therefore. In the event of a liquidation, dissolution or winding up of the Holding Company, the holders of Holding Company Common Stock will be entitled to share equally and ratably in the distribution of all of the Holding Company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock as described below.


CERTAIN CHARTER AND BYLAW PROVISIONS



    In the event of any vacancy on the Board of Directors, the remaining Directors may elect a successor to serve for the remainder of the unexpired term. As permitted by the DGCL, the Directors are indemnified against certain expenses and liabilities incurred in their capacities as Directors of the Holding Company when acting in good faith and cannot be held personally liable for certain breaches of their fiduciary duty of care, as described below.


PERSONAL LIABILITY OF DIRECTORS


    The DGCL authorizes a Delaware corporation to eliminate or limit the personal liability of a director to the corporation and its stockholders for monetary damages for breach of certain fiduciary duties as a director. The Holding Company believes that such a provision is beneficial in attracting and retaining qualified directors, and accordingly, the Holding Company's Amended Certificate of Incorporation includes a provision eliminating liability for monetary damages for any breach of fiduciary duty as a director, except: (i) for any breach of the duty of loyalty to the Holding Company or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or (iv) for willful or negligent payment of dividends, or approval of stock repurchases or redemptions that are unlawful under Delaware law. Pursuant to the DGCL, directors of the Holding Company are not insulated from liability for breach of their duty of loyalty (requiring that, in making a business decision, directors act in good faith and in the honest belief that the action taken was in the best interest of the corporation), or for claims arising under the Federal securities laws. The foregoing provision of the Amended Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Holding Company and its stockholders.

CERTAIN STATUTORY PROVISIONS


    Section 203 of the DGCL contains certain provisions that may make more difficult the acquisition of control of the Holding Company by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of the Holding Company to negotiate with the Board of Directors. However, these provisions could have the effect of discouraging a prospective acquirer from making a tender offer or otherwise attempting to obtain control of the Holding Company. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares or could depress the market price of the shares. Set forth below is a description of the relevant provisions of Section 203 of the DGCL. The description is intended as a summary only and is qualified in its entirety by reference to
Section 203 of the DGCL.



    Section 203 of the DGCL prohibits certain "business combination" transactions between a publicly held Delaware corporation, such as the Holding Company, and any "interested stockholder" for a period of three years after the date on which such stockholder became an interested stockholder, unless (i) the Board of Directors approves, prior to such date, either the proposed business combination or the proposed acquisition of stock that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder acquires at least 85% of those shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans or (iii) on or subsequent to that date, the business combination with the interested stockholder is approved by the Board of Directors and also approved at a stockholders' meeting by the affirmative vote of the holder of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder. The Holding Company has opted out of Section 203 of the DGCL pursuant to its terms.


TRANSFER AGENT AND REGISTRAR

    The transfer agent, dividend paying agent and registrar for the Holding Company Common Stock is BankBoston N.A.


            INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON



    The Board of Directors of the Holding Company is not aware of any material interest of any director or executive officer, or anyone who has held office as such since the beginning of the last completed fiscal year of the Holding Company, or of any associate or affiliate of any of the foregoing, in any matter to be acted upon by the consent solicitation.


                             AVAILABLE INFORMATION


    The Holding Company and BHOC are each subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Registration Statement and the exhibits thereto as well as the periodic reports, proxy statements and other information filed by the Holding Company and BHOC with the Securities and Exchange Commission (the "Commission") may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by the Holding Company can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.



    BHOC has filed with Commission a Registration Statement on Form S-4 under the Securities Act, with respect to the shares of BHOC Common Stock to be issued pursuant to the Plan. For purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Consent Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Consent Statement/Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and other information filed by BHOC with the Commission are also available at the web site maintained by the Commission on the World Wide Web at http://www.sec.gov.



    To the extent this Consent Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith, these documents are available upon request from Mr. Gary Salit, Corporate Counsel and Secretary, Bell & Howell Company, 5215 Old Orchard Road, Skokie, Illinois 60077-1076, telephone (847) 470-7100. In order to ensure timely delivery of the documents, any request should be made by October 18, 1997.


                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by McDermott, Will & Emery, Chicago, Illinois.

                                    EXPERTS


    The audited Consolidated Financial Statements of the Company as of the end of fiscal years 1995 and 1996 and for each of fiscal years 1994, 1995 and 1996 included herein have been so included in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             STOCKHOLDER PROPOSALS


    Under the rules of the Securities and Exchange Commission, stockholder proposals to be presented at the 1998 annual meeting of the Holding Company, or BHOC if the proposed Plan is approved, must be received by the Holding Company no later than the close of business on December 14, 1997, to be considered. Proposals should be addressed to Gary S. Salit, Esq., Bell & Howell Company, 5215 Old Orchard Road, Skokie, IL 60077-1076.

                                   FORM 10-K

    A copy of the Holding Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished without charge to any stockholder upon written request to Mr. Gary Salit, Corporate Counsel and Secretary, Bell & Howell Company, 5215 Old Orchard Road, Skokie, Illinois 60077-1076.


October 10, 1997


                                          By Order of the Board of Directors

                                          Gary S. Salit

                                          CORPORATE COUNSEL AND SECRETARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
CONSOLIDATED ANNUAL FINANCIAL STATEMENTS:

Independent Auditors' Report...............................................................................        F-2

Consolidated Statements of Operations for the fiscal years 1994, 1995 and 1996.............................        F-3

Consolidated Balance Sheets at the end of fiscal years 1995 and 1996.......................................        F-4

Consolidated Statements of Cash Flows for the fiscal years 1994, 1995 and 1996.............................        F-5

Consolidated Statements of Shareholders' Equity for the fiscal years 1994, 1995 and 1996...................        F-6

Notes to the Consolidated Financial Statements.............................................................        F-7

CONSOLIDATED INTERIM FINANCIAL STATEMENTS:

Consolidated Statements of Operations for the thirteen and twenty-six weeks ended June 29, 1996 and June
  28, 1997.................................................................................................       F-23

Consolidated Balance Sheets at December 28, 1996 and June 28, 1997.........................................       F-24

Consolidated Statements of Cash Flows for the twenty-six weeks ended June 29, 1996 and June 28, 1997.......       F-25

Notes to the Consolidated Interim Financial Statements.....................................................       F-26

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Bell & Howell Company:

    We have audited the accompanying consolidated balance sheets of Bell & Howell Company and subsidiaries (the "Company") as of the end of fiscal years 1995 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the fiscal years 1994, 1995 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bell & Howell Company and subsidiaries as of the end of fiscal years 1995 and 1996, and the results of their operations and their cash flows for the fiscal years 1994, 1995 and 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
February 19, 1997

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                        FISCAL YEARS 1994, 1995 AND 1996
            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  1994        1995        1996
                                                                               ----------  ----------  ----------
Net sales:
  Product....................................................................  $  542,546  $  630,454  $  703,833
  Service....................................................................     177,794     189,435     198,964
                                                                               ----------  ----------  ----------
      Total net sales........................................................     720,340     819,889     902,797
Operating costs and expenses:
  Cost of product............................................................     336,775     385,562     443,014
  Cost of service............................................................     118,649     125,837     133,403
  Research and development...................................................      21,556      30,202      38,101
  Selling and administrative.................................................     173,019     194,839     198,898
  Restructuring..............................................................      32,893          --          --
                                                                               ----------  ----------  ----------
      Total operating costs and expenses.....................................     682,892     736,440     813,416
Operating income.............................................................      37,448      83,449      89,381
Net interest expense:
  Interest (income)..........................................................     (13,703)    (14,391)    (18,759)
  Interest expense...........................................................      62,657      65,191      64,085
                                                                               ----------  ----------  ----------
      Net interest expense...................................................      48,954      50,800      45,326
Earnings (loss) before income taxes and extraordinary items..................     (11,506)     32,649      44,055
Income tax expense (benefit).................................................      (2,490)     13,439      18,400
                                                                               ----------  ----------  ----------
Earnings (loss) before extraordinary items...................................      (9,016)     19,210      25,655
Extraordinary losses.........................................................        (978)     (3,219)     (2,585)
                                                                               ----------  ----------  ----------
Net earnings (loss)..........................................................  $   (9,994) $   15,991  $   23,070
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

Net earnings (loss) per common share:
  Primary:
    Earnings (loss) before extraordinary items...............................  $     (.68) $     1.15  $     1.38
    Extraordinary losses.....................................................        (.07)       (.19)       (.14)
                                                                               ----------  ----------  ----------
Net earnings (loss) per common share.........................................  $     (.75) $      .96  $     1.24
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Fully diluted:
    Earnings (loss) before extraordinary items...............................  $     (.68) $     1.15  $     1.38
    Extraordinary losses.....................................................        (.07)       (.19)       (.14)
                                                                               ----------  ----------  ----------
Net earnings (loss) per common share.........................................  $     (.75) $      .96  $     1.24
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Average number of common shares and equivalents outstanding:
  Primary....................................................................      13,267      16,585      18,560
  Fully diluted..............................................................      13,267      16,585      18,560

        The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    AT THE END OF FISCAL YEARS 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                              1995        1996
                                                                                           ----------  ----------
                                         ASSETS
Current assets:
  Cash and cash equivalents..............................................................  $    7,262  $   15,500
  Accounts receivable, less allowance for doubtful accounts of $4,406 and $5,294,
    respectively.........................................................................     181,247     186,862
  Inventory:
    Finished products....................................................................      52,760      61,393
    Products in process and materials....................................................      53,158      78,438
                                                                                           ----------  ----------
      Total inventory....................................................................     105,918     139,831
  Other current assets...................................................................      11,768      11,826
                                                                                           ----------  ----------
      Total current assets...............................................................     306,195     354,019
Property, plant and equipment:
  Land...................................................................................       4,245       4,302
  Buildings..............................................................................      42,840      47,833
  Machinery and equipment................................................................     115,023     137,586
  Product masters........................................................................     153,928     173,294
                                                                                           ----------  ----------
      Total property, plant and equipment, at cost.......................................     316,036     363,015
Accumulated depreciation.................................................................    (171,057)   (207,287)
                                                                                           ----------  ----------
      Net property, plant and equipment..................................................     144,979     155,728
Long-term receivables....................................................................      57,062      54,707
Goodwill, net of accumulated amortization................................................     133,422     189,868
Other assets.............................................................................      40,483      42,464
                                                                                           ----------  ----------
      Total assets.......................................................................  $  682,141  $  796,786
                                                                                           ----------  ----------
                                                                                           ----------  ----------
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable..........................................................................  $   14,939  $    8,397
  Current maturities of long-term debt...................................................      14,707       1,667
  Accounts payable.......................................................................      65,444      93,135
  Accrued expenses.......................................................................      81,717      78,308
  Deferred income........................................................................     176,351     171,698
  Accrued income taxes...................................................................       6,539       1,143
                                                                                           ----------  ----------
      Total current liabilities..........................................................     359,697     354,348
Long-term liabilities:
  Long-term debt.........................................................................     465,230     548,281
  Other liabilities......................................................................      46,686      61,049
                                                                                           ----------  ----------
      Total long-term liabilities........................................................     511,916     609,330
Shareholders' equity:
  Common Stock, $0.001 par value, 18,336 shares issued and 18,329 shares outstanding at the end of fiscal 1995, and 18,359 shares issued and 18,309 shares outstanding at the
    end of fiscal 1996...................................................................          18          18
  Capital surplus........................................................................         328       1,402
  Notes receivable from executives.......................................................      (2,054)     (1,444)
  Retained earnings (deficit)............................................................    (188,921)   (165,851)
  Cumulative foreign exchange translation adjustments....................................       1,187         616
  Treasury stock.........................................................................         (30)     (1,633)
                                                                                           ----------  ----------
      Total shareholders' equity (deficit)...............................................    (189,472)   (166,892)
Commitments and contingencies............................................................          --          --
                                                                                           ----------  ----------
      Total liabilities and shareholders' equity.........................................  $  682,141  $  796,786
                                                                                           ----------  ----------
                                                                                           ----------  ----------

        The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        FISCAL YEARS 1994, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                1994         1995         1996
                                                                             -----------  -----------  -----------
Operating activities:
  Net earnings (loss)......................................................  $    (9,994) $    15,991  $    23,070
  Depreciation and amortization............................................       36,689       41,386       47,389
  Debt accretion...........................................................       20,993       23,476       23,903
  Changes in operating assets and liabilities:
    Accounts receivable....................................................          741      (28,891)      (5,537)
    Inventory..............................................................       17,301      (27,235)     (37,137)
    Other current assets...................................................       (1,130)      (1,220)         436
    Long-term receivables..................................................       30,552      (14,804)       2,355
    Income taxes...........................................................       (3,340)      10,041        6,003
    Accounts payable.......................................................        9,935        9,467       26,166
    Accrued expenses.......................................................        7,483       (2,361)      (6,302)
    Deferred income and other long-term liabilities........................       11,478       22,568       (1,137)
    Other, net.............................................................       11,300       (4,468)      (1,258)
                                                                             -----------  -----------  -----------
      Net cash provided by operating activities............................      132,008       43,950       77,951

Investing activities:
  Expenditures for property, plant and equipment...........................      (38,345)     (44,047)     (42,744)
  Acquisitions.............................................................      (18,747)      (2,849)     (65,314)
                                                                             -----------  -----------  -----------
      Net cash used by investing activities................................      (57,092)     (46,896)    (108,058)

Financing activities:
  Proceeds from short-term debt............................................       20,275       17,786       15,588
  Repayment of short-term debt.............................................      (24,542)     (15,329)     (21,650)
  Proceeds from long-term debt.............................................       79,985       55,887      237,432
  Repayment of long-term debt..............................................     (142,171)    (135,200)    (192,703)
  Proceeds from Common Stock, net..........................................          519       71,255           71
                                                                             -----------  -----------  -----------
      Net cash provided (used) by financing activities.....................      (65,934)      (5,601)      38,738

Effect of exchange rate changes on cash....................................            9         (365)        (393)
                                                                             -----------  -----------  -----------
Increase (decrease) in cash and cash equivalents...........................        8,991       (8,912)       8,238

Cash and cash equivalents, beginning of period.............................        7,183       16,174        7,262
                                                                             -----------  -----------  -----------
Cash and cash equivalents, end of period...................................  $    16,174  $     7,262  $    15,500
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

        The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                        FISCAL YEARS 1994, 1995 AND 1996
                       (DOLLARS AND SHARES IN THOUSANDS)

                                                                                                  CUMULATIVE
                                                                           NOTES                    FOREIGN    UNREALIZED
                                         COMMON STOCK                   RECEIVABLE    RETAINED     EXCHANGE      LOSS ON
                                    ----------------------   CAPITAL       FROM       EARNINGS    TRANSLATION  MARKETABLE
                                      ISSUED     TREASURY    SURPLUS    EXECUTIVES    (DEFICIT)   ADJUSTMENTS  SECURITIES
                                    -----------  ---------  ----------  -----------  -----------  -----------  -----------
Balance, at the end of fiscal 1993
  (Common Stock, 13,290 shares;
  treasury stock, 112 shares).....   $      13   $    (194) $  (70,984)  $  (2,328)  $  (194,918)  $  (1,897)   $    (245)
Net loss..........................                                                        (9,994)
Common Stock, 47 shares...........                                 764
Notes receivable from
  executives......................                                            (624)
Treasury stock, net 109
  shares..........................                     189
Unrealized loss on marketable
  securities......................                                                                                   (768)
Translation adjustments...........                                                                     2,258
                                           ---   ---------  ----------  -----------  -----------  -----------  -----------
Balance, at the end of fiscal 1994
  (Common Stock, 13,336 shares;
  treasury stock, 3 shares).......          13          (5)    (70,220)     (2,952)     (204,912)        361       (1,013)
Net earnings......................                                                        15,991
Common Stock, 5,000 shares........           5                  70,548
Notes receivable from
  executives......................                                             898
Treasury stock, net 4 shares......                     (25)
Unrealized loss on marketable
  securities......................                                                                                  1,013
Translation adjustments...........                                                                       826
                                           ---   ---------  ----------  -----------  -----------  -----------  -----------
Balance, at the end of fiscal 1995
  (Common Stock, 18,336 shares;
  treasury stock, 7 shares).......          18         (30)        328      (2,054)     (188,921)      1,187           --
Net earnings......................                                                        23,070
Common Stock, 23 shares...........                               1,074
Notes receivable from
  executives......................                                             610
Treasury stock, net 43 shares.....                  (1,603)
Translation adjustments...........                                                                      (571)
                                           ---   ---------  ----------  -----------  -----------  -----------  -----------
Balance, at the end of fiscal 1996
  (Common Stock, 18,359 shares;
  treasury stock, 50 shares)......   $      18   $  (1,633) $    1,402   $  (1,444)  $  (165,851)  $     616    $      --
                                           ---   ---------  ----------  -----------  -----------  -----------  -----------
                                           ---   ---------  ----------  -----------  -----------  -----------  -----------

        The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--BASIS OF PRESENTATION

    Bell & Howell Company (the "Company") is a holding company, the primary assets of which are all of the issued and outstanding shares of capital stock of Bell & Howell Operating Company ("BHOC"). The Company conducts business through Bell & Howell Operating Company and has no operations of its own.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS. Bell & Howell Company and its Subsidiaries is a leading provider of systems and services for information access and dissemination. The Company consists of two business segments, Information Access and Mail Processing. Information Access develops and markets imaging and information services and systems that provide its customers with access solutions to targeted segments of complex public and private information databases. Mail Processing develops and markets a complete range of high volume mail processing systems, which increasingly utilize software to expand the capabilities and improve the efficiencies and effectiveness of customers' mailing operations.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Subsequent actual results may differ from those estimates.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its subsidiaries (collectively, the "Company"). Certain prior year amounts have been reclassified to conform with the 1996 presentation.

    FISCAL YEAR. The Company's fiscal year ends on the Saturday nearest to December 31. References to fiscal 1996 are for the 52 weeks ended December 28, 1996, references to fiscal 1995 are for the 52 weeks ended December 30, 1995, and references to fiscal 1994 are for the 52 weeks ended December 31, 1994.

    REVENUE RECOGNITION. Product sales include sales of equipment, software and subscriptions. Equipment and software license sales are recorded at the time of shipment, provided no significant vendor and postcontract customer support obligations remain outstanding and collection of the resulting receivable is deemed probable. Sales of customized mail automation equipment under long-term contracts are recognized at the time of shipment. Revenues from subscriptions are deferred and recognized in the periods the subscriptions are fulfilled. Service sales represent amounts earned by providing equipment maintenance services to customers of the Mail Processing and Information Management businesses. Where such services are provided under annual agreements, revenues are recognized on a pro rata basis over the periods of the agreements. Other service revenues are recognized when the services are performed.

    FOREIGN CURRENCY TRANSLATION. The financial position and results of operations of each of the Company's foreign subsidiaries are measured using the local currency as the functional currency. Assets and liabilities are translated into U.S. dollars using the exchange rates at the end of the respective fiscal periods. Revenues and expenses are translated at average exchange rates prevailing during the respective fiscal periods. Balance sheet translation adjustments arising from differences in exchange rates from period to period are included as a separate component of shareholders' equity.

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NET EARNINGS (LOSS) PER COMMON SHARE. Net earnings (loss) per common share are determined by dividing net earnings by the weighted average number of common shares outstanding during the period. If dilutive, stock options are included as common stock equivalents.

    CASH AND CASH EQUIVALENTS. The Company considers all highly liquid investments with maturities of three months or less (when purchased) to be cash equivalents. The carrying amount reported in the consolidated balance sheets approximates fair value.

    INVENTORY. Inventory is valued at cost determined by the last-in, first-out ("LIFO") and the first-in, first-out ("FIFO") methods, with the following balances at the end of fiscal 1995 and 1996:

YEAR END                                                        LIFO       FIFO       TOTAL
------------------------------------------------------------  ---------  ---------  ----------
1995........................................................  $  53,601  $  52,317  $  105,918
1996........................................................     67,051     72,780     139,831

    The Company uses the LIFO method of valuing the majority of domestic inventories. The excess of replacement cost over the LIFO values of inventory was approximately $4,413 and $4,489 at the end of fiscal 1995 and 1996, respectively. Inventory cost includes material, labor and overhead and is valued at the lower of cost or net realizable value.

    PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment is recorded at cost. The straight-line method of depreciation is primarily used, except for Information Access product masters (which represent the cost to create electronic and microform master document copies which are subsequently used in the production process to fulfill customers' information requirements), which are depreciated on the double declining balance method. Estimated lives range from 10 to 40 years for buildings and building improvements, 3 to 15 years for machinery and equipment and 10 years for product masters.

    GOODWILL. Goodwill, which represents the excess of purchase price over the fair value of net assets of acquired businesses, is amortized on a straight-line basis over the expected future periods to be benefitted. The Company periodically assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance (for each business) over its remaining life can be recovered through forecasted future operations.

    In fiscal 1996, acquisitions (primarily DataTimes Corporation and Protocorp International) served to initially increase goodwill by $61,511. Accumulated amortization at the end of fiscal 1995 and 1996 was $28,489 and $33,632, respectively.

    STOCK OPTION PLAN. Prior to fiscal 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. In fiscal 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25, and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) future years as if the fair-value-based method (defined in SFAS No. 123) had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123 (see Note 12 of the Consolidated Financial Statements).

NOTE 3--BUSINESS SEGMENTS

    The Company consists of two business segments, Information Access and Mail Processing. Information Access develops and markets imaging and information services and systems that provide its customers with access solutions to targeted segments of complex public and private information databases. Mail Processing develops and markets a complete range of high volume mail processing systems, which increasingly utilize software to expand the capabilities and improve the efficiencies and effectiveness of customers' mailing operations.

    Information concerning the Company's business segments and operations by geographic area for fiscal 1994, 1995 and 1996 was as follows (dollars in millions):

                                                                                           EARNINGS (LOSS) BEFORE INCOME
                                                                                                       TAXES
                                                                      SALES                   AND EXTRAORDINARY ITEMS
                                                         -------------------------------  -------------------------------
BUSINESS SEGMENTS                                          1994       1995       1996      1994(1)     1995       1996
                                                         ---------  ---------  ---------  ---------  ---------  ---------
Information Access.....................................  $   404.4  $   449.9  $   470.5  $    46.5  $    62.8  $    62.9
Mail Processing........................................      315.9      370.0      432.3        2.8       33.5       40.0
                                                         ---------  ---------  ---------  ---------  ---------  ---------
  Total................................................      720.3      819.9      902.8       49.3       96.3      102.9
Interest expense, net..................................                                       (49.0)     (50.8)     (45.3)
Corporate and other income and expenses................                                       (11.8)     (12.9)     (13.5)
                                                         ---------  ---------  ---------  ---------  ---------  ---------
Consolidated...........................................  $   720.3  $   819.9  $   902.8  $   (11.5) $    32.6  $    44.1
                                                         ---------  ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------  ---------


                                                               IDENTIFIABLE ASSETS             CAPITAL EXPENDITURES
                                                         -------------------------------  -------------------------------
                                                           1994       1995       1996       1994       1995       1996
                                                         ---------  ---------  ---------  ---------  ---------  ---------
Information Access.....................................  $   371.3  $   393.9  $   451.9  $    30.5  $    34.2  $    31.0
Mail Processing........................................      159.1      206.4      259.4        6.5        9.6       11.4
                                                         ---------  ---------  ---------  ---------  ---------  ---------
  Total................................................      530.4      600.3      711.3       37.0       43.8       42.4
Corporate..............................................       73.3       81.8       85.5        1.3        0.2        0.3
                                                         ---------  ---------  ---------  ---------  ---------  ---------
Consolidated...........................................  $   603.7  $   682.1  $   796.8  $    38.3  $    44.0  $    42.7
                                                         ---------  ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------  ---------

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3--BUSINESS SEGMENTS (CONTINUED)

                                                                DEPRECIATION AND
                                                                 AMORTIZATION(2)
                                                         -------------------------------
                                                           1994       1995       1996
                                                         ---------  ---------  ---------
Information Access.....................................  $    26.9  $    31.3  $    35.5
Mail Processing........................................        5.4        5.5        8.1
                                                         ---------  ---------  ---------
  Total................................................       32.3       36.8       43.6
Corporate..............................................        0.5        0.6        0.6
                                                         ---------  ---------  ---------
Consolidated...........................................  $    32.8  $    37.4       44.2
                                                         ---------  ---------  ---------
                                                         ---------  ---------  ---------

------------------------

(1) Includes restructuring expense of $32.9 million ($28.2 million for Mail Processing and $4.7 million for Information Access).

(2) Excludes amortization of deferred financing costs.

                                                                EARNINGS (LOSS) BEFORE INCOME
                                          SALES               TAXES AND EXTRAORDINARY ITEMS(1)       IDENTIFIABLE ASSETS(2)
                             -------------------------------  ---------------------------------  -------------------------------
GEOGRAPHIC SEGMENTS            1994       1995       1996       1994(3)      1995       1996       1994       1995       1996
                             ---------  ---------  ---------  -----------  ---------  ---------  ---------  ---------  ---------
UNITED STATES:
Unaffiliated customers.....  $   548.4  $   625.2  $   706.0
Inter-segment..............       45.6       51.1       46.6
                             ---------  ---------  ---------
  Total....................      594.0      676.3      752.6   $    42.7   $    81.4  $    86.5  $   439.3  $   497.0  $   615.4
                             ---------  ---------  ---------       -----   ---------  ---------  ---------  ---------  ---------
EUROPE:
Unaffiliated customers.....      130.5      145.1      158.2
Inter-segment..............        1.6        2.0        0.8
                             ---------  ---------  ---------
  Total....................      132.1      147.1      159.0         7.8        12.6       13.3       67.8       78.2       81.2
                             ---------  ---------  ---------       -----   ---------  ---------  ---------  ---------  ---------
OTHER:
Unaffiliated customers.....       41.4       49.6       38.6        (1.2)        2.3        3.1       24.3       26.3       16.0
                             ---------  ---------  ---------       -----   ---------  ---------  ---------  ---------  ---------
Eliminations inter-
  segment..................      (47.2)     (53.1)     (47.4)         --          --         --       (1.0)      (1.2)      (1.3)
                             ---------  ---------  ---------       -----   ---------  ---------  ---------  ---------  ---------
  Total....................  $   720.3  $   819.9      902.8   $    49.3   $    96.3      102.9  $   530.4  $   600.3  $   711.3
                             ---------  ---------  ---------       -----   ---------  ---------  ---------  ---------  ---------
                             ---------  ---------  ---------       -----   ---------  ---------  ---------  ---------  ---------

------------------------

(1) Excludes net interest and corporate expenses.

(2) Excludes corporate identifiable assets.

(3) Includes restructuring expense of $32.9 million ($29.2 million in the United States, $1.3 million in Europe and $2.4 million in Other).

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4--RESTRUCTURING

    The Company's restructuring expense of $32,893 in fiscal 1994 resulted from management's decision to relocate Mail Processing Systems headquarters' operations and consolidate certain of its domestic Mail Processing Systems facilities at a new site that will be the base for developing innovative technology and products (both software and hardware), and to consolidate certain North American Information Management administrative and warehouse facilities in order to more effectively serve its customer base with a reduced operating expense infrastructure.

NOTE 5--INCOME TAXES

    The pretax income (loss) amounts, before extraordinary items, on which income taxes were provided in fiscal 1994, 1995 and 1996 were:

                                                                 1994       1995       1996
                                                              ----------  ---------  ---------
Domestic....................................................  $  (13,471) $  27,251  $  35,850
Foreign.....................................................       1,965      5,398      8,205
                                                              ----------  ---------  ---------
  Pretax income (loss)......................................  $  (11,506) $  32,649  $  44,055
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------

    The provision for income taxes in fiscal 1994, 1995 and 1996 included the following:

                                                                 1994       1995       1996
                                                              ----------  ---------  ---------
Current income tax expense (benefit):
  United States.............................................  $    1,814  $   5,157  $   1,996
  State and local...........................................         (62)       513        476
  Foreign...................................................        (379)     1,849      3,974
                                                              ----------  ---------  ---------
    Current income tax expense..............................       1,373      7,519      6,446
                                                              ----------  ---------  ---------
Deferred income tax expense (benefit):
  United States.............................................      (3,303)     3,906      9,035
  State and local...........................................        (147)     1,633      2,208
  Foreign...................................................        (413)       381        711
                                                              ----------  ---------  ---------
  Deferred income tax expense (benefit).....................      (3,863)     5,920     11,954
                                                              ----------  ---------  ---------
  Income tax expense (benefit)..............................  $   (2,490) $  13,439  $  18,400
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------

    The significant components of deferred income tax expense (benefit) in fiscal 1994, 1995 and 1996 were as follows:

                                                                 1994       1995       1996
                                                              ----------  ---------  ---------
Deferred income tax expense (benefit), exclusive of
  components listed below...................................  $  (11,230) $  (3,806) $  12,557
Operating loss carryforwards................................       5,654      9,974       (414)
Tax credits.................................................       1,713       (248)      (189)
                                                              ----------  ---------  ---------
  Deferred income tax expense (benefit).....................  $   (3,863) $   5,920  $  11,954
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 5--INCOME TAXES (CONTINUED)
    Deferred income taxes are primarily provided for temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities. The tax effects of the major temporary differences that gave rise to the deferred tax asset (liability) at the end of fiscal 1995 and 1996 were as follows:

                                                                           1995        1996
                                                                        ----------  ----------
Deferred tax assets are attributable to:
  Accrued expenses....................................................  $   14,889  $    9,236
  Deferred compensation...............................................       8,094       9,194
  Postretirement benefits.............................................       3,669       3,476
  Accounts receivable.................................................       1,722       2,332
  Operating loss carryforwards........................................      17,934      22,188
  Tax credits.........................................................         765         525
  Other...............................................................       9,468          82
                                                                        ----------  ----------
    Total gross deferred tax assets...................................      56,541      47,033
    Valuation allowance...............................................      (4,666)     (7,049)
                                                                        ----------  ----------
    Net deferred tax assets...........................................      51,875      39,984

Deferred tax liabilities are attributable to:
  Property, plant and equipment.......................................     (13,832)    (14,410)
  Intangibles.........................................................     (16,293)    (16,607)
  Deferred income.....................................................     (21,349)    (23,346)
  Undistributed foreign earnings......................................      (4,449)     (3,305)
                                                                        ----------  ----------
    Total gross deferred tax liabilities..............................     (55,923)    (57,668)
                                                                        ----------  ----------
    Net deferred tax liabilities......................................  $   (4,048) $  (17,684)
                                                                        ----------  ----------
                                                                        ----------  ----------

    Net deferred tax liabilities are classified as other long-term liabilities in the balance sheet.

    At the end of fiscal 1996, the net deferred tax assets of $39,984 are expected to be realized through both the reversal of taxable temporary differences as well as the Company's ability to generate future taxable income. This is on the basis that it is more likely than not that both the timing of reversal of taxable amounts and the generation of future taxable income allows for offset with future deductible amounts in the permitted carryback/carryforward periods.

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 5--INCOME TAXES (CONTINUED)
    The differences between the Company's effective rate for income taxes and the statutory federal income tax rate in fiscal 1994, 1995 and 1996 were as follows:

                                                                        1994       1995       1996
                                                                      ---------  ---------  ---------
Statutory federal income tax rate...................................      (35.0%)      35.0%      35.0%
Increase (reduction) in taxes resulting from:
  State income taxes, net of federal benefit........................      (24.2)       6.3        5.7
  Foreign earnings..................................................       (1.9)       1.0        4.4
  Amortization of intangibles.......................................       14.5        2.3        2.1
  Repatriation of foreign earnings..................................       19.4        (.8)      (1.0)
  Other.............................................................        5.6       (2.6)      (4.4)
                                                                      ---------        ---        ---
    Effective income tax rate.......................................      (21.6%)      41.2%      41.8%
                                                                      ---------        ---        ---
                                                                      ---------        ---        ---

    As a result of losses incurred in fiscal 1991 through 1993, domestic net operating loss ("NOL") carryforwards of $40,007 exist for tax purposes expiring as follows: $8,552 in 2006, $15,371 in 2007, $15,144 in 2008, $822 in 2009 and
$118 in 2010. Foreign NOL carryforwards of $13,044 exist for tax purposes expiring as follows: $574 in 1997, $229 in 1998, $66 in 1999, $2,466 in 2000,
$4,789 in 2001, $4,834 in 2002 and $86 in 2003.

    The Tax Reform Act of 1986 expanded the corporate alternative minimum tax ("AMT"). Under this Act, the Company's current tax liability is the greater of its regular tax or AMT. The Company has AMT credits of $6,306 that may be carried forward indefinitely and used as credits in future tax returns against regular tax in the event the regular tax expense exceeds the alternative minimum tax expense, or are available to offset future AMT-NOL's which can be carried back.

    Net income taxes paid for fiscal 1994, 1995 and 1996 were $250, $4,803 and $10,943, respectively.

NOTE 6--EXTRAORDINARY LOSSES

    The fiscal 1996 extraordinary losses of $2,585 ($4,039 pretax) were comprised of the debt repurchase premium and write-off of unamortized debt issuance costs associated with the repurchase of $17,920 of the 10 3/4% Senior Subordinated Notes and $34,158 (accreted value) of the 11 1/2% Senior Discount Debentures, which were redeemed with proceeds from the amended Credit Agreement (as defined herein).

    The fiscal 1995 extraordinary losses of $3,219 ($5,030 pretax) were comprised of the debt repurchase premium and write-off of unamortized debt issuance costs associated with the repurchase of $50,000 of the 10 3/4% Senior Subordinated Notes and the write-off of unamortized debt issuance costs associated with the prepayment of $17,628 of term loans under the Credit Agreement, both of which reflect the application of the net proceeds from the initial public equity offering.

    The fiscal 1994 extraordinary loss of $978 ($1,528 pretax) represents the write-off of unamortized debt issuance costs associated with the prepayment of a term loan included in the Credit Agreement.

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7--DEBT AND LINES OF CREDIT

    Debt at the end of fiscal 1995 and 1996 consisted of the following:

                                                                           1995        1996
                                                                        ----------  ----------
Notes payable.........................................................  $   14,939  $    8,397
                                                                        ----------  ----------
                                                                        ----------  ----------
Long-term debt:
  Credit Agreement:
    Term loan.........................................................  $   91,765  $       --
    Revolving Credit Line due 2001....................................       5,000     195,100
    9 1/4% Senior Notes due 2000......................................      80,000      80,000
    10 3/4% Senior Subordinated Notes due 2002........................      75,000      57,080
    11 1/2% Senior Discount Debentures due 2005.......................     221,930     211,675
    Other long-term debt..............................................       6,242       6,093
                                                                        ----------  ----------
Long-term debt, including current maturities..........................     479,937     549,948
Less: current maturities..............................................      14,707       1,667
                                                                        ----------  ----------
      Long-term debt..................................................  $  465,230  $  548,281
                                                                        ----------  ----------
                                                                        ----------  ----------

    The weighted average interest rates on short-term borrowings at the end of fiscal 1996 and 1995 were 7.0% and 7.4%, respectively.

    The carrying amounts and fair values of certain long-term debt instruments at the end of fiscal 1996, based on quoted market prices for the 9 1/4% Senior Notes, the 10 3/4% Senior Subordinated Notes and the 11 1/2% Senior Discount Debentures were as follows:

                                                                         CARRYING
                                                                          AMOUNT    FAIR VALUE
                                                                        ----------  ----------
9 1/4% Senior Notes due 2000..........................................  $   80,000  $   81,600
10 3/4% Senior Subordinated Notes due 2002............................      57,080      60,505
11 1/2% Senior Discount Debentures due 2005...........................     211,675     221,602
                                                                        ----------  ----------
                                                                        $  348,755  $  363,707
                                                                        ----------  ----------
                                                                        ----------  ----------

    At the end of fiscal 1996, the Company had foreign short-term lines of credit totaling $33,764, of which $25,367 was unused. These short-term credit lines are primarily denominated in foreign currencies and generally require no compensating balances or commitment fees.

    In fiscal 1996, BHOC amended its Bank Credit Agreement (the "Credit Agreement") which increased its revolving credit facility to $350,000, reduced its interest rate and extended the maturity on all outstanding Credit Agreement borrowings (to April 2001). The interest rates on borrowings under the Credit Agreement are determined at the time of borrowing, and are based upon the Company's interest coverage ratio for the preceding four quarters. At December 1996, the interest rate in effect was (at the Company's option) either LIBOR +
 .50% or the prime rate. The Credit Agreement requires maintenance of a minimum fixed charge coverage ratio, a minimum net worth level and a maximum leverage ratio. The Company and its domestic operating subsidiaries except Bell & Howell Financial Services Co. ("BHFS"),

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7--DEBT AND LINES OF CREDIT (CONTINUED) the Company's financing subsidiary, are jointly and severally liable as guarantors under the Credit Agreement.

    The 9 1/4% Senior Notes are general unsecured obligations of BHOC. The
9 1/4% Senior Notes are redeemable at the option of BHOC in whole or in part on or after July 15, 1997 or upon the occurrence of a Change of Control (as defined therein), at a call price ranging from 104.625% in 1997 and declining to par on July 15, 1999. In addition, BHOC may redeem up to $26,700 of the principal amount of the 9 1/4% Senior Notes prior to July 15, 1997 with the proceeds from an offering of equity securities of the Company, BHOC or their subsidiaries at a call price of 108%. The 9 1/4% Senior Notes are guaranteed by certain of BHOC's domestic operating subsidiaries, excluding, among others, BHFS.

    The 10 3/4% Senior Subordinated Notes are general unsecured obligations of BHOC. The 10 3/4% Senior Subordinated Notes are redeemable at the option of BHOC in whole or in part (i) after October 1, 1997, at a call price ranging from 104.031% in 1997 and declining to par on October 1, 2000 or (ii) upon the occurrence of a Change of Control (as defined therein) at a call price ranging from 105.375% in 1997 and declining to par on October 1, 2000. The 10 3/4% Senior Subordinated Notes are guaranteed by certain of BHOC's domestic operating subsidiaries, excluding, among others, BHFS. In fiscal 1996, BHOC repurchased $17,920 in principal value of the 10 3/4% Senior Subordinated Notes with proceeds from the amended Credit Agreement. In fiscal 1995, BHOC repurchased $50,000 in principal value of the 10 3/4% Senior Subordinated Notes with a portion of the proceeds of the initial public equity offering of Bell & Howell Company.

    The 11 1/2% Senior Discount Debentures pay no cash interest until September 1, 2000. The 11 1/2% Senior Discount Debentures may be redeemed in whole or in part, at any time at the option of the Company at a price equal to 100% of the principal amount at maturity plus accrued interest to the date of redemption. The principal amount at maturity of the Senior Discount Debentures is $301,500; at the end of fiscal 1996 the Accreted Value (as defined therein) is $211,675. In addition, the Company may redeem up to 50% of the original principal amount of the 11 1/2% Senior Discount Debentures with the proceeds from an offering of equity securities of the Company and its subsidiaries at any time prior to March 1, 1998, at a price equal to 110% of the Accreted Value thereof. In the event of a Change of Control (as defined therein), the Company may redeem any or all of the 11 1/2% Senior Discount Debentures at a price equal to 110% of the Accreted Value thereof to March 1, 2000, and at the principal amount at maturity thereafter. The 11 1/2% Senior Discount Debentures are senior, unsecured obligations of the Company with no claim against the Company's subsidiaries and are effectively subordinate to all subsidiary debt obligations. In fiscal 1996, the Company repurchased $34,158 of Accreted Value ($52,000 of Principal Value) of 11 1/2% Senior Discount Debentures with proceeds from the amended Credit Agreement.

    The Credit Agreement prohibits and the 9 1/4% Senior Notes, the 10 3/4% Senior Subordinated Notes and the 11 1/2% Senior Discount Debentures restrict the payment of cash dividends on the Company's Common Stock.

    In fiscal 1996, BHFS entered into a new Receivables Purchase Agreement. Under this agreement and the existing Lease Receivables Financing Agreement (collectively, the "Agreements"), BHFS sells lease receivables on a non-recourse basis. Both Agreements are renewable annually and include the buyers' commitment to purchase new lease receivables. During fiscal 1996, BHFS sold $71.3 million of lease receivables.

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7--DEBT AND LINES OF CREDIT (CONTINUED)
    For the five years subsequent to 1996, annual maturities of long-term debt are: 1997--$1,667; 1998-- $790; 1999--$354; 2000--$83,274 and 2001--$195,107.

    Interest paid for fiscal 1994, 1995 and 1996 was $38,122, $34,142 and $30,197, respectively.

NOTE 8--LEASES

    LESSOR. The Company provides sales-type leases for its products and additionally leases products to customers under direct financing leases, primarily through BHFS. The Company's net investment in sales-type and direct financing leases at the end of fiscal 1995 and 1996 were as follows:

                                                                           1995        1996
                                                                        ----------  ----------
Minimum lease payments receivable.....................................  $   72,510  $   69,172
Estimated unguaranteed residual values................................       3,868       4,347
Unearned income.......................................................     (17,508)    (21,905)
Allowance for doubtful accounts.......................................      (2,299)     (2,805)
                                                                        ----------  ----------
  Net investment......................................................  $   56,571  $   48,809
                                                                        ----------  ----------
                                                                        ----------  ----------

    The scheduled maturities for sales-type and direct financing lease receivables at the end of fiscal 1996 were as follows:

1997...............................................................  $  17,092
1998...............................................................     15,148
1999...............................................................     13,299
2000...............................................................     13,490
2001...............................................................     10,143
                                                                     ---------
  Total minimum lease payments to be received......................  $  69,172
                                                                     ---------
                                                                     ---------

    LESSEE. The Company leases certain facilities and equipment for production and selling and administrative purposes. Future minimum rental payments required under long-term noncancelable operating leases at the end of fiscal 1996 were as follows:

1997...............................................................  $  14,921
1998...............................................................     11,903
1999...............................................................      9,209
2000...............................................................      6,213
2001...............................................................      4,100
Subsequent to 2001.................................................     16,174
                                                                     ---------
                                                                     $  62,520
                                                                     ---------
                                                                     ---------

    Total rental expenses for fiscal 1994, 1995 and 1996 were $12,356, $14,216 and $16,007, respectively.

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 9--PENSION AND PROFIT-SHARING PLANS

    Eligible employees of the Company's domestic and Canadian operations who elect to do so participate in defined contribution profit-sharing retirement plans. The amounts charged to earnings for fiscal 1994, 1995 and 1996 were $5,413, $5,591 and $5,819, respectively.

    The Company also has defined benefit pension plans covering certain domestic and most foreign employees. The benefits are primarily based on years of service and/or compensation during the years immediately preceding retirement. The Company funds its foreign plans based on local statutes and funds its domestic plans in amounts that fulfill the funding requirements of the Employee Retirement Income Security Act of 1974.

    Plan assets consist principally of common stocks, fixed income securities and cash equivalents.

    The net pension costs of defined benefit plans for fiscal 1994, 1995 and 1996 were as follows (with 1994 costs including the impact of a pension plan curtailment resulting from the restructuring of the Mail Processing Systems business):

                                                                  1994       1995       1996
                                                                ---------  ---------  ---------
Service cost..................................................  $   2,210  $   2,062  $   2,108
Interest cost.................................................      4,098      4,225      4,602
Return on assets..............................................     (4,821)    (6,745)    (5,513)
Net amortization and deferral.................................        193      1,497     (1,037)
Curtailment loss (included in 1994 restructuring expense).....      5,431         --         --
                                                                ---------  ---------  ---------
  Net pension cost............................................  $   7,111  $   1,039  $     160
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The projected benefit obligations were determined using assumed discount rates of 8.0% to 8.5%, and assumed compensation increase rates of 4.0% to 5.5%. The assumed long-term rates of return on plan assets are 9.5% to 10.0%.

    The status of defined benefit plans at the end of fiscal 1995 and 1996 was as follows:

                                                         1995                    1996
                                                ----------------------  ----------------------
                                                  FUNDED     UNFUNDED     FUNDED     UNFUNDED
                                                ----------  ----------  ----------  ----------
Vested benefit obligation.....................  $   38,126  $   13,848  $   42,315  $   16,505
                                                ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------
Accumulated benefit obligation................  $   38,527  $   16,000  $   42,578  $   16,902
                                                ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------
Projected benefit obligation..................  $   40,316  $   17,576  $   44,792  $   18,384
Plan assets at fair value.....................      53,359          --      63,566          --
                                                ----------  ----------  ----------  ----------
Plan assets in excess of (less than) projected
  benefit obligation..........................      13,043     (17,576)     18,774     (18,384)
Unrecognized net (gain) loss..................     (10,043)      2,377     (12,585)      2,098
Unrecognized prior service costs..............       2,460         187       2,131         235
                                                ----------  ----------  ----------  ----------
  Prepaid (accrued) pension cost..............  $    5,460  $  (15,012) $    8,320  $  (16,051)
                                                ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10--POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The Company has contributory and non-contributory postretirement medical benefit plans and a non-contributory postretirement life insurance benefit plan covering certain domestic employees; all plans are unfunded.

    The net postretirement benefit costs in fiscal 1994, 1995 and 1996 were as follows (with 1994 costs including the impact of a postretirement benefit plan curtailment resulting from the restructuring of the Mail Processing Systems business):

                                                                       1994       1995       1996
                                                                     ---------  ---------  ---------
Service cost.......................................................  $     124  $      41  $      92
Interest cost......................................................        764        898      1,033
Net amortization and deferral......................................         19         49        322
Curtailment loss (included in 1994 restructuring expense)..........      1,446         --         --
                                                                     ---------  ---------  ---------
  Net postretirement benefit cost..................................  $   2,353  $     988  $   1,447
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

    The accumulated postretirement benefit obligations at the end of fiscal 1995 and 1996 were as follows:

                                                                               1995       1996
                                                                             ---------  ---------
Retirees...................................................................  $   6,833  $   6,820
Active employees eligible for retirement benefits..........................      4,418      5,219
Active employees not yet eligible for retirement benefits..................        296        217
                                                                             ---------  ---------
  Accumulated postretirement benefit obligation............................     11,547     12,256
Unrecognized net loss......................................................      3,276      3,830
                                                                             ---------  ---------
  Accrued postretirement benefit obligation................................  $   8,271  $   8,426
                                                                             ---------  ---------
                                                                             ---------  ---------

    For measurement purposes, discount rates of 8.0% and 8.8% were used for 1995 and 1996 respectively, with an assumed constant inflationary health care cost trend rate of 5.5%. If the health care cost trend rate increased by 1%, the accumulated postretirement benefit obligation at the end of fiscal 1996 would increase by $1,506 and the net postretirement benefit cost for fiscal 1996 would increase by $127.

NOTE 11--COMMON STOCK

    The Company has 50,000 authorized shares of Common Stock, ($.001 par value per share), 18,359 of which were issued and 18,309 outstanding at the end of fiscal 1996. The Company is restricted from paying dividends on its Common Stock, and the amount of stock repurchases is limited by the provisions of certain debt agreements.

NOTE 12--STOCK COMPENSATION PLANS

  STOCK OPTION PLAN

    In May, 1995, the Company completed its initial public equity offering of 5,000 shares of Common Stock (which were issued at $15.50 per share). Coincident with the initial public equity offering, the Company adopted the 1995 Stock Option Plan (the "Option Plan"), under which 2,160 shares of Common

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 12--STOCK COMPENSATION PLANS (CONTINUED)
Stock have been reserved for issuance. The Option Plan is administered by the Compensation Committee of the Board of Directors which has authority to determine which officers and key employees of the Company will be granted options. All options are granted at not less than the fair market value on the date of the grant.

    Additionally coincident with the initial public equity offering, the Company granted options for 1,115 shares to Messrs. White, Roemer and Johansson (the "Senior Executive Grantees"), with a series of six option exercise prices (the first of which equaled the initial public equity offering price, with each subsequent exercise price set at 120% of the preceding exercise price). The term for these options is six years, with the options vesting in installments commencing after year three. Options with respect to the remaining 1,045 shares reserved under the Option Plan may be granted to other officers and key employees of the Company (the "Key Executive Grantees"), selected by the Compensation Committee. At the end of fiscal 1996 the Company had options outstanding for 366 shares to the Key Executive Grantees. The term for these options is ten years, vesting in equal annual increments over a five year period.

    Per the provisions of SFAS No. 123, the Company has elected to continue to apply APB Opinion No. 25 and related Interpretations in accounting for the Option Plan, and accordingly, no compensation cost has been recognized. Had compensation cost for the Option Plan been determined based on the fair value of options granted (consistent with SFAS No. 123), the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                            1995       1996
                                                                          ---------  ---------
Net Income:
  As Reported...........................................................  $  15,991  $  23,070
  Pro Forma.............................................................     15,718     22,392

Primary Earnings Per Share:
  As Reported...........................................................  $     .96  $    1.24
  Pro Forma.............................................................        .95       1.22

Fully Diluted Earnings Per Share:
  As Reported...........................................................  $     .96  $    1.24
  Pro Forma.............................................................        .95       1.22

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: volatility of 20%; risk free interest rate of 6%; expected lives of 5 years; and no dividend yield.

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 12--STOCK COMPENSATION PLANS (CONTINUED)
    A summary of the stock option transactions for fiscal 1995 and 1996 is as follows:

                                                         SENIOR EXECUTIVE
                                                                               KEY EXECUTIVE GRANTEES
                                                             GRANTEES
                                                      ----------------------  ------------------------
                                                                  WEIGHTED-                 WEIGHTED-
                                                                   AVERAGE                   AVERAGE
                                                       SHARES     EXERCISE      SHARES      EXERCISE
                                                        (000)       PRICE        (000)        PRICE
                                                      ---------  -----------  -----------  -----------
Balance at the end of fiscal 1994...................         --          --           --           --

1995:
Granted.............................................      1,115   $   27.30          184    $   15.99
Exercised...........................................         --          --           --           --
Forfeited...........................................         --          --          (14)       15.50
                                                      ---------  -----------       -----   -----------
  Options outstanding at the end of fiscal 1995.....      1,115   $   27.30          170    $   16.03
                                                      ---------  -----------       -----   -----------
                                                      ---------  -----------       -----   -----------
Options exercisable at the end of fiscal 1995.......         --          --           --           --
                                                      ---------  -----------       -----   -----------
Weighted average fair value of options granted
  during fiscal 1995................................  $    1.75                $    4.96
                                                      ---------                    -----
Balance at the end of fiscal 1995...................      1,115   $   27.30          170    $   16.03

1996:
Granted.............................................         --          --          226        31.50
Exercised...........................................         --          --           (2)       15.50
Forfeited...........................................         --          --          (28)       18.09
                                                      ---------  -----------       -----   -----------
  Options outstanding at the end of fiscal 1996.....      1,115   $   27.30          366    $   25.42
                                                      ---------  -----------       -----   -----------
                                                      ---------  -----------       -----   -----------
Options exercisable at the end of fiscal 1996.......         --          --           28    $   16.14
                                                      ---------  -----------       -----   -----------
Weighted average fair value of options granted
  during fiscal 1996................................         --                $    9.78
                                                      ---------                    -----

    The following table provides additional information with respect to stock options outstanding at the end of fiscal 1996:

                                                                  OPTIONS OUTSTANDING
                                                      -------------------------------------------      OPTIONS EXERCISABLE
                                                                        WEIGHTED                   ----------------------------
                                                                         AVERAGE       WEIGHTED                      WEIGHTED
                                                         NUMBER         REMAINING       AVERAGE        NUMBER         AVERAGE
                                                       OUTSTANDING     CONTRACTUAL     EXERCISE      EXERCISABLE     EXERCISE
RANGE OF EXERCISE PRICE                                   (000)       LIFE (YEARS)       PRICE          (000)          PRICE
                                                      -------------  ---------------  -----------  ---------------  -----------
$15.00--$20.00......................................          351             5.8      $   16.45             25      $   15.50
 20.01--$25.00......................................          239             4.6          22.14              3          20.61
 25.01--$30.00......................................          240             4.7          26.89             --             --
 30.01--$35.00......................................          428             6.7          31.87             --             --
 35.01--$40.00......................................          223             4.3          38.50             --             --
                                                                               --                            --
                                                            -----                     -----------                   -----------
                                                            1,481             5.5      $   26.84             28      $   16.14
                                                                               --                            --
                                                                               --                            --
                                                            -----                     -----------                   -----------
                                                            -----                     -----------                   -----------

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 12--STOCK COMPENSATION PLANS (CONTINUED)
  EMPLOYEE STOCK PURCHASE PLAN

    In fiscal 1996, the Company's Board of Directors adopted the Associate Stock Purchase Plan (the "ASPP"), whereby employees are afforded the opportunity to purchase shares in the Company, by authorizing the sale of up to 500 shares of Common Stock. The purchase price of the shares is 95% of the lower of the closing market price at the beginning or end of each quarter. Under SFAS No. 123, the ASPP is a non-compensatory plan.

NOTE 13--FOREIGN CURRENCY TRANSACTIONS

    The Company has entered into various contracts to buy or sell foreign currencies. The contracts have maturity dates extending through May 1997, and are for an aggregate amount of $12,294 (which approximates the fair value based on quoted market prices). The Company is exposed to market risk in the event of nonperformance by the other parties (major international banks) to these contracts, however, such nonperformance is not anticipated.

    Net transaction gains (losses) for fiscal 1994, 1995 and 1996 of ($522), ($322) and $4, respectively, have been included in the earnings of the respective periods.

NOTE 14--CONTINGENT LIABILITIES

    The Company is involved in various legal proceedings incidental to its business. Management believes that the outcome of such proceedings will not have a material adverse effect upon the consolidated operations or financial condition of the Company.

    The Internal Revenue Service (the "IRS") has notified the Company of certain proposed adjustments to its income tax returns for fiscal years 1984 through 1991. The proposed adjustments primarily relate to the potential disallowance of certain deductions for depreciation and amortization. Certain of these proposed adjustments would also be applicable to the Company's fiscal years subsequent to 1991 and accordingly could result in further adjustments. The Company cannot now predict (i) when the examination process will be completed, (ii) the adjustments that the IRS may ultimately propose or (iii) the final resolution of any proposed adjustments. Accordingly, the outcome of the audits of the Company's income tax returns by the IRS is not determinable at this time. However, management believes that the resolution of these proposed adjustments will not have a material adverse effect upon the consolidated operations or financial condition of the Company.

NOTE 15--RELATED PARTY TRANSACTIONS

    The Company has made loans (the balance of which totaled $1,444 at the end of fiscal 1996) to certain key executives in connection with their purchases of Common Stock. Pursuant to the terms of such loans, the shares acquired are pledged as security. The following individuals have loans in excess of $60 outstanding at the end of fiscal 1996: Nils A. Johansson ($236), Stuart T. Lieberman ($91), Maria T. Rubly ($360), Henry G. Riner ($258) and Ben L. McSwiney ($357). Each loan is evidenced by an installment note which bears interest at BHOC's marginal rate of borrowing (approximately 6% at this time), and are primarily due on December 31, 1998. Interest and principal may be deferred until that date.

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 16--INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The following table presents the Company's quarterly results of operations for fiscal 1996 and fiscal 1995:

                                                                       FISCAL QUARTER
                                                       ----------------------------------------------
                                                         FIRST       SECOND      THIRD       FOURTH       YEAR
                                                       ----------  ----------  ----------  ----------  ----------
1996
Net sales............................................  $  201,092  $  213,973  $  218,840  $  268,892  $  902,797
Gross profit.........................................      71,199      74,454      77,845     102,882     326,380
Earnings before extraordinary items..................       1,853       3,344       4,823      15,635      25,655
Extraordinary losses.................................          --      (2,585)         --          --      (2,585)
                                                       ----------  ----------  ----------  ----------  ----------
  Net earnings.......................................  $    1,853  $      759  $    4,823  $   15,635  $   23,070
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Net earnings per common share(1):
  Earnings before extraordinary items................  $     0.10  $     0.18  $     0.26  $     0.85  $     1.38
  Extraordinary losses...............................          --       (0.14)         --          --       (0.14)
                                                       ----------  ----------  ----------  ----------  ----------
  Net earnings per common share......................  $     0.10  $     0.04  $     0.26  $     0.85  $     1.24
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

1995
Net sales............................................  $  187,065  $  190,119  $  203,009  $  239,696  $  819,889
Gross profit.........................................      65,715      69,990      75,051      97,734     308,490
Earnings (loss) before extraordinary items...........        (483)        998       3,835      14,860      19,210
Extraordinary losses.................................          --      (3,219)         --          --      (3,219)
                                                       ----------  ----------  ----------  ----------  ----------
Net earnings (loss)..................................  $     (483) $   (2,221) $    3,835  $   14,860  $   15,991
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Net earnings (loss) per common share(1):
  Earnings (loss) before extraordinary items.........  $    (0.04) $     0.06  $     0.21  $     0.80  $     1.15
  Extraordinary losses...............................          --       (0.20)         --          --       (0.19)
                                                       ----------  ----------  ----------  ----------  ----------
  Net earnings (loss) per common share...............  $    (0.04) $    (0.14) $     0.21  $     0.80  $     0.96
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

------------------------

(1) Net earnings (loss) per common share reflects both primary and fully diluted earnings per common share.

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                    THIRTEEN WEEKS ENDED   TWENTY-SIX WEEKS ENDED
                                                                   ----------------------  ----------------------
                                                                    JUNE 29,    JUNE 28,    JUNE 29,    JUNE 28,
                                                                      1996        1997        1996        1997
                                                                   ----------  ----------  ----------  ----------
Net sales........................................................  $  213,973  $  218,150  $  415,065  $  418,168
Operating costs and expenses:
  Cost of sales..................................................     139,519     135,561     269,412     264,720
  Research and development.......................................       8,523      10,206      16,454      19,822
  Selling and administrative.....................................      48,426      52,429      97,529      98,509
                                                                   ----------  ----------  ----------  ----------
      Total operating costs and expenses.........................     196,468     198,196     383,395     383,051
Operating income.................................................      17,505      19,954      31,670      35,117
Net interest expense:
  Interest (income)..............................................      (3,994)     (5,345)     (8,266)    (10,357)
  Interest expense...............................................      15,794      17,418      31,008      34,089
                                                                   ----------  ----------  ----------  ----------
      Net interest expense.......................................      11,800      12,073      22,742      23,732

Earnings before income taxes and extraordinary items.............       5,705       7,881       8,928      11,385
Income tax expense...............................................       2,361       3,271       3,731       4,725
                                                                   ----------  ----------  ----------  ----------
Earnings before extraordinary items..............................       3,344       4,610       5,197       6,660
Extraordinary losses.............................................      (2,585)        (67)     (2,585)       (972)
                                                                   ----------  ----------  ----------  ----------
Net earnings.....................................................  $      759  $    4,543  $    2,612  $    5,688
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Net earnings per common share:
  Primary:
    Earnings before extraordinary items..........................  $     0.18  $     0.25  $     0.28  $     0.36
    Extraordinary losses.........................................       (0.14)         --       (0.14)      (0.05)
                                                                   ----------  ----------  ----------  ----------
Net earnings per common share....................................  $     0.04  $     0.25  $     0.14  $     0.31
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
  Fully Diluted:
    Earnings before extraordinary items..........................  $     0.18  $     0.25  $     0.28  $     0.36
    Extraordinary losses.........................................       (0.14)         --       (0.14)      (0.05)
                                                                   ----------  ----------  ----------  ----------
Net earnings per common share....................................  $     0.04  $     0.25  $     0.14  $     0.31
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Average number of common shares and equivalents outstanding:
  Primary........................................................      18,636      18,473      18,601      18,430
  Fully Diluted..................................................      18,636      18,558      18,626      18,525

        The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (DOLLARS AND SHARES IN THOUSANDS)

                                                                                                       JUNE 28,
                                                                                                         1997
                                                                                        DECEMBER 28,  -----------
                                                                                            1996      (UNAUDITED)
                                                                                        ------------
                                                                                         (AUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents...........................................................   $   15,500    $  14,183
  Accounts receivable, less allowance for doubtful accounts of $5,294 and $5,391,
    respectively......................................................................      186,862      164,158
  Inventory...........................................................................      139,831      155,256
  Other current assets................................................................       11,826       13,363
                                                                                        ------------  -----------
    Total current assets..............................................................      354,019      346,960
Property, plant and equipment, at cost................................................      363,015      379,755
Accumulated depreciation..............................................................     (207,287)    (229,193)
                                                                                        ------------  -----------
    Net property, plant and equipment.................................................      155,728      150,562
Long-term receivables.................................................................       54,707       52,083
Goodwill, net of accumulated amortization.............................................      189,868      190,835
Other assets..........................................................................       42,464       41,680
                                                                                        ------------  -----------
    Total assets......................................................................   $  796,786    $ 782,120
                                                                                        ------------  -----------
                                                                                        ------------  -----------

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable.......................................................................   $    8,397    $   5,821
  Current maturities of long-term debt................................................        1,667        1,089
  Accounts payable....................................................................       93,135       61,593
  Accrued expenses....................................................................       78,308       62,374
  Deferred income.....................................................................      171,698      146,148
  Accrued income taxes................................................................        1,143           --
                                                                                        ------------  -----------
    Total current liabilities.........................................................      354,348      277,025
Long-term liabilities:
  Long-term debt......................................................................      548,281      605,185
  Other liabilities...................................................................       61,049       62,295
                                                                                        ------------  -----------
    Total long-term liabilities.......................................................      609,330      667,480
Shareholders' equity:
  Common Stock, $.001 par value, 18,359 shares issued and 18,309 shares outstanding at
    December 28, 1996, and 18,385 shares issued and 18,346 shares outstanding at June
    28, 1997..........................................................................           18           18
  Capital surplus.....................................................................        1,402        1,713
  Notes receivable from executives....................................................       (1,444)      (1,359)
  Retained earnings (deficit).........................................................     (165,851)    (160,163)
  Cumulative foreign exchange translation adjustments.................................          616       (1,347)
  Treasury stock......................................................................       (1,633)      (1,247)
                                                                                        ------------  -----------
    Total shareholders' equity (deficit)..............................................     (166,892)    (162,385)
Commitments and contingencies.........................................................           --           --
                                                                                        ------------  -----------
    Total liabilities and shareholders' equity........................................   $  796,786    $ 782,120
                                                                                        ------------  -----------
                                                                                        ------------  -----------

        The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                           TWENTY-SIX WEEKS ENDED
                                                                                           -----------------------
                                                                                            JUNE 29,     JUNE 28,
                                                                                              1996         1997
                                                                                           -----------  ----------
Operating Activities:
  Net earnings...........................................................................  $     2,612  $    5,688
  Depreciation and amortization..........................................................       23,791      28,889
  Debt accretion.........................................................................       12,252      11,434
  Changes in operating assets and liabilities:
    Accounts receivable..................................................................       29,994      23,954
    Inventory............................................................................      (33,293)     (7,878)
    Other current assets.................................................................       (1,052)     (1,119)
    Long-term receivables................................................................        8,457       2,624
    Income taxes.........................................................................       (5,239)        847
    Accounts payable.....................................................................       (4,625)    (33,027)
    Accrued expenses.....................................................................       (5,193)    (16,730)
    Deferred income and other long-term liabilities......................................      (26,361)    (30,864)
    Other, net...........................................................................         (700)     (5,280)
                                                                                           -----------  ----------
      Net cash provided (used) by operating activities...................................          643     (21,462)
Investing activities:
  Expenditures for property, plant and equipment.........................................      (20,384)    (17,184)
  Acquisitions...........................................................................      (19,718)     (5,753)
                                                                                           -----------  ----------
      Net cash used by investing activities..............................................      (40,102)    (22,937)
Financing activities:
  Proceeds from short-term debt..........................................................        9,224       3,831
  Repayment of short-term debt...........................................................      (12,235)     (6,407)
  Proceeds from long-term debt...........................................................      192,050      70,903
  Repayment of long-term debt............................................................     (146,602)    (25,679)
  Proceeds from Common Stock, net........................................................           25         806
                                                                                           -----------  ----------
      Net cash provided by financing activities..........................................       42,462      43,454
Effect of exchange rate changes on cash..................................................         (125)       (372)
                                                                                           -----------  ----------
Increase (decrease) in cash and cash equivalents.........................................        2,878      (1,317)
Cash and cash equivalents, beginning of period...........................................        7,262      15,500
                                                                                           -----------  ----------
Cash and cash equivalents, end of period.................................................  $    10,140  $   14,183
                                                                                           -----------  ----------
                                                                                           -----------  ----------

        The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

                     BELL & HOWELL COMPANY AND SUBSIDIARIES

             NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

    Bell & Howell Company is a holding company, the primary assets of which are all of the issued and outstanding shares of capital stock of Bell & Howell Operating Company. Bell & Howell Company conducts business through Bell & Howell Operating Company and has no operations of its own.

    The consolidated financial statements include the accounts of Bell & Howell Company and its subsidiaries (collectively the "Company") and have been prepared without independent audit, except for the balance sheet data as of December 28, 1996.

    In the opinion of the Company's management, the consolidated financial statements include all adjustments necessary to present fairly the information required to be set forth therein, and such adjustments are of a normal and recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The Company's management believes, however, that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the Consolidated Financial Statements and the notes thereto included in Bell & Howell Company's annual report for the year ended December 28, 1996.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

    NET EARNINGS PER COMMON SHARE. Net earnings per common share are determined by dividing net earnings by the weighted average number of common shares outstanding during the period. If dilutive, stock options are included as common stock equivalents.

    INVENTORY. The Company uses the last-in, first-out (LIFO) method of valuing the majority of its domestic inventory. Use of the LIFO method is predicated on a determination of inventory quantities and costs at the end of each fiscal year, and therefore interim determinations of LIFO inventory values and results of operations are by necessity based on management's estimates of expected year-end inventory quantities and costs. The excess of replacement cost over the LIFO values of inventory was $4,489 at December 28, 1996, and June 28, 1997.

NOTE 3--EXTRAORDINARY LOSSES

    The extraordinary losses of $972 ($1,519 pretax) in first half 1997 were comprised of the debt repurchase premium and write-off of unamortized debt issuance costs associated with the repurchase of $15,598 (accreted value) of the 11 1/2% Senior Discount Debentures and $2,100 of the 10 3/4% Senior Subordinated Notes, which were redeemed with proceeds from the Existing Credit Agreement.

    The extraordinary losses of $2,585 ($4,039 pretax) in first half 1996 were comprised of the debt repurchase premium and write-off of unamortized debt issuance costs associated with the repurchase of $34,158 (accreted value) of the 11 1/2% Senior Discount Debentures and $17,920 of the 10 3/4% Senior Subordinated Notes, which were redeemed with proceeds from the Existing Credit Agreement.

                                   EXHIBIT A

                                    PLAN OF
                         LIQUIDATION AND DISSOLUTION OF
                             BELL & HOWELL COMPANY


    This Plan of Liquidation and Dissolution (this "Plan") of Bell & Howell Company, a Delaware corporation (the "Holding Company"), is intended to accomplish the complete liquidation and dissolution of the Holding Company in accordance with the provisions of the Delaware General Corporation Law (the "DGCL") and the Internal Revenue Code of 1986, as amended (the "Code"), in substantially the following manner:



    1. DEFINITION OF PLAN AND EFFECTIVE DATE. (a) The Board of Directors of the Holding Company has adopted this Plan, pursuant to which it is proposed that the Holding Company (i) shall transfer substantially all of its assets to Bell & Howell Operating Company, a Delaware corporation ("BHOC"), in exchange for a number of newly-issued shares of common stock of BHOC equal to the number of shares of common stock of the Holding Company issued and outstanding on the date of such exchange, and thereafter (ii) shall liquidate and distribute all of its assets to the holders (the "Stockholders") of the outstanding shares of the Common Stock, par value $.001 per share, of the Holding Company (the "Holding Company Common Stock"). The Board of Directors has authorized the Holding Company to notify the Stockholders of the terms of this Plan, and solicit the consent of those individuals who were Stockholders at the close of business on October 8, 1997 (the "Record Date"), in favor of this Plan.



    (b) This Plan shall be deemed to be adopted immediately upon its approval and adoption by the consent of holders of a majority of the shares of Holding Company Common Stock entitled to vote thereon. Notwithstanding the preceding sentence, the Holding Company shall not be deemed to have been liquidated or dissolved for any purpose until a certificate of dissolution is filed on behalf of the Holding Company with the Delaware Secretary of State and becomes effective in accordance with the DGCL (the "Effective Date").



    (c) Prior to the Plan's implementation, the Holding Company shall redeem its 11 1/2% Series B Senior Discount Debentures due 2005.



    2. CESSATION OF BUSINESS ACTIVITIES. After the Effective Date, the Holding Company shall not engage in any business activities except for the purpose of preserving the value of its assets, prosecuting and defending suits (whether civil, criminal or administrative) by or against the Holding Company, settling and closing its business, disposing of and conveying its property, discharging its liabilities and distributing to its stockholders any remaining assets. The directors in office and, at their pleasure, the officers of the Holding Company in office on the Effective Date shall continue in office solely for these purposes and as otherwise provided in this Plan.



    3. LIQUIDATION OF ASSETS. Except as provided in Section 4 hereof, on such date as is determined by the officers of the Holding Company (the "Liquidation Date"), the Holding Company shall distribute to all of the Stockholders as of such date, all of the Holding Company's property and assets, which at the time shall consist of shares of common stock of BHOC (the "BHOC Stock"), together with any dividends or other distributions theretofore paid on the BHOC Stock (together, the "Assets"), in the manner hereafter set forth hereof as the Board of Directors deems expedient and in the best interests of the Holding Company and the Stockholders. As part of the liquidation of the Assets, the Holding Company shall pay, or make provision for the payment of, all accounts payable, debts and claims owing by it, and shall collect, or make provision for the collection of, all accounts receivable, debts and claims owing to it.



    4. RESERVE FUND. Prior to making any distributions to the Stockholders, the Holding Company shall pay or provide for or, if and to the extent deemed necessary or appropriate by the Board of Directors, make reasonable provision to set aside a reserve fund (the "Reserve Fund") from the Assets to pay all known or ascertainable claims, obligations and liabilities of the Holding Company and the expenses of its liquidation and dissolution provided for in this Plan, including all contingent, conditional or unmatured claims, obligations and liabilities of the Holding Company, and shall make such provision, as determined by the Board of Directors, as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Holding Company or that have not arisen, but that, based on facts known to the Holding Company, are likely to arise or to become known to the Holding Company prior to the expiration of applicable statutes of limitation or ten years, whichever is less. Following the payment, satisfaction or other resolution of such claims, obligations and liabilities, any Assets remaining in the Reserve Fund shall be distributed as hereafter provided.



    5. LIQUIDATION DISTRIBUTIONS. The Assets will be distributed to the Stockholders pro rata among the Stockholders as of the Liquidation Date (i) on the Liquidation Date (the "Initial Distribution") and (ii) with respect to Assets committed to the Reserve Fund, as soon as practicable after the Assets become available for distribution to the Stockholders (the "Final Distribution"). If no Reserve Fund is created, then the Initial Distribution shall also be the Final Distribution.



    6. CANCELLATION OF CAPITAL STOCK. The distributions to the Holding Company's Stockholders pursuant to Section 5 hereof shall be in complete redemption and cancellation of all of the outstanding Holding Company Common Stock. As a condition to the receipt of any distribution under this Plan, the Board of Directors may require Stockholders to surrender their certificates evidencing Holding Company Common Stock to the Holding Company or its agent for recording thereon receipt of distributions and to surrender such certificates for cancellation upon receipt of the Initial Distribution. If a Stockholder's certificate for shares of Holding Company Common Stock has been lost, stolen or destroyed, as a condition to the receipt of any distribution, such Stockholder may be required to furnish to the Holding Company satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other security or indemnity reasonably satisfactory to the Holding Company.



    7. RESTRICTIONS ON TRANSFER OF SHARES. The Holding Company will close its stock transfer books and discontinue recording transfers of Holding Company Common Stock and options to purchase Holding Company Common Stock at the close of business on the Liquidation Date, and as a result thereof certificates representing Holding Company Common Stock shall not be assignable or transferable on the books of the Holding Company except by will, intestate succession or operation of law. The proportionate interests of all of the Stockholders of the Holding Company shall be fixed on the basis of their respective holdings at the close of business on the Liquidation Date, and, after the Liquidation Date, any distributions made by the Holding Company shall be made solely to the Stockholders of record at the close of business on the Liquidation Date except as may be necessary to reflect subsequent transfers recorded on the books of the Holding Company as a result of any assignments by will, intestate succession or operation of law.



    8. POWER OF BOARD OF DIRECTORS AND OFFICERS. The Board of Directors and, if authorized by the directors, the officers of the Holding Company, shall have authority to do or authorize any and all acts and things provided for in this Plan and any and all further acts and things as they may consider desirable to carry out the purposes of this Plan, including the execution and filing of all such certificates, documents, information returns, tax returns and other documents which may be necessary or appropriate to implement this Plan. The directors may authorize such variations from or amendments to the provisions of this Plan as may be necessary or appropriate to effectuate the complete liquidation, dissolution and termination of existence of the Holding Company and the distribution of its assets to the Stockholders in accordance with the laws of the State of Delaware. The death, resignation or other disability of any director or officer of the Holding Company shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining directors, or, if there be none, the surviving or remaining officers, shall have authority to fill the vacancy or vacancies created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in this Plan.

    After the Effective Date, the Board of Directors shall continue to act as a Board of Directors and shall have full power to wind up and settle the Holding Company's affairs. The powers and duties of the directors and, if authorized by the Board of Directors, the officers of the Holding Company shall include, but are not limited to, the following acts in the name and on behalf of the Holding
Company: (a) to elect officers and to employ agents and attorneys to liquidate or wind up its affairs; (b) to continue the conduct of the business of the Holding Company to the extent permitted by the DGCL; (c) to carry out contracts and collect, pay, compromise and settle debts and claims for or against the Holding Company; (d) to defend suits brought against the Holding Company; (e) to sue in the name of the Holding Company for all sums due or owing to the Holding Company or to recover any of its property; and (f) in general, to make contracts and to do any and all things in the name of the Holding Company which may be proper or convenient for the purposes of winding up, settling and liquidating the affairs of the Holding Company.


    9. LIQUIDATING TRUST. If advisable for any reason to complete the liquidation and distribution of the Holding Company's assets to the Stockholders, the Board of Directors or officers may at any time transfer to a trust (the "Trust") the remaining assets of the Holding Company. The Trust thereupon shall succeed to all of the then remaining assets of the Holding Company, including the Reserve Fund, and any remaining liabilities and obligations of the Holding Company. The sole purposes of the Trust shall be to prosecute and defend suits by or against the Holding Company, to settle and close the business of the Holding Company, to dispose of and convey the assets of the Holding Company, to satisfy the remaining liabilities and obligations of the Holding Company and to distribute the remaining assets of the Holding Company to the Stockholders as provided herein. The Board of Directors may appoint one or more individuals or corporate persons to act as trustee or trustees of the Trust and to cause the Holding Company to enter into a liquidating trust agreement with such trustee or trustees on such terms and conditions as the Board of Directors determines.


    11. TAX TREATMENT. The Holding Company intends and, by their approval of the Plan, the Stockholders agree, that the exchange of the Holding Company's assets for newly-issued shares of BHOC Stock, followed by the liquidation of the Holding Company, shall be treated for federal (and any applicable state) income tax purposes as a reorganization of the Holding Company under the provisions of
Section 368(a)(1)(D) of the Code.


    12. INDEMNIFICATION. The Holding Company shall continue to indemnify its officers, directors, employees and agents in accordance with its certificate of incorporation, bylaws and any contractual arrangements as therein provided, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Holding Company. The Board of Directors and the trustees of any Trust are authorized to obtain and maintain insurance as may be necessary to cover the Holding Company's indemnification obligations.


    13. DISSOLUTION. At the direction of the Board of Directors, and upon the taking of all acts required to be taken under the DGCL, the appropriate officers of the Holding Company shall execute, acknowledge and file a certificate of dissolution of the Holding Company in accordance with Section 275 of the DGCL, thereby terminating the corporate existence of the Holding Company.

    14. AMENDMENT. Notwithstanding the adoption of this Plan by the Stockholders, the Board of Directors may modify or amend this Plan and, prior to the filing of a certificate of dissolution with the Secretary of State of the State of Delaware, may abandon this Plan, in each case without further action by the Holding Company's Stockholders, to the extent permitted by the DGCL.

    15. COSTS. The Board of Directors is authorized, empowered and directed to pay all fees and expenses of persons rendering services to the Holding Company in connection with the implementation of this Plan.

PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "Delaware GCL") provides that a Delaware corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter to which such person shall have been adjudged liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Article Tenth of the Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation") provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (hereinafter, an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware GCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, finds, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

    The right to indemnification shall include the right to be paid by the Company for the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter, an "advancement of expenses"); provided, however, that, if the Delaware GCL requires an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity) in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan shall be made only upon delivery to the Company of an undertaking (hereinafter, an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses.

    The rights to indemnification and to the advancement of expenses shall be contract rights. If a claim for indemnification is not paid in full by the Company, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and, if successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, shall be on the Company.

    Article Tenth further provides that the rights to indemnification and to the advancement of expenses conferred in the Certificate of Incorporation shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware GCL. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Company or to any person serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of the Certificate of Incorporation with respect to the indemnification and advancement of expenses of directors and officers of the Company.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits for Bell & Howell Company and Bell & Howell Operating Company.


 EXHIBIT
   NO.                                                 DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------
    +3.1   Amendment to Certificate of Incorporation of Bell & Howell Company, as amended, Registration No.
             33-59994.

    +3.2   By-laws of Bell & Howell Company is incorporated herein by reference to Exhibit 3.2 to Bell & Howell
             Company's Registration Statement on Form S-1 as amended, Registration No. 33-63556.

     5.1   Opinion of McDermott, Will & Emery

   +10.1   Certificate of Designation for the $121.33 Intercompany Preferred Stock of Bell & Howell Operating
             Company is incorporated herein by reference to Exhibit 4.5 to bell & Howell Operating Company's
             Registration Statement on Form S-1, as amended, Registration No. 33-63556.

   +10.2   Amended and Restated Profit Sharing Retirement Plan is incorporated herein by reference to Exhibit
             10.1 to Bell & Howell Operating Company's Registration Statement on Form S-1, as amended,
             Registration No. 33-63556.

   +10.3   Amended and Restated Replacement Benefit Plan is incorporated herein by reference to Exhibit 10.4 to
             Bell & Howell Operating Company's Registration Statement on Form S-1, as amended, Registration No.
             33-63556

   +10.4   Supplemental Retirement Plan is incorporated herein by reference to Exhibit 10.3 to Bell & Howell
             Operating Company's Registration Statement on Form S-1, as amended, Registration No. 33-63556

 EXHIBIT
   NO.                                                 DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------
   +10.5   Management Incentive Bonus Plan is incorporated herein by reference to Exhibit 10.5 to Bell & Howell
             Operating Company's Registration Statement on Form S-1, as amended, Registration No. 33-63556

   +10.6   Long Term Incentive Plan II, 1993-1996, is incorporated herein by reference to Exhibit to Bell &
             Howell Operating Company's Registration Statement on Form S-1, as amended, Registration No.
             33-89992

   +10.7   Deferred Benefit Trust is incorporated herein by reference to Exhibit 10.10 to Bell & Howell
             Operating Company's Registration Statement on Form S-1, as amended, Registration No. 33-63556

   +10.8   Employment Agreement with William J. White dated as of March 23, 1990 is incorporated herein by reference to Exhibit 10.11 to Bell & Howell Operating Company's Registration Statement on Form
             S-1, as amended, Registration No. 33-63556

   +10.9   Shareholders Agreement dated May 10, 1988, as amended, among certain Management Stockholders (as defined therein) and Investor Shareholders (as defined therein) is incorporated herein by reference to Exhibit 10.17 to Bell & Howell Company's Registration Statement on Form S-1, as
             amended, Registration No. 33-59994

   +10.10  Registration Rights Agreement dated as of May 10, 1988 by and among Bell & Howell Group, Inc. and each of the Purchasers referred to therein is incorporated herein by reference to Exhibit 10.1 to
             Bell & Howell Operating Company's Registration Statement on Form S-1, as amended, Registration No.
             33-63556

    10.11  Revolving Credit Agreement, dated as of September 22, 1997, among Bell & Howell Operating Company, the Lenders listed therein and Bankers Trust Company, as Agent

   +10.12  Supplement to Fourth Amendment to the Shareholders Agreement dated May 10, 1988, as amended, among certain Management Stockholders (as defined therein) and Investor Shareholders (as defined therein) Registration Statement on Form S-1, as amended, Registration No. 33-89992

   +10.13  Receivables Purchase Agreement dated May 1, 1996, between Bell & Howell Acceptance Corporation and the First National Bank of Chicago, Registration No. 33-59994

   +11.1   Computation of Earnings (Loss) per Common Share, incorporated herein by reference to Bell & Howell
             Company's Registration Statement on Form S-1, as amended, Registration No. 333-33123

   +21.1   Subsidiaries of Bell & Howell Company, incorporated herein by reference to Bell & Howell Company's
             Registration Statement on Form S-1, as amended, Registration No. 333-33123

    23.1   Consent of McDermott, Will & Emery (included in Exhibit 5.1)

    23.2   Consent of KPMG Peat Marwick LLP

   +24.1   Powers of Attorney

    99.1   Consent card with respect to the Plan.


------------------------


 + Previously filed.


(b) Financial Schedules.

ITEM 22.  UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other Items of the applicable form.

    The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415(Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) as asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 7th day of October 1997.


                                BELL & HOWELL OPERATING COMPANY

                                By:           /s/ STUART T. LIEBERMAN
                                     -----------------------------------------
                                                Stuart T. Lieberman
                                         VICE PRESIDENT, CONTROLLER, CHIEF
                                                 ACCOUNTING OFFICER


    Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on October 7, 1997.


          SIGNATURE                       TITLE
------------------------------  --------------------------

     /s/ WILLIAM J. WHITE
------------------------------  Chairman of the Board
       William J. White

     /s/ JAMES P. ROEMER
------------------------------  President, Chief Executive
       James P. Roemer            Officer and Director

    /s/ NILS A. JOHANSSON       Executive Vice President,
------------------------------    Chief Financial Officer
      Nils A. Johansson           and Director

                                Vice President,
   /s/ STUART T. LIEBERMAN        Controller, Chief
------------------------------    Accounting Officer and
     Stuart T. Lieberman          Director